AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 11, 1995
                                                  REGISTRATION NO. 33-------
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                  FORM S-4
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                            SUNTRUST BANKS, INC.
           (Exact name of registrant as specified in its charter)

          Georgia                      6022                58-1575035
(State or other jurisdiction    (Primary Standard        (I.R.S. Employer
     of incorpration or      Industrial Classification  Identification No.)
        organization               Code Number)
                               25 Park Place, N.E.
                             Atlanta, Georgia  30303
                                  404-588-7711
 (Address, including zip code, and telephone number,including area code, of registrant's principal executive offices)

                             Raymond D. Fortin
                            Senior Vice President
                            SunTrust Banks, Inc.
                             25 Park Place, N.E.
                           Atlanta, Georgia  30303
                                404-588-7165
          (Name, address, including zip code, and telephone number
                 including area code, of agent for service)

                                 Copies to:
L. Kinder Cannon III, Esq.             G. Bruce Douglas
Holland & Knight                       Chairman of the Board
50 North Laura Street                  Ponte Vedra Banking Corporation
Jacksonville, Florida 32202            100 Sawgrass Corners Drive
(813) 224-9255                         Ponte Vedra Beach, Florida 32082
      Approximate date of commencement of proposed sale to the public: The date of mailing the Proxy Statement - Prospectus to the shareholders of
                             Peoples State Bank.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
              Act of 1933, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE
                                     Proposed    Proposed
                         Amount to    maximum     maximum
Title of each class of      be       offering    aggregate   Amount of
   securities to be     registered(  price per   offering   registration
      registered            1)       share(2)    price(2)       fee
Common Stock, $1.00 par
value per share.......  154,539       $10.14    $6,480,677       $2,235

(1)Maximum number of shares which may be issued by Registrant under its Agreements in connection with the acquisition of Ponte Vedra Banking Corporation assuming that the market price per share of Registrants common stock is $55.
(2)Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(f)(2), under the Securities Act of 1933, as amended (the "Securities Act"), the offering price is based on the book value of Peoples State Bank common stock as of December 31, 1994. There were 437,508 shares, assuming the exercise of all options, of issued and outstanding common stock of Peoples State Bank on that date, having an aggregate book value of $6,480,677.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            SUNTRUST BANKS, INC.
                          CROSS REFERENCE SHEET

Item Number   Caption                       Heading in Prospectus

A. Information About the Transaction

  1. Forepart of Registration Statement and  OutsideOutside Front Cover
     Front Cover Page of Prospectus          Page; Facing Page

  2. Inside Front and Outside Back Cover     Available Information;
     Pages of Prospectus                     Incorporation of Certain
                                             Documents by Reference;
                                             Table of Contents

  3. Risk Factors, Ratio of Earnings to      Summary; SunTrust and Ponte
     Fixed Charges and Other Information     Vedra Selected Financial Data

  4. Terms of the Transaction                Summary; The Merger; Comparison
                                             of Rights of Ponte Vedra and
                                             SunTrust Shareholders; Exhibit A

  5. Pro Forma Financial Information         Summary

  6. Material Contacts with the Company      The Merger
     Being Acquired

  7. Additional Information Required for     *
     Reoffering by Persons and Parties
     Deemed to be Underwriters

  8. Interests of Named Experts and Counsel  Legal Opinion, Relationships
                                             with Independent Public
                                             Accountants and Experts

  9. Disclosure of Commission Position on    *
     Indemnification for Securities Act
     Liabilities

B. Information About the Registrant

  10. Information with Respect to S-3        Incorporation of Certain Documents
      Registrants                            by Reference; Summary - The
                                             Parties

  11. Incorporation of Certain Information   Incorporation of Certain
      by Reference                           Documents by Reference

  12. Information with Respect to S-2 or     *
      S-3 Registrants

  13. Incorporation of Certain Information   *
      by Reference

  14. Information with Respect to Registrants *
      Other than S-2 or S-3 Registrants

C. Information About the Company Being Acquired

  15. Information with Respect to S-3         *
      Companies

  16. Information with Respect to S-2 or S-3  *
      Companies

  17. Information with Respect to Companies   Summary - The Parties;
      Other than S-2 or S-3 Companies         Business of PonteVedra

D. Voting and Management Information

  18. Information if Proxies, Consents or     Incorporation of Certain
      Authorizations Are to be Solicited      Documents by Reference; Summary;
                                              Information Concerning The
                                              Meeting; The Merger; Comparison
                                              of Rights of Ponte Vedra and
                                              SunTrust Shareholders

  19. Information if Proxies, Consents or     *
      Authorizations Are Not to be Solicited,
      or in an Exchange Offer

*  Inapplicable, not required or none.

October 16, 1995


Dear Fellow Shareholder:

     We are pleased to enclose information relating to a Special Meeting of Shareholders (the "Meeting") of Ponte Vedra Banking Corporation ("Ponte Vedra") to be held at the Sawgrass Office of Ponte Vedra, 100 Sawgrass Corners Drive, Ponte Vedra Beach, St. Johns County, Florida 32082, at 5:30 p.m. local time on November 14, 1995.

     At the Meeting, you will be asked to consider and vote upon the adoption of an Agreement and Plan of Reorganization, dated as of August 31, 1995, by and between SunTrust Banks, Inc. ("SunTrust"), Sun Banks, Inc. ("Sun") and Ponte Vedra and a related Plan and Agreement of Merger between Sun and Ponte Vedra (collectively the "Agreements"). The Agreements provide for the conversion of each outstanding share of the $1.00 par value common stock of Ponte Vedra ("Ponte Vedra Common Stock"), in accordance with the election by each Ponte Vedra shareholder, into the Merger Consideration. The Merger Consideration shall mean one of the following: (a) cash in the amount of $17.50 (the "Cash Consideration"); (b) the number of shares of SunTrust Common Stock having a value of $17.50 based on the Average Market Price (the "Stock Consideration"); or (c) a combination of Cash Consideration and Stock Consideration as described below. Average Market Price shall mean the average of the closing prices per share of SunTrust Common Stock as reported on the composite transactions tape of the New York Stock Exchange for each of the ten consecutive trading days ending on and including the trading day which is three (3) business days prior to the Effective Date. The number of shares of Ponte Vedra Common Stock to be converted into the right to receive Cash Consideration shall not be less than 22% of the number of shares of Ponte Vedra Common Stock outstanding immediately prior to the Effective Time (the "Minimum Cash Consideration Number") and shall not be greater than 50% of the number of shares of Ponte Vedra Common Stock outstanding immediately prior to the Effective Time (the "Maximum Cash Consideration Number"). The number of shares of Ponte Vedra Common Stock to be converted into the right to receive Stock Consideration shall be not less than 50% of the number of shares of Ponte Vedra Common Stock outstanding immediately prior to the Effective Time (the "Minimum Stock Consideration Number") and not greater than 78% of the number of shares of Ponte Vedra Common Stock outstanding immediately prior to the Effective Time (the "Maximum Stock Consideration Number"). SunTrust may adjust such elections on a pro rata basis so that the Maximum Cash Consideration Number and the Maximum Stock Consideration Number are not exceeded. All combination elections shall be seventy-eight percent Stock Consideration and twenty-two percent Cash Consideration.

     The Agreements provide for the merger of Ponte Vedra with and into Sun. The foregoing proposed transaction and events are hereinafter referred to as the "Transaction". It is anticipated that after the Transaction is consummated, Ponte Vedra National Bank will be merged with and into SunTrust Bank/North Florida, N.A., which will operate as a wholly owned subsidiary of Sun.

     Approval of the Transaction requires the affirmative vote of holders of 66-2/3% of the outstanding shares of Ponte Vedra Common Stock as of the record date.

     The Board of Directors of Ponte Vedra has approved the Agreements and believes that the Transaction is fair to and is in the best interests of Ponte Vedra and its shareholders and unanimously recommends that you vote FOR the approval and ratification of the Agreements and the Transaction.

     The receipt of SunTrust Common Stock by Ponte Vedra shareholders is not expected to result in the recognition of gain or loss for federal income tax purposes. Gain or loss may, however, be recognized for federal income tax purposes with respect to any Cash Consideration received or with regard to any cash received in lieu of fractional shares or upon the exercise of dissenters' rights. You should consult with your own tax adviser.

     The enclosed Proxy Statement-Prospectus and the accompanying 1994 SunTrust Annual Report provides information regarding the Transaction, as well as information regarding Ponte Vedra and SunTrust. You should carefully review and consider all of this information.

     Shareholders are entitled to vote all of the shares of Ponte Vedra Common Stock held of record by them on October 12, 1995, the record date for the Meeting.

     We urge you to consider carefully these important matters, which are described in the attached Proxy Statement-Prospectus. In order to ensure that your vote is represented at the Meeting, please mark, sign, date and mail the proxy card in the enclosed envelope. Please return the proxy even if you plan to attend the Meeting. If you attend the Meeting, you will have the opportunity to withdraw your proxy and vote in person if you choose to do so.

     You should not send in your stock certificates until you receive the appropriate letter of transmittal form and instructions.

     On behalf of the Board of Directors, I urge you to vote FOR approval of the Agreements and the Transaction.

     We look forward to seeing you at the Meeting.

G. Bruce Douglas                   Guy N. Nix, Jr.
Chairman                           Chairman
Ponte Vedra Banking Corporation    Ponte Vedra National Bank

                       PONTE VEDRA BANKING CORPORATION
                         100 Sawgrass Corners Drive
                      Ponte Vedra Beach, Florida  32082

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON NOVEMBER 14, 1995


     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Ponte Vedra Banking Corporation ("Ponte Vedra") will be held at 5:30 p.m., local time, on November 14, 1995, at Ponte Vedra, 100 Sawgrass Corners Drive, Ponte Vedra Beach, Florida 32082, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreements and the Transaction as described in the attached Proxy Statement-Prospectus. A copy of the Agreements are included in the attached Proxy Statement-Prospectus as Exhibit A.

     2. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     The Board of Directors of Ponte Vedra has fixed October 12, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournment or adjournments thereof and, accordingly, only shareholders of record of Ponte Vedra Common Stock at the close of business on that date will be entitled to notice of and to vote at the Meeting or any adjournment or adjournments thereof.

     Any shareholder of Ponte Vedra shall have the right to dissent from the Transaction and receive payment in cash of the fair value for his or her shares of Ponte Vedra Common Stock upon compliance with the procedures set forth in Florida Statutes Sections 607.1301, 607.1302 and 607.1320, a copy of which is attached hereto as Exhibit B. Dissenting shareholders will be entitled to payment in cash of the fair value of only those shares which are voted against the Transaction or as to which the shareholder has given written notice to Ponte Vedra that the shareholder dissents from the Transaction in accordance with the procedures set forth in the accompanying Proxy Statement-Prospectus.

                                   By Order of the Board of Directors of
                                   Ponte Vedra Banking Corporation


THE BOARD OF DIRECTORS OF PONTE VEDRA UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF PONTE VEDRA COMMON STOCK VOTE TO APPROVE THE PROPOSAL.

SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A SHAREHOLDER RECEIVES MORE THAN ONE PROXY BECAUSE HE OR SHE OWNS SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE COMPLETED AND RETURNED. YOUR COOPERATION WILL BE APPRECIATED. YOUR PROXY WILL BE VOTED WITH RESPECT TO THE MATTERS IDENTIFIED THEREON IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY AND IF NO SPECIFICATION IS MADE YOUR PROXY WILL BE VOTED FOR ADOPTION OF THE AGREEMENTS AND THE TRANSACTION.

                             PROXY STATEMENT OF
                       PONTE VEDRA BANKING CORPORATION
                   FOR THE SPECIAL MEETING OF SHAREHOLDERS
                     OF PONTE VEDRA BANKING CORPORATION
                       TO BE HELD ON NOVEMBER 14, 1995

                                 PROSPECTUS
                                     OF
                            SUNTRUST BANKS, INC.
                                Common Stock

     This Proxy Statement-Prospectus is being furnished to the holders of shares ("Ponte Vedra Shareholders") of Common Stock, $1.00 par value ("Ponte Vedra Common Stock"), of PONTE VEDRA BANKING CORPORATION, a Florida corporation ("Ponte Vedra"), in connection with the solicitation of proxies by the Board of Directors of Ponte Vedra for use at the Special Meeting of Shareholders (the "Meeting") to be held on November 14, 1995, at the main office of Ponte Vedra, 100 Sawgrass Corners Drive, Ponte Vedra Beach, Florida 32082, and at any adjournments or postponements thereof. This Proxy Statement-Prospectus also constitutes a prospectus of SunTrust Banks, Inc. ("SunTrust"), relating to 154,539 shares of SunTrust Common Stock, par value $1.00 per share ("SunTrust Common Stock"). At the Meeting, you will be asked to consider and vote upon the adoption of an Agreement and Plan of Reorganization, dated as of August 31, 1995, by and between SunTrust and Ponte Vedra and a related Plan and Agreement of Merger between Sun Bank, Inc. ("Sun Bank") and Ponte Vedra (collectively the "Agreements"). The Agreements provide for the conversion of each outstanding share of Ponte Vedra Common Stock, in accordance with the election by each Ponte Vedra Shareholder, into the Merger Consideration. The Merger Consideration shall mean one of the following: (a) cash in the amount of $17.50 (the "Cash Consideration"); (b) the number of shares of SunTrust Common Stock having a value of $17.50 based on the Average Market Price (the "Stock Consideration"), or (c) a combination of Cash Consideration and Stock Consideration as described below. Average Market Price shall mean the average of the closing prices per share of SunTrust Common Stock as reported on the composite transactions tape of the New York Stock Exchange for each of the ten consecutive trading days ending on and including the trading day which is three (3) business days prior to the Effective Date. The number of shares of Ponte Vedra Common Stock to be converted into the right to receive Cash Consideration shall be not less than 22% of the number of shares of Ponte Vedra Common Stock outstanding immediately prior to the Effective Time (the "Minimum Cash Consideration Number") and not greater than 50% of the number of shares of Ponte Vedra Common Stock outstanding immediately prior to the Effective Time (the "Maximum Cash Consideration Number"). The number of shares of Ponte Vedra Common Stock to be converted into the right to receive Stock Consideration shall be not less than 50% of the number of shares of Ponte Vedra Common Stock outstanding immediately prior to the Effective Time (the "Minimum Stock Consideration Number") and not greater than 78% of the number of shares of Ponte Vedra Common Stock outstanding immediately prior to the Effective Time (the "Maximum Stock Consideration Number"). SunTrust may adjust such elections on a pro rata basis so that the Maximum Cash Election Number and the Maximum Stock Election Number are not exceeded. All combination elections shall be seventy-eight percent SunTrust Common Stock and twenty-two percent Cash Consideration. The foregoing proposed transaction and events are hereinafter referred to as the "Transaction" or the "Merger". It is anticipated that following the Transaction, Ponte Vedra National Bank will be merged with and into SunTrust Bank/North Florida, N.A.

   Any shareholder of Ponte Vedra shall have the right to dissent from the Transaction and receive payment in cash of the fair value for his or her shares of Ponte Vedra Common Stock upon compliance with the procedures set forth in Florida Statutes Section 607.1301, 607.1302 and 607.1320, a copy of which is attached hereto as Exhibit B. Dissenting shareholders will be entitled to payment in cash of the fair value of only those shares which are voted against the Transaction or as to which the shareholder has given written notice to Ponte Vedra that the shareholder dissents from the Transaction.

   The outstanding shares of SunTrust Common Stock are, and the shares offered hereby will be, listed on The New York Stock Exchange ("NYSE"). The last reported sale price of SunTrust Common Stock as reported on the NYSE Composite Transactions Tape on __________________, 1995 was $__________ per
share.

   This Proxy Statement-Prospectus and the enclosed proxy are first being mailed to Ponte Vedra Shareholders on or about October 16, 1995 in connection with the solicitation of proxies for the Meeting.

   THE SHARES OF SUNTRUST COMMON STOCK TO BE ISSUED UNDER THE AGREEMENTS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THE SHARES OF SUNTRUST COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this Proxy Statement-Prospectus is October 16, 1995.

                              TABLE OF CONTENTS

                                                                       Page

Available Information .............................................
Incorporation of Certain Documents by Reference ...................
Documents Delivered with This Proxy Statement-Prospectus ..........
Summary ...........................................................
   The Parties to the Transaction .................................
   The Meeting, Record Date and Vote Required .....................
   The Merger .....................................................
   Market Prices of SunTrust and Ponte Vedra Common Stock .........
   Pro Forma Equivalent Per Common Share Data .....................
   SunTrust Selected Financial Data ...............................
   Ponte Vedra Selected Financial Data ............................
Information Concerning the Meeting ................................
   The Meeting ....................................................
   Vote Required ..................................................
The Merger ........................................................
   General ........................................................
   Exchange of Certificates Representing Ponte Vedra Common Stock..
   Background of the Merger .......................................
   Reasons for the Merger; Board of Directors Recommendation ......
   Fairness Opinion ...............................................
   Covenants; Conditions; Representations and Warranties;
     Amendment and Termination ....................................
   Interests of Certain Persons in the Merger .....................
   Beneficial Ownership of Ponte Vedra Common Stock ...............
   Directors of Ponte Vedra .......................................
   Resales of SunTrust Common Stock ...............................
   Regulatory Approvals ...........................................
   Certain Federal Income Tax Consequences ........................
   Expenses .......................................................
   Accounting Treatment ...........................................
   NYSE Listing ...................................................
Business of SunTrust ..............................................
Business of Ponte Vedra ...........................................
Comparison of Rights of Ponte Vedra and SunTrust Shareholders .....
   Changes in Control .............................................
   Anti-Takeover Statutes .........................................
   Amendment of Articles of Incorporation .........................
   Certain Voting Rights ..........................................
   Dividends ......................................................
   Board of Directors .............................................
Rights of Dissenting Shareholders .................................
Description of Ponte Vedra Capital Stock ..........................
Description of SunTrust Capital Stock .............................
   SunTrust Common Stock ..........................................
   SunTrust Provisions Relating to Certain Business Combinations ..
Certain Regulatory Considerations Relating to SunTrust ............
   General ........................................................
   Payment of Dividends and Other Restrictions ....................
   Capital Adequacy ...............................................
   Support of Subsidiary Banks and Other ..........................
Legal Opinion .....................................................
Relationships with Independent Public Accountants and Experts .....
EXHIBIT A - Agreement and Plan of Reorganization ..................    A-1
EXHIBIT B - Dissenters Rights Statute .............................    B-1
EXHIBIT C - Opinion of Allen C. Ewing & Co ........................    C-1

                            AVAILABLE INFORMATION

  SunTrust is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Ponte Vedra is also subject to the informational requirements of the Exchange Act. A Registration Statement on Form S-4 under the Securities Act of 1933, as amended, including this Proxy Statement-Prospectus, has been filed by SunTrust with the Commission with respect to the SunTrust Common Stock to be issued upon consummation of the Merger. For further information pertaining to the shares of SunTrust Common Stock to which this Proxy Statement-Prospectus relates, reference is made to such Registration Statement, including the Exhibits and Schedules filed as a part thereof. As permitted by the rules and regulations of the Commission, certain information included in the Registration Statement is omitted from this Proxy Statement-Prospectus. Copies of the Registration Statement as well as the reports, proxy statements and other information that SunTrust has filed with the Commission can be obtained from the Commission at prescribed rates by addressing a written request for such copies to the Public Reference Section of the Commission at Room 2120, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected and copied at the public reference facilities referred to above and at the regional offices of the Commission at: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and New York Regional Office, 75 Park Place, New York, New York 10007. SunTrust Common Stock is listed on the NYSE and such reports, proxy statements and other information concerning SunTrust can be inspected at the office of the NYSE, 20 Broad Street, New York, New York 10005.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  This Proxy Statement-Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents relating to SunTrust (other than exhibits to such documents) are available without charge upon request. Requests for such copies should be directed to SunTrust Banks, Inc., 25 Park Place, N.E., Atlanta, Georgia 30303,
Attention: Raymond D. Fortin, Senior Vice President, Corporate Secretary, Telephone Number: (404) 588-7165. Such documents relating to Ponte Vedra (other than exhibits to such documents) are available without charge upon request directed to Ponte Vedra Banking Corporation, 100 Sawgrass Corners Drive, Ponte Vedra, Florida 32082. In order to ensure timely delivery of the documents, any request should be made at least five (5) days prior to the date of the Meeting of Shareholders.

  The following documents filed by SunTrust with the Commission under
Section 13 of the Exchange Act are hereby incorporated by reference into this Proxy Statement-Prospectus: (i) SunTrust's Annual Report on Form 10-K for the year ended December 31, 1994; (ii) SunTrust's Proxy Statement in connection with its 1995 Annual Shareholders' Meeting; (iii) SunTrust's Quarterly Report on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995; and (iv) the description of SunTrust's capital stock on pages 2 to 9 in Amendment No. 1, dated August 4, 1987, to its Registration of SunTrust capital stock on Form 8-B, dated June 10, 1985, filed under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description. SunTrust's File Number with the Commission is 1-8918.

  The following documents filed by Ponte Vedra with the Commission under
Section 15(d) of the Exchange Act are hereby incorporated by reference into this Proxy Statement-Prospectus: (i) Ponte Vedra's Annual Report on Form 10-KSB for the year ended December 31, 1994 and (ii) Ponte Vedra's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1995 and June 30, 1995.

  All documents filed by SunTrust or Ponte Vedra pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the Meeting are hereby incorporated by reference into this Proxy Statement-Prospectus and shall be deemed a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

          DOCUMENTS DELIVERED WITH THIS PROXY STATEMENT-PROSPECTUS

  This Proxy Statement-Prospectus is delivered together with SunTrust's Annual Report to Shareholders for the year ended December 31, 1994 ("1994 SunTrust Annual Report").

  No person is authorized to give any information or to make any representation not contained in this Proxy Statement-Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement-Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement-Prospectus, or the solicitation of a proxy, in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement-Prospectus or any distribution of the securities to which this Proxy Statement-Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of SunTrust or Ponte Vedra since the date of this Proxy Statement-Prospectus.

  This Proxy Statement-Prospectus does not relate to any resale of SunTrust Common Stock received by any person upon consummation of the Merger and no person is authorized to make any use of this Proxy Statement-Prospectus in connection with any such resale.

                                   SUMMARY


  Certain significant matters discussed in this Proxy Statement-Prospectus are summarized below. These summaries are not intended to be complete and are qualified in all respects by reference to the detailed information appearing elsewhere in this Proxy Statement-Prospectus. Shareholders are urged to review carefully the entire Proxy Statement-Prospectus (including the Appendices and other documents to which this Proxy Statement-Prospectus refers).

The Parties to the Transaction

  Ponte Vedra

  Ponte Vedra was incorporated under the laws of Florida effective October 4, 1988, primarily to serve as the holding company for a national banking association. On July 19, 1989, Ponte Vedra received the approval of the Board of Governors of the Federal Reserve System to use the proceeds of an offering to acquire 550,000 shares of common stock of Ponte Vedra National Bank (the "Bank") upon the opening of the Bank for business. The Bank received the final approval of the United States Offices of the Comptroller of the Currency ("OCC") and opened for business on December 18, 1989. The Bank is a community-oriented bank serving primarily individual consumers, professionals, service-oriented small businesses, and real estate developers. The Bank conducts a general commercial banking business, including the acceptance of deposits from and making of loans to individuals and small to medium-sized businesses. The Bank does not currently offer trust or permissible securities services.

  The Bank's Headquarters Office is located at 100 Sawgrass Corners Drive, Ponte Vedra Beach, St. Johns County, Florida 32082. The Bank has established three branches. The first was the Ponte Vedra Boulevard Office, at 282 Ponte Vedra Boulevard, Ponte Vedra Beach, St. Johns County, Florida 32082, which opened in August 1990 and was relocated to 3720 S. 3rd Street, Jacksonville Beach, Florida 32250, (the South Beach Office) in November of 1993. The second was the North Beach Office, at 363 Atlantic Boulevard, Suite 16, Atlantic Beach, Duval County, Florida 32233, which opened in January 1991. The third was the Jacksonville Beach Office, which opened in February 1993, at 100 North Third Street, Jacksonville Beach, Duval County, Florida 32250.

  SunTrust

  SunTrust is a regional bank holding company headquartered at 25 Park Place, N.E., Atlanta, Georgia 30303, telephone number (404) 588-7711. At June 30, 1995, SunTrust had consolidated total assets of $44.2 billion, consolidated loans of $30.1 billion, consolidated deposits of $31.7 billion, consolidated realized shareholders' equity of $3 billion and consolidated total shareholders' equity of $4 billion. SunTrust owns through wholly owned intermediary holding companies all the outstanding capital stock of 29 subsidiary banks that operate in Florida, Georgia, Tennessee and Alabama.

  SunTrust, through its subsidiary banks, conducts a broad range of commercial banking activities, including accepting demand, time and savings deposits, making both secured and unsecured business and consumer loans and leases, extending commercial lines of credit, issuing and servicing credit cards and certain other types of revolving credit accounts, providing commercial factoring services, cash management services, investment counseling, safe deposit services, personal and corporate trust and other fiduciary services and engaging in leasing, mortgage banking, correspondent banking, international banking, investment banking, trading in U.S. government securities and municipal bonds and underwriting certain types of general obligation municipal bonds.

  Sun Banks, Inc.

  Sun Banks, Inc. is a wholly owned subsidiary of SunTrust that owns all of the outstanding capital stock of SunTrust's Florida banking subsidiaries.

  Additional information about SunTrust and its subsidiaries is included in documents incorporated by reference in this Proxy Statement-Prospectus. See "Incorporation of Certain Documents by Reference."

  Consideration for Ponte Vedra Common Stock

  The Agreements provide for the conversion of each outstanding share of Ponte Vedra Common Stock, in accordance with the election by each Ponte Vedra Shareholder, into the Merger Consideration. The Merger Consideration shall mean one of the following: (a) cash in the amount of $17.50 (the "Cash Consideration"); (b) the number of shares of SunTrust Common Stock having a value of $17.50 based on the Average Market Price (the "Stock Consideration"), or (c) a combination of Cash Consideration and Stock Consideration as described below. Average Market Price shall mean the average of the closing prices per share of SunTrust Common Stock as reported on the composite transactions tape of the New York Stock Exchange for each of the ten consecutive trading days ending on and including the trading day which is three (3) business days prior to the Effective Date. The number of shares of Ponte Vedra Common Stock to be converted into the right to receive Cash Consideration shall not be less than 22% of the number of shares of Ponte Vedra Common Stock outstanding immediately prior to the Effective Time (the "Minimum Cash Consideration Number") and shall not be greater than 50% of the number of shares of Ponte Vedra Common Stock outstanding immediately prior to the Effective Time (the "Maximum Cash Consideration Number"). The number of shares of Ponte Vedra Common Stock to be converted into the right to receive Stock Consideration shall be not less than 50% of the number of shares of Ponte Vedra Common Stock outstanding immediately prior to the Effective Time (the "Minimum Stock Consideration Number") and not greater than 78% of the number of shares of Ponte Vedra Common Stock outstanding immediately prior to the Effective Time (the "Maximum Stock Consideration Number"). SunTrust may adjust such elections on a pro rata basis so that the Maximum Cash Election Number and the Maximum Stock Election Number are not exceeded. All combination elections shall be seventy-eight percent Stock Consideration and twenty-two percent Cash Consideration. Cash will be paid for shares, if any, with respect to which dissenters' rights shall have been perfected in accordance with the procedures set forth in Exhibit B hereof.

The Meeting, Record Date and Vote Required

  The Meeting is scheduled to be held at the main office of Ponte Vedra, 100
Sawgrass Corners Drive, Ponte Vedra Beach, St. Johns County, Florida   32082
on November 14, 1995, at 5:30 p.m., local time. The purpose of the Meeting is to consider and vote upon a proposal to approve the Agreements. Only holders of shares of Ponte Vedra Common Stock of record at the close of business on October 12, 1995, will be entitled to receive notice of and to vote at the Meeting. The affirmative vote of the holders of 66-2/3% of the shares outstanding on such date is required to adopt the Agreements. As of the record date, there were 639,120 shares of Ponte Vedra Common Stock outstanding and entitled to vote, with each share entitled to one vote. As of September 30, 1995, approximately 33.66% of the outstanding shares of Ponte Vedra Common Stock were beneficially owned by officers and directors of Ponte Vedra and their affiliates. Ponte Vedra has been advised that such directors and executive officers intend to vote their shares in favor of approval of the Agreements.

The Merger

  General

  The Agreements, a copy of which is attached as Exhibit A and incorporated by reference in the Proxy Statement-Prospectus, provide for the Merger of Ponte Vedra with and into Sun in accordance with the applicable provisions of the Florida Statutes. The separate existence of Ponte Vedra will cease following the Merger. It is anticipated that SunTrust Bank/North Florida, N.A., a wholly owned bank subsidiary of Sun Bank, thereafter will be merged with Ponte Vedra, with the surviving corporation being called SunTrust Bank/North Florida, N.A.

  Background of the Merger

  SunTrust and Ponte Vedra began preliminary discussions of a potential combination in early 1995, which discussions did not lead to an agreement at the time. Discussions resumed in June 1995 resulting in the execution of
the Agreements.   The Agreements were approved by the Ponte Vedra Board of
Directors on August 21, 1995 and by the Executive Committee of the SunTrust Board of Directors on August 8, 1995. See "The Merger - Background of the Merger."

  Board of Directors Recommendation

  The Board of Directors of Ponte Vedra voted to approve the Agreements and the Transaction as being in the best interests of Ponte Vedra and Ponte Vedra Shareholders and unanimously recommends that Ponte Vedra Shareholders vote FOR the adoption of the Agreements. In reaching its determination that the Merger is in the best interests of the Ponte Vedra Shareholders, the Board of Directors of Ponte Vedra considered a number of factors described under "The Merger - Reasons For the Merger; Board of Directors Recommendation."

  Opinion of Financial Advisor

  Allen C. Ewing & Co. ("Ewing") has advised Ponte Vedra's Board of Directors that in its opinion the Transaction is fair from a financial point of view to the shareholders of Ponte Vedra. The text of Ewing's opinion, dated September 26, 1995, which describes the procedures followed, assumptions made, limitations on the review taken, and other matters in connection with rendering such opinion is attached as Exhibit C to this Proxy Statement-Prospectus and should be read in its entirety by Ponte Vedra Shareholders. See "The Merger - Opinion of Financial Advisors."

  Covenants; Conditions; Amendment and Termination

  The respective obligations of the parties to consummate the Merger are subject to, among other things, the requisite vote of Ponte Vedra Shareholders approving the Agreements and the Transaction and compliance with certain regulatory requirements. Additional conditions to the obligations of SunTrust and Ponte Vedra to consummate the Merger are described under "The Merger - Covenants; Conditions; Representations and Warranties; Amendment and Termination." See "Information Concerning the Meeting - Vote Required" and "The Merger - Covenants; Conditions; Representations and Warranties; Amendment and Termination."

  The Agreements may be amended by agreement between Ponte Vedra and SunTrust, if approved by the Board of Directors of Ponte Vedra and SunTrust, except that no amendment may change the consideration to be received by Ponte Vedra Shareholders in the Merger after the Meeting unless approved by 66-2/3% of the Ponte Vedra Shareholders. The Agreements may be terminated by mutual agreement of SunTrust and Ponte Vedra and by either of them under certain circumstances described under "The Merger - Covenants; Conditions; Representations and Warranties; Amendment and Termination."

  Termination Fee

  Ponte Vedra has agreed that, if on or before July 31, 1996, (a) Ponte Vedra enters into a definitive agreement or consummates a transaction with any other person or group, other than SunTrust, with respect to (i) the sale of all or a substantial portion of the assets of Ponte Vedra; (ii) the sale of at least 50% of the then outstanding shares of Ponte Vedra's Common Stock; (iii) a merger involving Ponte Vedra, or (b) any person or group acquires beneficial ownership of at least 50% of the outstanding common stock of Ponte Vedra in one or more transactions that are supported, recommended or endorsed by the Board of Directors of Ponte Vedra, Ponte Vedra will pay SunTrust a $500,000 termination fee unless if the Agreements are terminated by Ponte Vedra as a result of a breach of the Agreements by SunTrust or by Ponte Vedra due to a denial of a required regulatory approval or failure of the Ponte Vedra Shareholders to adopt the Agreements, unless at the time of such termination Ponte Vedra is in material breach of the Agreements. The termination fee may discourage competing offers to the Merger and is intended by SunTrust to increase the likelihood that the Merger will be consummated. See "The Merger - Covenants; Conditions; Representations and Warranties; Termination Fee and No Solicitation Covenant."

  Interests of Certain Persons in the Merger

  Certain members of Ponte Vedra's management have certain interests in the Merger that are in addition to their interests as Ponte Vedra Shareholders generally. These include, among others, provisions in the Agreements relating to indemnification, certain payments, the liquidation of stock options and warrants and continuation of certain other employee benefits. See "The Merger - Interests of Certain Persons in the Merger."

  Regulatory or Other Legal Considerations

  Consummation of the Merger is subject to, and conditioned upon receipt of, all required regulatory approvals and expiration of all required waiting periods, including receipt of approvals from the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the OCC. On September 15, 1995, applications were submitted to the Federal Reserve and the OCC for permission to consummate the transactions contemplated by the Agreements.
As of the date hereof, the Federal Reserve and the OCC have not acted on the Merger. See "Merger - Conditions to the Merger, Regulatory Approvals."

  Effective Date

  The Effective Date is expected to occur in January 1996. See "The Merger - Conditions to the Merger; Regulatory Approvals."

  Certain Federal Income Tax Consequences

  SunTrust and Ponte Vedra anticipate that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the "Code") and that Ponte Vedra Shareholders will not recognize gain or loss for federal income tax purposes upon the conversion of Ponte Vedra Common Stock into SunTrust Common Stock (except with respect to any cash paid in lieu of fractional shares of SunTrust Common Stock). Consummation of the Merger is conditioned upon receipt by SunTrust and Ponte Vedra of an opinion of King & Spalding, tax counsel to SunTrust, to such effect. Gain or loss will, however, be recognized for federal income tax purposes with respect to any Cash Consideration received by Ponte Vedra Shareholders who receive solely cash in exchange for their Ponte Vedra Common Stock or cash payments made with respect to the exercise of any
dissenters' rights.    Ponte Vedra Shareholders who receive a combination of
SunTrust Common Stock and cash will recognize gain (but not any loss) with respect to each block of their shares of Ponte Vedra Common Stock in an amount not exceeding the cash allocable to such block of shares. All Ponte Vedra Shareholders are urged to consult their own tax advisors as to the specific consequences of the Transaction to them. See "The Merger - Certain Federal Income Tax Consequences."

  Comparison of Rights of Ponte Vedra and SunTrust Shareholders

  Ponte Vedra is a corporation organized under the Florida Business Corporation Act (the "FBCA"). SunTrust is a business corporation organized under the Georgia Business Corporation Code (the "GBCC"). Ponte Vedra Shareholders, whose rights as shareholders are currently governed by the FBCA and the Ponte Vedra Articles of Incorporation and By-laws, upon consummation of the Merger will become shareholders of SunTrust and their rights as SunTrust shareholders will be governed by the GBCC and the SunTrust Articles of Incorporation and By-laws. There are differences in the rights of holders of Ponte Vedra Common Stock and SunTrust Common Stock under such laws and governing documents. In addition, the SunTrust Articles of Incorporation and By-laws contain certain provisions intended to deter certain takeover attempts. The Ponte Vedra Articles of Incorporation and By-laws also contain such provisions. See "Merger - Comparison of Rights of Ponte Vedra and SunTrust Shareholders."

  Dissenters' Rights

  Under the FBCA, holders of Ponte Vedra Common Stock outstanding and entitled to vote at the Meeting who do not vote in favor of the Merger Agreement, Plan of Merger or the Merger and who comply with certain notice requirements and other procedures will have the right to dissent from the Merger and to be paid cash for the fair value of their shares. Under Sections 607.1302 and 607.1320 of the FBCA, a shareholder of Ponte Vedra may dissent from the Merger by complying with the following procedures: (i) the shareholder must file with Ponte Vedra, prior to or at the Meeting, a written notice of intent to demand payment, (ii) the shareholder must refrain from voting in favor of the Merger, (iii) the shareholder must, within twenty (20) days of having received notice that the Ponte Vedra Shareholders have approved the Merger, deliver such shareholder's share certificates and notice of election to dissent. A shareholder may dissent as to less than all of the Ponte Vedra shares held by him. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by Sun Bank to pay for such shareholder's shares. Any deviation from the procedures required by the FBCA, including certain procedures following the Meeting, may result in the forfeiture of dissenters' rights. Accordingly, shareholders wishing to dissent form the Merger are urged to read carefully "Rights of Dissenting Shareholders" and Exhibit B attached to this Proxy Statement-Prospectus and should consult with their own legal advisors.

  Resale of SunTrust Common Stock

  Shares of SunTrust Common Stock received in the Merger will be freely transferable by the holders of such shares except for those shares held by persons who may be deemed to be "affiliates" of Ponte Vedra under applicable federal securities laws. Shares held by affiliates of Ponte Vedra will be subject to certain transfer and trading restrictions as described herein. See "The Merger - Resale of SunTrust Common Stock."

Market Prices of SunTrust and Ponte Vedra Common Stock

  SunTrust Common Stock is listed and traded on the NYSE (symbol: STI). The closing price for SunTrust Common Stock on October ____, 1995 was $________.

  The following table sets forth for the periods indicated the high and low sales prices and trading volumes (in thousands of shares) of SunTrust Common Stock as reported on the NYSE Composite transactions reporting system (as published in The Wall Street Journal) with respect to each calendar quarter since January 1, 1992. The price of SunTrust Common Stock will fluctuate, and because the Stock Consideration is set at a specific dollar value of SunTrust Stock, the number of shares of SunTrust Stock that may be received as the Stock Consideration can vary. The following table also shows the cash dividends declared per share of SunTrust Common Stock.

                                                                    Shares
                              High        Low          Cash          Traded
                              Sale        Sale       Dividends  (in thousands)
1992
  1st Quarter..........     $39.875      35.750         .25            7,693
  2nd Quarter..........      41.250      33.500         .25            8,204
  3rd Quarter..........      42.250      37.125         .25            7,732
  4th Quarter..........      45.625      37.500         .28            5,465
1993
  1st Quarter..........     $49.625      42.000         .28            7,722
  2nd Quarter..........      48.750      42.375         .28            6,855
  3rd Quarter..........      48.000      41.375         .28            7,350
  4th Quarter..........      46.000      42.500         .32           11,044
1994
  1st Quarter..........     $47.125      44.250         .32            8,196
  2nd Quarter..........      50.500      43.500         .32            8,090
  3rd Quarter..........      51.375      47.125         .32            5,862
  4th Quarter..........      51.125      46.375         .36            7,688
1995
  1st Quarter..........     $55.375      47.250         .36            6,858
  2nd Quarter..........      59.875      53.125         .36            6,147
  3rd Quarter..........      67.750      57.000         .36            7,064
  4th Quarter*.........
*  Through October 6, 1995

On September 30, 1995, Ponte Vedra had approximately 475 shareholders of record. There is no established trading market for Ponte Vedra Common Stock and it has been subject to only limited trading. The Ponte Vedra Common Stock is not listed on any exchange or quoted on any automated quotation system and no institution makes a market in the stock. Prior trading transactions have been infrequent and negotiated privately between the purchaser and seller. The following table sets forth the most recent sales prices for such trading transactions, of which Ponte Vedra is aware. The prices are based upon the best knowledge of Ponte Vedra management and are not necessarily indicative of the fair market value of the stock at the time of the trade and may not reflect all trades or the price of those trades. Approximately 10,500 shares of Ponte Vedra Common Stock have been traded during 1992, 1993 and 1994 at prices ranging from $7.50 to $12.00 per share. During 1992, Ponte Vedra acquired 10,000 shares of its own stock at $6.50 per share from a correspondent bank that obtained possession of the stock pursuant to default of a borrower who pledged the stock as collateral. To the best knowledge of Ponte Vedra management, the following trades of Ponte Vedra Common Stock occurred in 1995:

       Date         Number of Shares        Price Per Share

     1/24/95              750                     $11.00
     1/24/95              125                      11.00
     2/02/95              100                      10.50
     3/03/95              250                      10.50
     3/15/95              100                      10.50
     3/23/95              100                      11.00
     3/27/95              200                      11.00
     5/02/95              200                      11.00
     7/12/95              100                      18.00

  During 1995, Ponte Vedra acquired an additional 10,000 shares of its Common Stock for $11.00 per share in partial satisfaction of a loan to a shareholder from Ponte Vedra National Bank. The execution of a letter of intent relating to the proposed Merger by the parties was publicly announced on July 18, 1995. The most recent sale of Ponte Vedra Common Stock prior to the announcement of the Transaction, for which the management of Ponte Vedra is aware of the sale price, was on July 12, 1995 at $18 per share for 100 shares.

  Ponte Vedra did not declare any cash dividends for the years ended December 31, 1994, 1993 and 1992. Ponte Vedra has not and does not anticipate declaring a dividend in 1995.


              Pro Forma Equivalent Per Common Share Data(1)

The following table presents selected historical per common share data for SunTrust and Ponte Vedra and Ponte Vedra equivalent per common share data on the basis described in Note 2. All common share data has been restated to reflect stock splits and stock dividends during the periods presented. This data should be read in conjunction with the historical financial statements of SunTrust and Ponte Vedra (incorporated by reference into this Proxy Statement).

                                                 Six Months
                                                Ended June 30                   Year Ended December 31
                                                1995      1994       1994      1993      1992      1991      1990
Net income per common share (3):
  SunTrust - historical .................       $2.40     $2.13      $4.37     $3.77     $3.13     $2.88     $2.72
  Ponte Vedra - historical ..............        0.55      0.02       0.48      0.45      0.55     (0.62)     0.77
  SunTrust - pro forma (2) ..............        0.63      0.56       1.14      0.98      0.82      0.75      0.71

Book value per common share:
  SunTrust - historical .................       34.76     28.61      29.85     29.47     21.65     20.05     18.32
  Ponte Vedra - historical ..............        9.93      9.08       9.53      9.09      8.60      8.13      8.75
  SunTrust - pro forma (2) ..............        9.07      7.47       7.79      7.69      5.65      5.23      4.78

Cash dividends declared per common share (4)(5):
  SunTrust - historical .................        0.72      0.64       1.32      1.16      1.03      0.94      0.86
  Ponte Vedra - historical ..............           -         -          -         -         -         -         -
  SunTrust - pro forma (2) ..............        0.19      0.17       0.34      0.30      0.27      0.25      0.22

(1)  Pro forma data as shown reflects the Merger as a purchase.

(2) Represents data equivalent to one share of Ponte Vedra Common Stock computed by multiplying SunTrust historical data by the conversion ratio of .261 of a share of SunTrust Common Stock for each share of Ponte Vedra Common Stock. This conversion ratio assumes the market value of SunTrust Common Stock is $67 per share.

(3) Net income per common share is based on the average number of common shares outstanding during the periods presented. Fully diluted per common share data is not presented because there are no material differences between those amounts and the per share common stock data as presented.

(4) SunTrust declared quarterly dividends per common share of $.36 to shareholders of record at the close of business on September 1, 1995.

(5)  The Agreements restrict the right of Ponte Vedra to declare dividends.

Selected Financial Data and Ratios

  The following tables present, on a historical basis, selected unaudited consolidated financial data and ratios for SunTrust and selected unaudited financial data and ratios for Ponte Vedra. This information is based on the consolidated financial statements of SunTrust and Ponte Vedra incorporated herein by reference, and should be read in conjunction therewith. See "Incorporation of Certain Documents by Reference." Results for the six months ended June 30, 1995, are not necessarily indicative of results to be expected for the entire year. All adjustments necessary to arrive at a fair statement of results of interim period operations of SunTrust and Ponte Vedra, in the opinion of management of the respective companies, have been included and are of a normal recurring nature.

SUNTRUST BANKS, INC.
SELECTED FINANCIAL DATA
                                                 Six Months
                                                Ended June 30                        Year Ended December 31
(Dollars in millions except per share data)   1995        1994        1994        1993        1992        1991        1990
Summary of Operations:
Interest and dividend income                $1,484.9    $1,207.7    $2,552.3    $2,362.3    $2,537.6    $2,856.4    $2,956.6
Interest expense                               658.6       413.4       932.5       790.7       975.0     1,463.5     1,654.0
Net interest income                            826.3       794.3     1,619.8     1,571.6     1,562.6     1,392.9     1,302.6
Provision for loan losses                       51.7        67.8       137.8       189.1       234.2       209.6       201.6
Net interest income after provision
  for loan losses                              774.6       726.5     1,482.0     1,382.5     1,328.4     1,183.3     1,101.0
Noninterest income                             351.1       357.8       699.9       726.5       672.7       612.9       556.8
Noninterest expense                            707.8       697.4     1,400.0     1,408.4     1,425.3     1,282.1     1,207.9
Income before provision for income taxes       417.9       386.9       781.9       700.6       575.8       514.1       449.9
Provision for income taxes                     141.0       128.4       259.2       226.9       171.4       136.8        94.7
Net income                                    $276.9      $258.5      $522.7      $473.7      $404.4      $377.3      $355.2

Net interest income (taxable-equivalent)      $852.1      $822.5    $1,675.6    $1,634.4     1,632.9     1,470.5     1,392.2

Per common share
  Net income                                   $2.40       $2.13       $4.37       $3.77       $3.13       $2.88       $2.72
  Dividends paid                                0.72        0.64        1.32        1.16        1.03        0.94        0.86
  Common dividend payout ratio                  29.9 %      29.9 %      30.1 %      30.6 %      32.7 %      32.4 %      31.3 %
  Market price:
     High                                   $ 59 7/8    $ 50 1/2    $ 51 3/8    $ 49 5/8    $ 45 5/8    $ 40        $ 24 1/4
     Low                                      47 1/4      43 1/2      43 1/2      41 3/8      33 1/2      20 1/2      16 1/2
     Close                                    58 1/4      48 3/8      47 3/4   45             43 3/4      39 7/8      22 3/4

Selected Average Balances
  Total assets                             $42,287.9   $40,284.0   $40,489.2   $37,524.9   $35,356.5   $33,892.0   $31,935.0
  Earning assets                            38,000.9    35,740.0    36,111.0    34,047.3    32,008.6    30,544.4    28,671.2
  Loans                                     29,180.1    25,632.3    26,412.6    24,162.8    22,489.1    22,144.6    22,058.4
  Deposits                                  31,897.8    30,409.6    30,877.8    29,683.3    28,609.6    27,533.0    25,971.7
  Realized shareholders' equity              3,016.6     2,942.1     2,960.1     2,875.1     2,697.9     2,509.5     2,266.9
  Total shareholders' equity                 3,679.9     3,587.3     3,571.5     2,877.2     2,697.9     2,509.5     2,266.9

At Period End
  Total assets                             $44,248.3   $40,865.4   $42,709.1   $40,728.4   $37,789.3   $35,682.6   $34,479.4
  Earning assets                            38,998.0    36,657.6    38,045.6    35,904.5    34,167.7    31,854.3    30,262.3
  Loans                                     30,079.9    26,749.0    28,548.9    25,292.1    23,493.5    22,251.5    22,770.3
  Reserve for loan losses                      676.9       610.2       647.0       561.2       474.2       381.0       366.9
  Deposits                                  31,682.6    31,043.0    32,218.4    30,485.8    29,883.0    29,011.5    27,787.9
  Long-term debt                               948.3     1,056.7       930.4       630.4       554.0       477.3       482.4
  Realized shareholders' equity              3,035.7     2,899.8     2,883.3     2,845.8     2,769.7     2,622.8     2,377.1
  Total shareholders' equity                 4,001.6     3,427.3     3,453.3     3,609.6     2,769.7     2,622.8     2,377.1

Ratios and Other
  ROA                                           1.35 %      1.33 %      1.32 %      1.26 %      1.14 %      1.11 %      1.11 %
  ROE                                          18.51       17.72       17.66       16.48       14.99       15.04       15.67
  Net interest margin                           4.52        4.64        4.64        4.80        5.10        4.81        4.86
  Total shareholders' equity to assets          9.04        8.39        8.09        8.86        7.33        7.35        6.90
  Nonperforming assets to total loans
    plus other real estate owned                0.84        1.27        0.96        1.61        2.30        3.07        2.70
  Number of full-service banking offices         657         657         658         656         654         662         654
  Number of full-time equivalent employees    19,374      19,558      19,408      19,532      19,539      19,703      20,339
  Average common equivalent
    shares (thousands)                       115,316     121,127     119,633     125,656     129,307     130,964     130,549

SunTrust's investment securities, total assets and total shareholders' equity for 1995, 1994 and 1993 include net unrealized securities gain. However, earning assets exclude this gain as do the calculations of ROA, ROE and the net interest margin because the gain is not included in income.

                                    15

PONTE VEDRA BANKING CORPORATION
SELECTED FINANCIAL DATA
                                                      Six Months
                                                     Ended June 30                        Year Ended December 31
(Dollars in millions except per share data)        1995        1994        1994        1993        1992        1991        1990
Summary of Operations
Total interest income                             $2,994      $2,022      $4,463      $3,616      $3,446      $2,607      $1,188
Total interest expense                               999         455       1,135         863         958       1,101         393
Net interest income                                1,995       1,567       3,328       2,753       2,488       1,506         795
Provision for loan losses                             79          91         139         101          92         162          80
Net interest income after provision
  for loan losses                                  1,916       1,476       3,189       2,652       2,396       1,344         715
Noninterest income                                   558         457         941       1,032         481         369          48
Noninterest expense                                1,921       1,922       3,880       3,395       2,519       2,118       1,265
Income before provision for income taxes             553          11         250         289         358        (405)       (502)
Provision for income taxes                           202           -         (60)          -           -           -           -
Net income                                          $351         $11        $310        $289        $358       ($405)      ($502)

Per common share
 Net income                                        $0.55       $0.02       $0.48       $0.45       $0.55      ($0.62)     ($0.77)
 Dividends paid                                        -           -           -           -           -           -           -

Selected Average Balances
 Total assets                                    $80,486     $64,915     $62,011     $52,704     $43,522     $30,332     $13,657
 Earning assets                                   70,932      54,272      54,312      44,127      38,753      26,904      12,443
 Loans                                            56,260      41,190      41,598      33,022      26,638      15,141       3,837
 Deposits                                         72,127      57,862      55,437      46,789      37,268      24,148       7,371
 Total shareholders' equity                        6,371       5,927       5,237       4,994       5,516       5,541       6,008

At Period End
 Total assets                                    $87,689     $69,747     $74,178     $40,728     $37,789     $35,683     $34,479
 Loans                                            60,557      44,369      48,993      35,852      28,752      22,824       9,412
 Reserve for loan losses                             448         446         493         360         287         228          83
 Deposits                                         79,111      62,910      67,127      52,952      41,984      33,372      14,905
 Total shareholders' equity                        6,483       5,932       6,221       5,924       5,615       5,309       5,713

Ratios and Other
 ROA                                                0.44 %      0.02 %      0.50 %      0.55 %      0.82 %     (1.33)%     (3.67)%
 ROE                                                5.51        0.19        5.92        5.79        6.47       (7.31)      (8.35)
 Net interest margin                                5.10        5.56        6.15        6.24        6.42        5.27        6.39
 Total shareholders' equity to assets               7.92        9.13        8.45        9.48       12.67       18.27       43.99

                INFORMATION CONCERNING THE MEETING

The Meeting

  Each copy of this Proxy Statement-Prospectus mailed to the holders of Ponte Vedra Common Stock is accompanied by a form of proxy solicited by the Board of Directors of Ponte Vedra for use at the Meeting and at any adjournments or postponements thereof and the Notice of Special Meeting of Shareholders. The Meeting is scheduled to be held on November 14, 1995, at the main office of Ponte Vedra, 100 Sawgrass Corners Drive, Ponte Vedra Beach, St. Johns County, Florida 32082. Only holders of Ponte Vedra Common Stock of record at the close of business on October 12, 1995 are entitled to receive notice of and to vote at the Meeting. As of October 12, 1995, there were 639,120 shares of Ponte Vedra Common Stock outstanding and entitled to vote, with each such share entitled to one vote. At the Meeting, shareholders will consider and vote upon (i) a proposal to approve the Agreements and (ii) such other matters as may properly be brought before the Meeting or any adjournments or postponements thereof. It is not anticipated that any matter other than consideration of the approval of the Agreements will be brought before the Meeting. If other matters are properly presented at the Meeting, proxies will be voted in accordance with the best judgment of the proxy holders in their sole discretion.

  When a Ponte Vedra proxy is properly executed and returned, the shares of Ponte Vedra Common Stock it represents will be voted in accordance with the directions indicated on the proxy, or if no directions are indicated on a proxy that is properly executed and returned, the shares will be voted for approval of the Agreements. Any Ponte Vedra Shareholder giving a proxy has the power to revoke it at any time before it is voted. Revocation of a Ponte Vedra proxy is effective upon receipt by the Secretary of Ponte Vedra at the address shown on the cover of this Proxy Statement-Prospectus of either (i) an instrument revoking it or (ii) a duly executed Ponte Vedra proxy bearing a later date. Furthermore, a Ponte Vedra Shareholder giving a proxy may attend the Meeting, withdraw his proxy prior to the vote and vote his shares in person if he desires to do so.

  PONTE VEDRA SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO PONTE VEDRA IN THE ENCLOSED POSTAGE-PAID ENVELOPE, EVEN IF THEY ARE PLANNING TO ATTEND THE MEETING. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE APPROVAL OF THE AGREEMENTS.

  This Proxy Statement-Prospectus is also furnished by SunTrust to Ponte Vedra Shareholders as a Prospectus in connection with the issuance by SunTrust of the shares of SunTrust Common Stock upon consummation of the Merger. All information concerning Ponte Vedra in this Proxy Statement-Prospectus has been furnished by Ponte Vedra and all information concerning SunTrust has been furnished by SunTrust.

  Ponte Vedra will bear the cost of soliciting proxies from Ponte Vedra Shareholders. The solicitation will be made by mail but also may be made by telephone or in person by the directors, officers or employees of Ponte Vedra (who will receive no additional compensation for doing so). Ponte Vedra will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals or beneficial owners.

PONTE VEDRA SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXIES.

Vote Required

  Once a quorum is established, the affirmative vote of 66-2/3% of the out standing shares of Ponte Vedra Common Stock entitled to vote is required to approve the Agreements. The failure to return a properly executed proxy card or, alternatively, to vote in person at the Meeting, will have the same effect as a vote against the Agreements and Merger. At September 30, 1995, there were approximately 475 holders of record of Ponte Vedra Common Stock and a total of 639,120 shares of Ponte Vedra Common Stock outstanding and entitled to vote at the Meeting, with each share being entitled to one vote.

  At September 30, 1995, neither SunTrust nor any of its affiliates owned any of the outstanding shares of Ponte Vedra Common Stock.

  At September 30, 1995, all the directors and executive officers of Ponte Vedra as a group held 215,150 shares of Ponte Vedra Common Stock representing 33.66% of the amount outstanding. Ponte Vedra has been advised that such directors and executive officers intend to vote their shares in favor of approval of the Agreements.

  The presence, in person or by proxy, of a majority of the outstanding shares of Ponte Vedra Common Stock is necessary to constitute a quorum of the shareholders in order to take action at a meeting of shareholders. For these purposes, shares of Ponte Vedra Common Stock which are present, or represented by proxy, at the Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreements or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to the Agreements. Once a quorum is established, approval of the Agreements requires the affirmative vote of 66-2/3% of the outstanding shares of Ponte Vedra Common Stock. For voting purposes, abstentions and failure to return proxies by any brokers will have the same effect as a vote against the Agreements.

Recommendation of the Ponte Vedra Board

  The Ponte Vedra Board has unanimously approved the Agreements and has determined that the Transaction is fair to, and in the best interests of, Ponte Vedra and its shareholders. The Board therefore unanimously recommends that Ponte Vedra Shareholders vote FOR approval of the Agreement. For the reasons described below, the Ponte Vedra Board believes that the Transaction will provide significant value to all Ponte Vedra Shareholders and also enable them to participate in opportunities for future growth that the Board believes the Transaction makes possible. See "THE MERGER - Background of and Reason for the Merger."

                            THE MERGER

  The descriptions of the terms and conditions of the Merger, the Agreements, and any related documents in this Proxy Statement-Prospectus are qualified in their entirety by reference to the copy of the Agreements attached as Exhibit A to this Proxy Statement-Prospectus, to the Registration Statement of which this Proxy Statement-Prospectus is a part and to the exhibits to the Registration Statement.

General

  Subject to the terms of the Agreements, Ponte Vedra will be merged with and into Sun in accordance with Florida law. Sun will be the resulting corporation of the Merger. It is anticipated that following the Merger, Ponte Vedra National Bank will merge with and into SunTrust Bank/North Florida, N.A. If all conditions to consummation of the Merger are satisfied or waived, unless the Agreements are terminated in accordance with their terms, Articles of Merger reflecting the Merger will be filed with the Secretary of State of Florida (the "Florida Secretary") and the Florida Banking Department, and the Merger will then become effective at the time and date specified in the Articles of Merger (the "Effective Date"). It is presently contemplated that the Effective Date will occur in January 1996 after the Meeting and the receipt of the approval of the Federal Reserve and the OCC and the expiration of a statutory Department of Justice waiting period of up to thirty days following Federal Reserve approval, subject to the conditions described under "The Merger - Covenants; Conditions; Representations and Warranties; Amendment and Termination."

  Upon completion of the Merger each Ponte Vedra Shareholder choosing not to exercise a statutory right of dissent will be entitled to receive at his or her election, in exchange for the automatic cancellation and elimination of each share of Ponte Vedra Common Stock of which he or she will then be deemed to be the owners of record, the Merger Consideration. The Merger Consideration shall mean one of the following (a) cash in the amount of $17.50 (the "Cash Consideration"); (b) the number of shares of SunTrust Common Stock having a value of $17.50 based on the Average Market Price (the "Stock Consideration"); or (c) a combination of Cash Consideration and Stock Consideration as described below. Average Market Price shall mean the average of the closing prices per share of SunTrust Common Stock as reported on the composite transactions tape of the New York Stock Exchange for each of the ten consecutive trading days ending on and including the trading day which is three (3) business days prior to the Effective Date. The number of shares of Ponte Vedra Common Stock to be converted into the right to receive Cash Consideration shall be not less than 22% of the number of shares of Ponte Vedra Common Stock outstanding immediately prior to the Effective Time (the "Minimum Cash Consideration Number") and not greater than 50% of the number of shares of Ponte Vedra Common Stock outstanding immediately prior to the Effective Time (the "Maximum Cash Consideration Number"). The number of shares of Ponte Vedra Common Stock to be converted into the right to receive Stock Consideration shall be not less than 50% of the number of shares of Ponte Vedra Common Stock outstanding immediately prior to the Effective Time (the "Minimum Stock Consideration Number") and not greater than 78% of the number of shares of Ponte Vedra Common Stock outstanding immediately prior to the Effective Time (the "Maximum Stock Consideration Number"). SunTrust may adjust such elections on a pro rata basis so that the Cash Election Number and the Stock Election Number are not exceeded.
All combination elections shall be seventy-eight percent Stock Consideration and twenty-two percent Cash Consideration.

  No fractional shares of SunTrust Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares, each Ponte Vedra Shareholder who otherwise would be entitled to a fractional share of SunTrust Common Stock will receive a cash payment (without interest) equal to the product of the Average Market Price multiplied by the fraction of a share of SunTrust Common Stock otherwise issuable.

Exchange of Certificates Representing Ponte Vedra Common Stock

  Promptly after the Effective Date, each Ponte Vedra Shareholder at the Effective Date will receive transmittal materials which will contain instructions with respect to the surrender of certificates representing shares of Ponte Vedra Common Stock and the distribution of certificates representing shares of SunTrust Common Stock. Shares of Ponte Vedra Common Stock will be surrendered to the exchange agent (the "Exchange Agent") which will be the Stock Transfer Department of SunTrust Bank, Atlanta, Georgia.

  PONTE VEDRA SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

  Upon surrender to the Exchange Agent of one or more certificates for shares of Ponte Vedra Common Stock for cancellation, together with properly completed transmittal materials, the Exchange Agent will distribute to each Ponte Vedra Shareholder a certificate representing the shares of SunTrust Common Stock into which the holder's shares of Ponte Vedra Common Stock have been converted or a check in the amount of the Cash Consideration. Cash will be paid in lieu of the issuance of factional shares of SunTrust Common Stock. Ponte Vedra Shareholders will not be entitled to receive interest on any such cash to be received in the Merger. See "The Merger - General."

  Until they have surrendered their Ponte Vedra Common Stock certificates for exchange, Ponte Vedra Shareholders will not be entitled to receive any dividends or other distributions that may be declared and payable to holders of record of SunTrust Common Stock. Upon the surrender of Ponte Vedra Common Stock certificates, however, SunTrust Common Stock certificates (together with all such withheld dividends or other distributions with respect to the certificates, without interest) and any withheld cash payment for a fractional share interest will be delivered and paid (without interest).

  SunTrust and Ponte Vedra will not be liable to a Ponte Vedra Shareholder for any SunTrust Common Stock or dividends thereon delivered to a public official in accordance with any state's abandoned property, escheat, or other similar law. Any SunTrust Common Stock held by the Exchange Agent which remains undistributed to the Ponte Vedra Shareholders for six months after the Effective Date will be delivered to SunTrust upon demand, and any Ponte Vedra Shareholders who have not surrendered their Ponte Vedra Common Stock may thereafter only look to SunTrust for payment of their claims for SunTrust Common Stock, any cash in lieu of fractional shares of SunTrust Common Stock and any dividends or distributions with respect to SunTrust Common Stock. After the Effective Date, certificates representing shares of Ponte Vedra Common Stock converted in the Merger into SunTrust Common Stock will be deemed for all other corporate purposes to evidence ownership of the shares of SunTrust Common Stock into which they were converted.

Background of the Merger

  The managements of SunTrust and Ponte Vedra began preliminary discussions of a potential combination in early 1995, which discussions did not lead to an agreement at the time. Discussions resumed in June 1995 resulting in the execution of the Agreements on August 31, 1995. The Agreements were approved by the Ponte Vedra Board of Directors on August 21, 1995 and by the Executive Committee of the SunTrust Board of Directors on August 8, 1995.

Reasons for the Merger; Board of Directors Recommendation

  The terms of the Agreements are the result of arms-length negotiations between representatives of SunTrust and Ponte Vedra.

  Reasons for the Merger -- Ponte Vedra

  In reaching its determination that the Merger and Agreements are fair to, and in the best interests of, Ponte Vedra and its shareholders, the Ponte Vedra Board of Directors consulted with its legal and financial advisors, as well as with Ponte Vedra management, and considered a number of factors, including, without limitation, the following:

  (i) that the current market value of the shares of SunTrust Common Stock to be issued in the Merger and the cash to be paid in exchange for shares of Ponte Vedra Common Stock represents a premium over the book value and a premium over the market value of Ponte Vedra Common Stock prior to the public announcement of the Merger and that the market for SunTrust Common Stock is more liquid than that for Ponte Vedra Common Stock;

  (ii) the Ponte Vedra Board's familiarity with and review of Ponte Vedra's business, operations, earnings, prospects and financial condition;

  (iii) the Ponte Vedra Board's review, based in part on a presentation by Ponte Vedra management and its financial adviser Ewing, regarding the business, operations, earnings and financial condition of SunTrust on both a historical and a prospective basis;

  (iv) the Ponte Vedra Board's review of alternatives to the Merger (including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling the bank, and remaining independent and growing through future acquisitions), the range of possible values to Ponte Vedra Shareholders obtainable through implementation of such alternatives and the timing and likelihood of actually receiving such values;

  (v) the present market prices for banking and thrift institution stocks;

  (vi) the current and prospective economic environment and competitive constraints facing Ponte Vedra and comparable financial institutions;

  (vii) the Ponte Vedra Board's consideration of the following factors: (a) the current and historical earnings and earning trends of SunTrust and Ponte Vedra; (b) the market price per share of SunTrust Common Stock; (c) the relative book values per share for SunTrust and Ponte Vedra; (d) the respective returns on shareholders' equity; (e) the cash generated by the respective operations; (f) the respective dividend payment records; (g) the characteristics, relative sizes and potential of the respective businesses;
(h) the capitalization of SunTrust and its bank subsidiaries and
(i) publicly available information and reports regarding SunTrust and prospects for SunTrust Common Stock;

  (viii) the expectation that the Merger will generally be a tax-free transaction to Ponte Vedra and its shareholders, except to the extent that cash is paid in the Transaction (see "The Merger - Certain Federal Income Tax Consequences"); and

  (ix) the financial advice of Ewing and the fact that the obligations of Ponte Vedra under the Agreements were conditioned upon receipt of an opinion of Ewing that the Stock Consideration and Cash Consideration were fair to the Ponte Vedra Shareholders from a financial point of view, which opinion was received on September 26, 1995;

  The Ponte Vedra Board did not assign any specific or relative weight to the factors in reaching their conclusion.

  Board of Directors' Recommendation -- Ponte Vedra

  Based upon the factors set forth above, and such other matters as the Board deemed relevant, the Board of Directors of Ponte Vedra has unanimously approved the Agreements and recommends that each Ponte Vedra Shareholder vote FOR approval of the Agreements, the Transaction, and all other matters related thereto presented at the Meeting.

  Reasons for the Merger -- SunTrust

  SunTrust believes that the Merger will benefit SunTrust by providing greater access to an attractive Florida market presently served by Ponte Vedra through the acquisition of a well managed and well positioned financial institution. SunTrust believes that its substantial banking and other resources of the SunTrust system that will be available to Ponte Vedra after the Merger will enhance Ponte Vedra service to its customers.

Fairness Opinion

  Ponte Vedra has retained Ewing as its investment banking firm in connection with the Merger. Ewing has delivered to Ponte Vedra its written opinion, dated September 26, 1995, that, as of the date of such opinion, and based on the conditions set forth and subject to the limitations expressed therein, the Transaction is fair to Ponte Vedra Shareholders. Shareholders of Ponte Vedra are urged to read the opinion in its entirety for a description of the assumptions made, the matters considered and limitations on the review undertaken in rendering such opinion.

  In arriving at its opinion, Ewing, among other things, (i) reviewed the Agreements; (ii) met with officers of Ponte Vedra and SunTrust to discuss business, financial condition, operating results, dividend history and future prospects; (iii) reviewed annual audited financial statements for the three most recent years for Ponte Vedra and for SunTrust; (iv) reviewed publicly available information including recent Securities and Exchange Commission filings and shareholder communications for Ponte Vedra and for SunTrust; (v) made a comparison of the published financial condition and operating results of certain companies considered by Ewing to be in business comparable to Ponte Vedra; (vi) analyzed published financial information regarding recent acquisitions in the banking and thrift industries that were deemed relevant; (vii) considered the estimated earnings dilution to SunTrust shareholders resulting from completion of the Merger; (viii) reviewed the historical prices and trading volumes of the common stocks of Ponte Vedra and SunTrust; (ix) reviewed various published research reports for SunTrust; and (x) made such other financial studies, analyses, and investigations as deemed appropriate.

  Ewing did not make or obtain any independent appraisals of the assets of either Ponte Vedra or SunTrust, nor did it express any opinion regarding the value of any of Ponte Vedra's or SunTrust's respective assets. Ewing did not express any opinion as to the prices at which SunTrust Common Stock will trade if and when they are issued to the shareholders of Ponte Vedra upon consummation of the Merger.

  THE FOREGOING DESCRIPTION OF EWING'S OPINION IS QUALIFIED IN ITS ENTIRETY
BY REFERENCE TO THE TEXT OF SAID OPINION WHICH IS ATTACHED HERETO AS EXHIBIT C.

  For the services of Ewing in connection with the Merger, Ponte Vedra will pay Ewing a fee of $67,000.

Covenants; Conditions; Representations and Warranties; Amendment and
Termination

  Ponte Vedra Covenants

  Pursuant to the Agreements, during the period from the date of the Agreements and continuing until the Effective Date, Ponte Vedra has agreed to carry on its business in, and only in, the usual, regular and ordinary course. Ponte Vedra has also agreed not to take certain actions (unless expressly contemplated in the Agreements) without the prior written consent of SunTrust, including, among other things: (i) declaring, setting aside or paying any dividends; (ii) amending its Articles of Incorporation or By-laws; (iii) directly or indirectly redeeming, repurchasing, or otherwise acquiring or exchanging any of its capital stock; and (iv) issuing any shares of capital stock or granting any rights or options with respect to its capital stock other than pursuant to its current stock option plan. Ponte Vedra also has agreed not to take certain enumerated actions relating to the conduct of its business or pertaining to its employees and employee benefit arrangements.

  In the Agreements, Ponte Vedra has agreed to consent to the use of this Proxy Statement by SunTrust in connection with the Registration Statement and to cooperate in the preparation and filing of the Registration Statement and the distribution of this Proxy Statement. Ponte Vedra and its officers also agreed to use their best efforts to cause the Ponte Vedra Shareholders to approve and adopt the Agreements, and to take all appropriate actions to cause the Merger to be consummated. Ponte Vedra also has covenanted to take all actions required of it under the FBCA concerning dissenters' rights.

  Conditions to Consummation of the Merger

  The obligations of Ponte Vedra and SunTrust to consummate the Merger are conditioned upon adoption of the Agreements by Ponte Vedra Shareholders owning 66-2/3% of the outstanding shares of Ponte Vedra Common Stock under applicable law, approval of the Merger by the Federal Reserve, the OCC and the Florida Department, the absence of any objection by the United States Justice Department, and approvals by all other appropriate regulatory authorities. As of the date hereof, such approvals have not been obtained. The Merger may not be consummated before 30 days (or such shorter period as the Federal Reserve shall specify) after approval by the Federal Reserve, and during such period the United States Department of Justice, should it object to the Merger for competitive reasons, may file suit to enjoin consummation. Consummation of the Merger by the parties is subject to the further conditions, among others, that: (i) the representations and warranties of Ponte Vedra and SunTrust contained in the Agreements must be true and correct in all material respects as of the closing date, and the various covenants of Ponte Vedra and SunTrust must have been duly performed and complied with pursuant to the Agreements; (ii) SunTrust and Ponte Vedra must have received certain legal opinions as are customary in a transaction of this kind; and (iii) the receipt by SunTrust of certain non-compete agreements. In addition, the SunTrust Common Stock must be listed or approved for listing on The New York Stock Exchange.

  It is anticipated that the foregoing conditions will be satisfied but Ponte Vedra and SunTrust may waive any condition to their obligations to consummate the Transaction, except requisite approvals of shareholders and regulatory authorities. The Agreements may be terminated by any of the parties if all of the conditions to closing have not been satisfied or waived on or before July 31, 1996.

  Representations and Warranties

  The Agreements contain a number of representations and warranties by SunTrust and Ponte Vedra. The material accuracy of all those representations and warranties as of the closing date of the Merger is a condition to the obligation of each party to consummate the Merger. The representations and warranties relate to matters such as the organization of each company, the authority of each company to transact its business, to enter into the Agreements and to consummate the transactions contemplated by the Agreements, the capitalization of each company, the filing of certain reports by each company with regulatory authorities and the presentation of information contained in those reports, the absence of certain changes in Ponte Vedra's financial condition or business since December 31, 1994, the payment of taxes and filing of tax returns, each company's allowance for possible loan losses, the absence of material litigation, the compliance with laws by each company, the information provided by each company for use in the Registration Statement, the employee benefit plans of each company, the employment contracts of Ponte Vedra and the absence of obligations of any company to brokers or finders.

  Amendment and Termination

  The Agreements may be amended by agreement between Ponte Vedra and SunTrust if approved by the Boards of Directors of Ponte Vedra and SunTrust, except that no amendment reducing the consideration to be received by Ponte Vedra Shareholders in the Merger may be made after the Meeting unless approved by 66-2/3% of the Ponte Vedra Shareholders. The Agreements may be terminated by either Ponte Vedra or SunTrust upon the failure of conditions to be met on or before July 31, 1996.

  Termination Fee and No Solicitation Covenant

  Ponte Vedra has agreed that, if on or before July 31, 1996, (a) Ponte Vedra enters into a definitive agreement or consummates a transaction with any other person or group, other than SunTrust, with respect to (i) the sale of all or a substantial portion of the assets of Ponte Vedra; (ii) the sale of at least 50% of the then outstanding shares of Ponte Vedra Common Stock;
(iii) a merger involving Ponte Vedra, or (b) any person or group acquires beneficial ownership of at least 50% of the outstanding common stock of Ponte Vedra in one or more transactions that are supported, recommended or endorsed by the Board of Directors of Ponte Vedra, Ponte Vedra will pay SunTrust a $500,000 termination fee. No fee will be due, however, if the Agreements are terminated by Ponte Vedra as a result of a breach of the Agreements by SunTrust or by Ponte Vedra due to a denial of a required regulatory approval or failure of the Ponte Vedra Shareholders to adopt the Agreements, unless at the time of such termination Ponte Vedra is in material breach of the Agreements. The termination fee may discourage competing offers to the Merger and is intended by SunTrust to increase the likelihood that the Merger will be consummated.

Interests of Certain Persons in the Merger

  Certain members of Ponte Vedra management and the Ponte Vedra Board have certain interests in the Merger that are in addition to their interests as Ponte Vedra Shareholders generally. The Ponte Vedra Board was aware of these interests and considered them, among other matters, in approving the Agreements and the transactions contemplated thereby.

  Indemnification

  Pursuant to the Agreements, SunTrust has agreed to maintain the indemnification with respect to matters occurring before the Effective Date for such officers and directors provided by Ponte Vedra Articles of Incorporation and Bylaws for a period of six years.

  Effect on Ponte Vedra Stock Option Plan and Warrants

  For each share of Ponte Vedra Common Stock covered by a vested option or warrant, SunTrust shall pay the option holder or warrant holder $7.50 in cash on the Effective Date. This payment represents the difference between the option or warrant exercise price of $10.00 and the Cash Consideration of $17.50. Officers and directors of Ponte Vedra held options and warrants as set forth in the table below.

  Employment Agreement and Non-Compete Agreements

  Mr. Guy N. Nix, Jr. has agreed to enter into an Employment Agreement with SunTrust Bank/North Florida, N.A. to serve as a senior officer of SunTrust Bank/North Florida, N.A. for a period of three years from the Effective Date. Mr. Nix will devote his full business time and his best efforts, skills, and judgment to the performance of his duties on behalf of SunTrust Bank/North Florida, N.A. Mr. Nix shall be paid $125,000 per year plus certain normal benefits.

  Mr. Nix and each Director of Ponte Vedra will agree not to compete with SunTrust Bank/North Florida, N.A. for a certain period of time.

Beneficial Ownership of Ponte Vedra Common Stock

  The following table sets forth as of September 30, 1995, (i) the name of each current director of Ponte Vedra and each person known to Ponte Vedra to be the beneficial owner of more than 5% of Ponte Vedra Stock, (ii) the number of shares of Ponte Vedra Common Stock beneficially owned by each such current director, 5% beneficial owner and all officers and directors of Ponte Vedra as a group, and (iii) the percent of outstanding stock so owned by each such director, 5% beneficial owner and all such officers and directors as a group.

                                                                Percent of
                                                                  Actual
                                 Amount  Benficially  Owned    Common Stock
                                 as of September 30, 1995       Outstanding
                                                                 Excluding
       Name and Address                        Options and      Options and
     of Beneficial Owner         Common Stock    Warrants         Warrants
DIRECTORS:
Isabelle Thomas Davis               14,500        10,000            2.23%
1041 Ponte Vedra Boulevard
Ponte Vedra Beach, FL  32082

G. Bruce Douglas                    43,000        40,000            6.73
10033 Sawgrass Drive, West, S-102
Ponte Vedra Beach, FL  32082

Samuel J. Foley, Jr.                10,000        10,000            1.56
516 Rutile Drive
Ponte Vedra Beach, FL  32082

Robert W. Fowler                    30,000        30,000            4.69
993 Ponte Vedra Boulevard
Ponte Vedra Beach, FL  32082

Ben T. Franklin, Jr.                10,000        10,000            1.56
2209 River Road
Jacksonville, FL  32207

Daniel J. Gallagher                 10,000        10,000            1.56
3510 Sunnyside Drive
Jacksonville, FL  32207

John F. Lovejoy, Jr., M.D.          20,000        20,000            3.13
6408 San Jose Boulevard West
Jacksonville, FL  32217

VADM Joseph P. Moorer               5,000         5,000             0.78
547 LeMaster Drive
Ponte Vedra Beach, FL  32082

Guy N. Nix, Jr.                     5,450         31,150            0.85
131 Nandina Circle
Ponte Vedra Beach, FL  32082

Reto J. Schneider                   50,200        50,000            7.85
2030 Oak Hammock Drive
Ponte Vedra Beach, FL  32082

P. Jeremy Smith, Jr.                17,000        10,000            2.66
10542 Deerwood Club Road
Jacksonville, FL  32256

ALL OFFICERS AND DIRECTORS
AS A GROUP (11 persons)             215,150       226,150          33.66

5% BENEFICIAL OWNERS

James H. Dahl                       46,500                          7.28
1200 Gulf Life Drive, Ste 902
Jacksonville, FL  32202

Resales of SunTrust Common Stock

  The shares of SunTrust Common Stock issued pursuant to the Agreements will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed to be an "affiliate" of Ponte Vedra for purposes of Rule 145 under the Securities Act as of the date of the Meeting. Affiliates may not sell their shares of SunTrust Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Ponte Vedra generally include individuals or entities that control, are controlled by or under common control with Ponte Vedra and may include certain officers and directors of Ponte Vedra as well as principal shareholders of Ponte Vedra. Ponte Vedra has agreed in the Agreements to use its best efforts to cause each director, executive officer and other person who may be deemed an affiliate of Ponte Vedra to enter into an agreement with SunTrust providing that such person will not sell, pledge, transfer or otherwise dispose of shares of Ponte Vedra Common Stock owned by such person or SunTrust Common Stock to be received by such person in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

Regulatory Approvals

  Consummation of the Merger is subject to, and conditioned upon: (i) receipt of the approvals from the Federal Reserve and the OCC; and (ii) the failure to interpose objections thereto by the Justice Department and any other pertinent supervisory and regulatory authorities. Applications were submitted to the Federal Reserve and the OCC on September 15, 1995. As of the date hereof, the Federal Reserve and the OCC have not acted on the Transaction.

  The BHC Act provides that the FRB will not approve a transaction (a) which would result in a monopoly, or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or (b) the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the FRB finds that the anticompetitive effects of the proposed transaction are clearly out-weighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting its review of any application for approval, the FRB is required to consider the financial and managerial resources and future prospects of the company or companies and the banks concerned, and the convenience and needs of the communities to be served. The BHC Act also requires the FRB to notify the Attorney General of the United States of the approval of any transaction. Any action brought under the antitrust laws by the Attorney General (acting through the Department of Justice) arising out of any transaction must be commenced by the Department of Justice prior to the earliest date the transaction could be consummated, which may be up to 30 days after the FRB approval. The BHC Act further requires that consummation of approved acquisitions or mergers be delayed for a period of anywhere from 15 to 30 days following the date of FRB approval during which time complaining parties may obtain a review of the FRB's order by filing a petition requesting that the order be set aside in the United States Court of Appeals for the District of Columbia Circuit, or in the United States Court of Appeals for the circuit in which the complaining party has its principal place of business. The waiting period is generally 30 days. However, the waiting period can be reduced to 15 days if the FRB has not received any adverse comments from the Attorney General relating to the competitive factors and the Attorney General has consented to such shorter waiting period. If no action based on the antitrust laws is commenced before the termination of the waiting period, the acquisition or merger may not be attacked thereafter in any judicial proceeding on the ground that it alone and of itself constituted a violation of any antitrust laws other than
Section 2 of the Sherman Antitrust Act.

  The BHC Act discussed above provides for the publication of notices and the opportunity for administrative hearings relating to the federal or state filings noted above and permits interested parties to intervene in the proceedings. If interested parties intervene, administrative and judicial proceedings relating to both federal and state filings could substantially delay the regulatory approvals required for consummation of the Merger.

  OCC

  Under Section 18(c) of the Federal Deposit Insurance Act, sometimes known as the Bank Merger Act, written approval of the OCC must be obtained before any insured bank may merge with and assume the depository liabilities of another insured bank if the surviving or resulting bank is not to be a member of the Federal Reserve System. Similar approval is also required wherever any insured bank seeks to merge with a non-insured institution.
The process is initiated by the filing of an application with the Regional Office of the OCC for the region in which each subject depository institution is located, which is thereafter considered by such agency to determine the potential impact of the merger upon certain defined competitive factors, including the affected geographic and product markets, the public interest and the likelihood of the merger substantially lessening competition. Inquiries are required to be made by the reviewing agency of the Department of Justice and the other bank regulatory agencies, principally to ensure the application of uniform standards of review, and, once approval has been issued the applicable merger may not be completed until the expiration of an addition thirty (30) day period.

  There can be no assurance that the regulatory authorities described above will approve the Merger, and if the Merger is approved, there can be no assurance as to the date of such approval. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions to consummation of the Merger set forth in the Agreements. There can likewise be no assurance that the Department of Justice will not challenge the Merger, or if such a challenge is made, as to the result thereof.

Certain Federal Income Tax Consequences

  The federal income tax discussion set forth in this section is included for general information only. Ponte Vedra Shareholders should consult their own tax advisers as to the particular tax consequences of the Merger to them, including the effect of state and local taxes.

  Consummation of the Merger is conditioned upon receipt by SunTrust and Ponte Vedra of an opinion of King & Spalding, SunTrust's tax counsel, dated as of the Effective Date, that (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Ponte Vedra Shareholders will not recognize gain or loss upon the conversion of Ponte Vedra Common Stock into SunTrust Common Stock in the Merger (except with respect to any cash paid in lieu of a fractional share of SunTrust Common Stock). As described in further detail below, the federal income tax consequences of the Merger to a Ponte Vedra Shareholder will depend upon the nature of the consideration (i.e., SunTrust Common Stock only, cash only, or a combination of SunTrust Common Stock and cash) received by such shareholder in exchange for his or her shares of Ponte Vedra Common Stock.

  Receipt of Stock Only

  Where a Ponte Vedra Shareholder receives only SunTrust Common Stock in exchange for his or her Ponte Vedra Common Stock, the shareholder will not be required to recognize gain or loss on the exchange, except as discussed below with respect to cash received in lieu of a fractional share interest in SunTrust Common Stock. The tax basis of the SunTrust Common Stock received by each Ponte Vedra Shareholder in connection with the Merger will be the same as the shareholder's basis in the Ponte Vedra Common Stock surrendered, and the holding period of the SunTrust Common Stock received will include the holding period of the Ponte Vedra Common Stock surrendered in exchange therefor.

  Receipt of Cash Only

  Where a Ponte Vedra Shareholder receives only Cash Consideration in exchange for his or her Ponte Vedra Common Stock or receives cash payment as a result of the exercise of dissenters' rights, the shareholder will recognize capital gain or loss in an amount equal to the difference between his or her basis in the Ponte Vedra Common Stock surrendered and the amount of cash received.

  Receipt of Stock and Cash

  Where a Ponte Vedra Shareholder receives a combination of SunTrust Common Stock and Cash Consideration in exchange for his or her Ponte Vedra Common Stock, the shareholder will be required to recognize capital gain with respect to each block of shares of Ponte Vedra Common Stock surrendered, equal to the lesser of (i) the fair market value of the SunTrust Common Stock plus the amount of the Cash Consideration received, less his or her basis in the Ponte Vedra Common Stock surrendered, or (ii) the amount of the Cash Consideration received. However, a Ponte Vedra Shareholder will not be entitled to recognize a loss with respect to any shares of Ponte Vedra Common Stock that are exchanged for a combination of SunTrust Common Stock and Cash Consideration. A shareholder's tax basis in the SunTrust Common Stock received will be the same as the shareholder's basis in the Ponte Vedra Common Stock surrendered, decreased by the amount of Cash Consideration received and increased by the amount of any gain recognized by the shareholder. The shareholder's holding period for the SunTrust Common Stock will include the holding period of the Ponte Vedra Common Stock surrendered in exchange therefor.

  Consequences of Receipt of Cash in Lieu of Fractional Shares

  A Ponte Vedra Shareholder who is entitled to receive cash in lieu of a fractional share interest of SunTrust Common Stock in connection with the Merger will recognize as of the Effective Date capital gain or loss equal to the difference between such cash amount and the shareholder's basis in the fractional share interest.

  THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION AND THE OPINIONS OF COUNSEL DESCRIBED ABOVE ARE BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE, EXISTING TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. THE OPINIONS OF COUNSEL DESCRIBED ABOVE ARE NOT BINDING UPON THE INTERNAL REVENUE SERVICE, AND NO RULINGS OF THE INTERNAL REVENUE SERVICE WILL BE SOUGHT OR OBTAINED. THERE IS NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH THE FOREGOING DISCUSSION OR THE OPINIONS DESCRIBED ABOVE. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION AND THE OPINIONS. BECAUSE OF THE COMPLEXITIES OF THE TAX LAWS, EACH PONTE VEDRA SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

Expenses

  All expenses incurred by or on behalf of the parties in connection with the Agreements and the transactions contemplated by the Agreements are to be borne by the party incurring the expense. Notwithstanding the foregoing, if the Agreements are terminated by SunTrust or Ponte Vedra because of the willful breach by the other of any representation, warranty, covenant, undertaking or restriction contained therein, then the breaching party will pay all such cost and expenses incurred by the non-breaching party.

Accounting Treatment

  It is anticipated that the Merger will be accounted for using the purchase method of accounting for financial reporting purposes.

  NYSE Listing

  The SunTrust Common Stock is listed on the NYSE. The Ponte Vedra Common Stock is not traded on any exchange. The SunTrust Common Stock issued to the Ponte Vedra Shareholders pursuant to the Agreements will be listed on the NYSE.

                            BUSINESS OF SUNTRUST

  SunTrust is a regional bank holding company headquartered at 25 Park Place, N.E., Atlanta, Georgia 30303, telephone number (404) 588-7711. At June 30, 1995, SunTrust had consolidated total assets of $44.2 billion, consolidated loans of $30.1 billion, consolidated deposits of $31.7 billion, consolidated realized shareholders' equity of $3 billion and consolidated total shareholders equity of $4 billion. SunTrust owns through wholly owned intermediary holding companies all the outstanding capital stock of 29 subsidiary banks that operate in Florida, Georgia, Tennessee and Alabama.

  SunTrust, through its subsidiary banks, conducts a broad range of commercial banking activities, including accepting demand, time and savings deposits, making both secured and unsecured business and consumer loans and leases, extending commercial lines of credit, issuing and servicing credit cards and certain other types of revolving credit accounts, providing commercial factoring services, cash management services, investment counseling, safe deposit services, personal and corporate trust and other fiduciary services and engaging in leasing, mortgage banking, correspondent banking, international banking, investment banking, trading in U.S. government securities and municipal bonds and underwriting certain types of general obligation municipal bonds.

  For a more complete description of the business of SunTrust and selected financial data, supplemental financial information, SunTrust's management discussion and analysis of financial conditions and results of operations, please see SunTrust's Annual Report for the year ended December 31, 1994 delivered with this Proxy Statement.


                           BUSINESS OF PONTE VEDRA

  Through its four locations in Florida, Ponte Vedra provides retail and commercial lending services typical of those offered by other community banks. For retail customers, Ponte Vedra offers a full range of depository products including regular and money market checking accounts, regular, special and money market savings accounts; various types of certificates of deposit and Individual Retirement Accounts. The principal lending activity of Ponte Vedra historically has been the origination of commercial, real estate and conventional residential mortgage loans. Ponte Vedra also originates conventional mortgage loans on multi-unit dwellings and other commercial properties, home equity loans, home investment loans and consumer loans. Ponte Vedra makes loans primarily in Duval and St. Johns Counties, Florida. Ponte Vedra does not have a trust department.


        COMPARISON OF RIGHTS OF PONTE VEDRA AND SUNTRUST SHAREHOLDERS

  SunTrust is a business corporation organized under the Georgia Business Corporation Code (the "GBCC"). Ponte Vedra is a corporation organized under the Florida Business Corporations Act ("FBCA"). Ponte Vedra Shareholders, whose rights as shareholders are currently governed by the FBCA and the Ponte Vedra Articles of Incorporation and By-laws, will become, upon consummation of the Merger, shareholders of SunTrust. Their rights as shareholders of SunTrust will be governed by the GBCC and the SunTrust Articles of Incorporation and By-laws. Certain differences between the rights of Ponte Vedra Shareholders and SunTrust Shareholders are summarized below. The summary does not purport to be a complete statement of the rights of Ponte Vedra Shareholders as compared with the rights of SunTrust Shareholders. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. The summary is qualified in its entirety by reference to the FBCA, the GBCC, and the respective Articles of Incorporation and By-laws of SunTrust and Ponte Vedra.

  Changes in Control - Articles of Incorporation

  SunTrust. Certain provisions of the SunTrust Articles of Incorporation and By-laws may have the effect of preventing, discouraging or delaying any change of control of SunTrust. These provisions include the authority to issue preferred stock with such rights and privileges as the Board of Directors may deem appropriate from time to time, provisions for the classification of the SunTrust Board of Directors and provisions relating to certain business combinations. In addition, the SunTrust By-laws require a vote of two-thirds of the full Board of Directors following specified notice, or of 75% of the full Board of Directors, in order to approve certain actions relating to business combinations involving SunTrust, changes in the terms of employment of the Chairman of the Board, President or Chief Executive Officer of SunTrust and the designation of management nominees to the Board of Directors of SunTrust. The authority of the Board of Directors to issue preferred stock with such rights and privileges, including voting rights, dividend, redemption and conversion rights, may enable the Board of Directors to prevent a change in control despite a shift in ownership of SunTrust Common Stock. The classification of the SunTrust Board of Directors pursuant to which one-third of the directors of SunTrust are elected each year for a three-year term, and the special Board of Directors voting provisions, may delay the ability of dissatisfied SunTrust Shareholders or anyone who obtains a controlling interest in SunTrust Common Stock to elect a new Board of Directors and to exercise control of SunTrust. The provisions of the SunTrust Articles of Incorporation relating to certain business combinations (the "Fair Price Provisions") may have the effect of deterring or making more difficult a change in control or acquisition of SunTrust.

  The Fair Price Provisions contained in the SunTrust Articles of Incorporation are summarized below. The Fair Price Provisions require that certain business combinations involving an Interested Shareholder (as defined in the Articles of Incorporation to include a person who beneficially owns (as defined in the Articles of Incorporation) 10% or more of SunTrust Common Stock) be approved by the holders of at least 75% of the outstanding shares of SunTrust Common Stock, including the approval of the holders of at least 75% of the outstanding shares of SunTrust Common Stock that are not owned by the Interested Shareholder, unless either 75% of the entire SunTrust Board of Directors approves the transaction or certain minimum price criteria and procedural safeguards are satisfied. These transactions include any merger or consolidation of SunTrust into an Interested Shareholder or any affiliates thereof, any sale of more than $1 million in assets of SunTrust to an Interested Shareholder or any affiliate thereof, any recapitalization or reclassification of SunTrust securities or similar transaction increasing the percentage of ownership by an Interested Shareholder or any proposal for the liquidation of SunTrust.

  The Fair Price Provisions require that a business combination involving any Interested Shareholder which does not receive the required director or shareholder vote must meet certain fair price criteria. Those criteria require, among other things, that the second step consideration in a two-tier bid be at least equal to the highest of the following four computations:

  (i) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of SunTrust Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposed business combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder;

  (ii) the highest fair market value per share of SunTrust Common Stock during the 30-day period ending on the Announcement Date or during the 30-day period ending on the date on which the Interested Shareholder became an Interested Shareholder;

  (iii) the price per share equal to the highest fair market value per share as determined in clause (ii) above, multiplied by the ratio of (1) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of SunTrust Common Stock acquired during the two-year period preceding the Announcement Date, to (2) the fair market value of the SunTrust Common Stock on the date on which the Interested Shareholder made its first purchase of shares of SunTrust Common Stock during the two-year period; and

  (iv) the book value per share of SunTrust Common Stock on the last day of the month preceding the consummation of the business combination multiplied by the ratio of (1) the highest price per share paid by the Interested Shareholder, as determined in clause (i) above, to (2) the book value per share of SunTrust Common Stock on the last day of the month preceding the date on which the highest price as determined pursuant to clause (i) above was based.

  In addition, the consideration paid for SunTrust Common Stock in a business combination must be either cash or the same form of consideration paid by the Interested Shareholder to acquire the largest number of shares of SunTrust Common Stock previously acquired by it. Moreover, the Interested Shareholder must not (i) have acquired, after having become an Interested Shareholder, additional shares of SunTrust Common Stock, (ii) have received the benefit of financial assistance from SunTrust or (iii) have made or failed to make certain changes in SunTrust dividend payments.

  The Fair Price Provisions are designed to discourage attempts to take over SunTrust by utilizing two-tier pricing tactics or by acquiring less than all of SunTrust's outstanding shares. The provisions were adopted in response to the occurrence of non-negotiated attempts to take over publicly owned corporations. These attempts typically involve the accumulation of a substantial block of the target corporation's stock by the purchaser or a tender offer by the purchaser to obtain a major stock interest in the target corporation, followed by a merger or other reorganization of the acquired company on terms determined entirely by the purchaser. The terms of these attempts may include two-tier pricing, which is the practice of paying cash to acquire a controlling interest in a company and acquiring the remaining equity interest by paying the remaining shareholders a price that is lower than the price paid to acquire the controlling interest or by utilizing a different form of consideration for payment to the remaining shareholders than was used to purchase the controlling interest.

  While the terms of such a non-negotiated takeover could be fair to SunTrust Shareholders, negotiated transactions may result in more favorable terms to SunTrust Shareholders because of factors such as timing of the transaction, the tax effects on the shareholders and the fact that the nature and amount of the consideration paid to all shareholders will be negotiated by the parties at arms-length rather than dictated by the purchaser.

  Although the federal securities laws and regulations applicable to certain of the business combinations covered by the Fair Price Provisions require that disclosure be made to shareholders of the terms of such a transaction, these laws do not assure shareholders that the financial terms of the business combination will be fair to them or that they can effectively prevent its consummation. The Fair Price Provisions are intended to address some of the effects of these gaps in federal and state laws and prevent some of the potential inequities of certain acquisitions that involve two or more steps. The Fair Price Provisions require that, in order to complete a business combination that is not approved by a 75% vote of the entire SunTrust Board of Directors, an Interested Shareholder must obtain the affirmative vote of the holders of at least 75% of the outstanding SunTrust Common Stock held by SunTrust Shareholders other than the Interested Shareholder, or meet the minimum price and procedural requirements of the Fair Price Provisions.

  Due to the difficulties of complying with the requirements of the Fair Price Provisions, the Fair Price Provisions generally may discourage attempts to acquire control of SunTrust. As a result, holders of SunTrust Common Stock may be deprived of an opportunity to sell their shares at a premium above the market price. In addition, the Fair Price Provisions would give veto power to the holders of a minority of SunTrust Common Stock with respect to certain business combinations that are opposed by more than 25% of the SunTrust Board of Directors, but which a majority of shareholders may believe to be desirable and beneficial. Moreover, in any such business combination not receiving the requisite approval of SunTrust Shareholders or of directors, the minimum price provisions of the Fair Price Provisions, while providing objective pricing criteria, could be arbitrary and not indicative of value.

  The Articles of Incorporation of SunTrust also contain provisions (the "Business Judgment Provisions") that require the SunTrust Board of Directors, when evaluating certain offers to purchase the equity securities of SunTrust, to consider certain factors in addition to the consideration offered in the acquisition proposal in relation to the market price of SunTrust's securities or assets. The factors include, among others, the estimate by the Board of Directors of the future value of SunTrust as an independent entity, the desirability of maintaining SunTrust as an independent entity and the impact of the proposed transaction on SunTrust's employees and customers and upon the communities in which SunTrust and its subsidiaries operate.

  The Ponte Vedra Articles of Incorporation include a provision that requires the affirmative vote of the holders of two-thirds of the outstanding shares of Ponte Vedra Common Stock to approve a merger or acquisition of Ponte Vedra. Consequently, two-thirds of the outstanding shares of Ponte Vedra must approve the Transaction.

  Anti-Takeover Statutes

  The GBCC contains fair price requirements applicable to certain mergers with certain interested shareholders and restricts certain business combinations with interested shareholders. These statutory requirements restrict business combinations with, and the accumulation of shares of voting stock of, certain Georgia corporations. In accordance with the provisions of these statutes, SunTrust must elect to be covered by the restrictions imposed by these statutes. SunTrust has not elected to be covered by such statutes, but it could do so by action of its Board of Directors at any time.

  The FBCA contains an affiliated transactions provision which applies to Ponte Vedra. The FBCA affiliated transactions statute imposes procedural (or in some cases substantive) requirements upon certain business combinations between a corporation and an interested shareholder (generally, any person who has acquired 10% or more of the voting stock of the corporation). The FBCA affiliated transactions statute would permit the business combination to be effected if (i) certain fair price criteria are satisfied or (ii) the business combination has been approved by a majority of the "disinterested directors" (as defined in the FBCA affiliated transactions statute) or by the holders of two-thirds of the voting shares other than shares beneficially owned by the interested shareholders.

  The FBCA also contains provisions that, under certain circumstances, restrict the voting rights of an acquiror of the shares of a Florida corporation who crosses one of three voting thresholds (20%, 33-1/3% or 50%) with respect to such shares unless the holders of a majority of each class of shares of the corporation which are not "interested shares" (as defined in the statute) vote to approve voting power for such shares.

  Amendment of Articles of Incorporation

  Generally, the GBCC requires a majority vote of the outstanding shares entitled to vote to amend articles of incorporation unless the articles of incorporation, the board of directors or the GBCC provides otherwise. The SunTrust Articles of Incorporation requires an affirmative vote by a least 75% of the shares entitled to vote (other than shares held by any Interested Shareholder) to alter or amend the provisions of the Articles of Incorporation of SunTrust relating to transactions with any Interested Shareholder.

  The FBCA requires the affirmative vote of a majority of the outstanding shares (or, in certain circumstances, the majority of the outstanding shares of each class) to amend articles of incorporation. The Articles of Incorporation of Ponte Vedra require the approval of two-thirds of the outstanding shares for any amendment to the Articles of Incorporation or Bylaws of Ponte Vedra affecting the relative rights of shareholders, changing the votes required for approval of any matter, changing the restrictions on transfer or encumbrance of shares of capital stock, or modifying or repealing any of the provisions of the Articles of Incorporation requiring two-thirds of the outstanding shares of Ponte Vedra to approve a merger.

  Certain Voting Rights

  Under the GBCC, unless the articles of incorporation specify otherwise, a board of directors need not submit a plan of merger to the shareholders of the surviving corporation if (i) the merger will not effect any change in or amendment to the articles of incorporation of the surviving corporation,
(ii) each share of the surviving corporation outstanding immediately prior to the effectiveness of the merger is to remain outstanding and unchanged after the merger, and (iii) either no new shares of the surviving corporation are to be issued or any such shares to be issued can be issued by the board of directors without further authorization by the shareholders. The NYSE, however, may require shareholder approval as a prerequisite to listing shares to be issued in certain merger or other acquisition transactions, such as when the transaction would result in the present or potential increase of 18.5% or more in the outstanding shares of common stock of the acquiring corporation.

  The GBCC provides that unless the articles of incorporation specify otherwise, a plan of merger submitted to shareholders requires the affirmative vote of a majority of the shares entitled to vote to adopt such a plan.

  As described more fully above, the SunTrust Articles of Incorporation require a special shareholder vote to approve certain business combinations, including mergers, consolidations and sales of assets, involving certain Shareholders.

  Under the FBCA, a merger agreement submitted to shareholders for approval requires the affirmative vote of a majority of shares entitled to vote, unless the FBCA, the Articles of Incorporation or the board of directors require a greater vote. The Ponte Vedra Articles of Incorporation require two-thirds of the outstanding shares to approve the Transaction.

  Dividends

  A Georgia corporation may pay dividends out of unreserved and unrestricted earned surplus, out of net earnings for the fiscal year in which declared or out of the net earnings of the next preceding fiscal year, or out of capital surplus if certain conditions are met and the shareholders are notified concurrently that the distribution is from capital surplus. The SunTrust Articles of Incorporation authorize distributions out of capital surplus.

  The FBCA provides that a board of directors may pay a dividend unless, after giving effect to the dividend: (i) the corporation will be unable to pay its debts, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount needed upon dissolution to satisfy preferential rights superior to those receiving the distribution. A board of directors may base a determination that a distribution is not prohibited under (i) or (ii) on financial statements prepared on the basis of reasonable accounting practices and principles or on a fair valuation or other method that is reasonable in the circumstances.

  In the case of both SunTrust and Ponte Vedra, further restrictions on the payment of dividends may arise as a result of federal (and in the case of SunTrust, state) banking laws. See "Certain Regulatory Considerations Relating to SunTrust - Payment of Dividends and Other Restrictions."

  Boards of Directors

  As permitted by the GBCC, the SunTrust By-laws divide the SunTrust Board of Directors into three classes serving staggered three-year terms, with the terms of one class of directors to expire each year. The classification of the SunTrust Board of Directors means that approximately one-third of the SunTrust Board of Directors is elected each year, with the result that it would take two annual meetings of SunTrust Shareholders to change the majority of the members constituting the SunTrust Board of Directors. The classification of directors has the effect of making it more difficult to change the composition of the board of directors. A classified board of directors can help promote the continuity and stability of management and policies because a majority of the directors at any given time will have prior experience as directors.

  In addition, the SunTrust By-laws provide that any or all of the SunTrust directors may be removed from office at any time with or without cause, but only by the affirmative vote of at least 75% of the shares entitled to vote (excluding any shares held by any Interested Shareholder). As previously described, the Ponte Vedra Articles of Incorporation and By-laws do not contain similar provisions. Under the FBCA, the entire Board of Directors or any Director, may be removed without cause by the vote of a majority of shareholders entitled to vote at an annual meeting.

                      RIGHTS OF DISSENTING SHAREHOLDERS

  Any shareholder of Ponte Vedra may dissent from the Transaction and receive in cash the fair value, as of the day prior to the Meeting, of the Ponte Vedra Common Stock held by such shareholder pursuant to Sections
607.1302 and 607.1320 of the FBCA, copies of which are attached as Exhibit B hereto. Such fair value is exclusive of any appreciation or depreciation in anticipation of the Merger. The appraisal value of the Ponte Vedra Common Stock may be more or less than the consideration that a Ponte Vedra Shareholder would be entitled to receive in the Transaction. The following is a summary of the procedures to be followed by Ponte Vedra Shareholders who wish to dissent from the Transaction.

  Under Section 607.1302 of the FBCA, the shareholders of Ponte Vedra have certain dissenters' rights or appraisal rights in connection with the Transaction, the procedures for which are set forth in Section 607.1320. The following is only a summary of Section 607.1320. All statements relating to the provisions of Section 607.1320 are qualified in their entirety by reference to the copy of Section 607.1320 attached as Exhibit B to this Proxy Statement. Shareholders are encouraged to consult their individual advisors.

  Any holder of common stock who wishes to exercise rights of a dissenting shareholder with respect to any or all shares of common stock owned by such shareholder and to obtain the "fair value" of any or all of his shares in cash; (i) must file with Ponte Vedra prior to the vote on the Transaction at the Meeting, a written notice of intent to demand payment; (ii) may not vote for approval of the Agreements, the Plan of Merger or the Transaction; (iii) must file with Ponte Vedra written notice of election to dissent and demand payment of the fair value of the shares of Ponte Vedra Common Stock within twenty days after receipt of notice of approval of the Transaction, and simultaneously surrender to Ponte Vedra the certificates representing the shares for which such payment is demanded; and (iv) must comply with all procedural requirements of Section 607.1320.

  The written notice of intent to demand payment in (i) above will not be satisfied under the FBCA by merely voting "Against" approval of the Agreements by proxy or in person at the Meeting. A shareholder wishing to preserve the right and seek appraisal must not vote in favor of approval of the Agreements and must give a separate written notice of intent to demand payment prior to the vote on the Agreements at the Meeting.

  The notice of election described in (iii) above should be executed by or for the shareholder of record by stating his name and address, the number, classes and series of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth will be bound by the terms of the Agreements, the Plan of Merger and the Transaction.

  Upon filing a notice of election to dissent, the shareholder will thereafter be entitled only to payment as provided under Section 607.1320 and will not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by Ponte Vedra to pay for his shares. After such offer, no such notice of election may be withdrawn unless Ponte Vedra consents thereto.

  Within ten days after the expiration of the period in which shareholders may file their notices of election to dissent, or within ten days after the Transaction is effected, whichever is later, but in no case more than ninety days from the shareholder's authorization date, Ponte Vedra or SunBanks will make a written offer to each dissenting shareholder who has made a demand, as provided in Section 607.1320, to pay an amount Ponte Vedra or SunBanks estimates to be the fair value of such shares. The written offer to the dissenting shareholder will be accompanied by certain financial information concerning Ponte Vedra. No other notice of the consummation of the Transaction will be given.

  If within thirty days after the making of such offer, any shareholder accepts the same, payment for his shares will be made within ninety days after the making of such offer or the consummation of the Transaction, whichever is later. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

  If within the specified period to dissent under Section 607.1320, Ponte Vedra or SunBanks fails to make such written offer, or if it makes the offer and any dissenting shareholder fails to accept the same within the period of thirty days thereafter, then Ponte Vedra or SunBanks shall, within thirty days after receipt of written demand from any dissenting shareholder given within sixty days after the date on which the Transaction was effected, or may, at its election at any time within such period of sixty days, file an action in any court of competent jurisdiction in St. Johns County, Florida, to determine the fair value of such shares. If Ponte Vedra or SunBanks fails to institute an action, any dissenting shareholder may do so in the name of Ponte Vedra or SunBanks.

  The court will also determine whether the dissenting shareholder, as to whom Ponte Vedra or SunBanks requests the determination, is entitled to receive payment for his shares. The court will determine and enter a judgment against Ponte Vedra or SunBanks for the amount of the fair value of the dissenting shareholder's shares. Thereafter, Ponte Vedra or SunBanks will pay the dissenting shareholder the amount found to be due him within ten days after final determination of the proceedings.

  The costs and expenses of the proceeding will be assessed against Ponte Vedra or SunBanks, except, if the court determines that the action of the dissenting shareholder in failing to accept Ponte Vedra's or SunBanks's offer was arbitrary, vexatious or not in good faith, the costs and expenses may be assessed by the court against the dissenting shareholder. Additionally, the court may award reasonable compensation to any attorney or expert employed by the dissenting shareholder if the fair value of the shares as determined materially exceeds the amount offered by Ponte Vedra or SunBanks or no offer is made.

  THE FOREGOING IS ONLY A SUMMARY OF THE PROCEDURES TO PERFECT DISSENTERS' RIGHTS. SEE EXHIBIT B.

  HOLDERS OF COMMON STOCK WISHING TO EXERCISE RIGHTS OF DISSENTING SHAREHOLDERS ARE CAUTIONED THAT FAILURE TO FOLLOW THE STATUTORY PROCEDURES EXACTLY MAY RESULT IN LOSS OF APPRAISAL RIGHTS.

  AN EXECUTED BLANK PROXY WILL BE VOTED IN FAVOR OF THE AGREEMENT. UNLESS LATER REVOKED, SUCH A PROXY BY A SHAREHOLDER WILL BE DEEMED A WAIVER OF HIS DISSENTERS' RIGHT OF APPRAISAL.

                  DESCRIPTION OF PONTE VEDRA CAPITAL STOCK

  Pursuant to its Articles of Incorporation, Ponte Vedra is authorized to issue up to 10,000,000 shares of Ponte Vedra Common Stock, par value $1.00 per share, of which 639,120 shares were issued and outstanding at the record date.

  Each share of Ponte Vedra Common Stock is entitled to one vote on all matters presented to Ponte Vedra Shareholders. Cumulative voting is not permitted in the election of directors or in any other matter. Each share of Ponte Vedra Common Stock also is entitled to dividends, but only when and if declared by the Board of Directors. The right of Ponte Vedra to declare a dividend on Ponte Vedra Common Stock is restricted by the Agreements. Certain limitations under federal and Florida law apply to the payment of dividends by Ponte Vedra. Ponte Vedra has never declared and paid a dividend on its Common Stock, and is not expected to do so in the foreseeable future. There are no preemptive rights to purchase Ponte Vedra Common Stock.

  As of September 30, 1995, Ponte Vedra had 475 shareholders of record. SunTrust Bank, Atlanta, an affiliate of SunTrust, acts as the transfer agent for its Common Stock. Presently, there is no established market for Ponte Vedra Common Stock, and there should be no expectation that such a market will develop in the foreseeable future.


                    DESCRIPTION OF SUNTRUST CAPITAL STOCK

  SunTrust is authorized by its Articles of Incorporation to issue up to 350,000,000 shares of SunTrust Common Stock, par value $1.00 per share, of which 115,130,650 shares were issued and outstanding at June 30, 1995 and up to 50,000,000 shares of Preferred Stock, no par value, none of which were issued and outstanding on the date hereof.

SunTrust Common Stock

  Holders of SunTrust Common Stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of SunTrust Shareholders and are not entitled to cumulate votes for the election of directors. The SunTrust By-laws divided the SunTrust Board of Directors into three classes with staggered three-year terms, with the members of one class elected each year. See "The Merger - Comparison of Rights of Ponte Vedra and SunTrust Shareholders." Holders of SunTrust Common Stock do not have preemptive rights to subscribe for or to purchase any additional shares of SunTrust. In the event of liquidation, holders of SunTrust Common Stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of SunTrust preferred stock. Holders of SunTrust Common Stock are entitled to receive dividends when declared by the SunTrust Board of Directors out of funds legally available therefor, subject to the rights of the holders of SunTrust preferred stock. The outstanding shares of SunTrust Common Stock are, and the shares of SunTrust Common Stock to be issued in connection with the Merger will be, when validly issued, fully paid and nonassessable.

  The transfer agent and registrar for SunTrust Common Stock is SunTrust Bank, Atlanta, Post Office Box 4625, Atlanta, Georgia, 30302-4625.

SunTrust Provisions Relating to Certain Business Combinations

  The Articles of Incorporation and By-laws of SunTrust include provisions relating to certain business combinations and providing for a supermajority vote on such business combinations and certain other matters. These provisions may render it more difficult to effect a change of control of SunTrust and, as a result, may have the effect of deterring a tender offer or other acquisition proposal involving SunTrust. For a discussion of the reasons for and the effects of these provisions, see "The Merger - Comparison of Rights of Ponte Vedra and SunTrust Shareholders."

                      CERTAIN REGULATORY CONSIDERATIONS
                            RELATING TO SUNTRUST
General

  As a bank holding company, SunTrust is subject to the regulation and supervision of the Federal Reserve Board. SunTrust's subsidiary banks (the "Subsidiary Banks") are subject to supervision and examination by applicable state and federal banking agencies, including the Federal Reserve Board, the Office of the Comptroller of the Currency (the "Comptroller") and the FDIC. The Subsidiary Banks are also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Subsidiary Banks. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

  The BHCA currently prohibits the Federal Reserve Board from approving an application from a bank holding company to acquire shares of a bank located outside the state in which the operations of the holding company's banking subsidiaries are principally conducted, unless such an acquisition is specifically authorized by statute of the state in which the bank whose shares are to be acquired is located. However, under recently enacted federal legislation, the restriction on interstate acquisitions will be abolished effective September 1995, and thereafter, bank holding companies from any state will be able to acquire banks and bank holding companies located in any other state, subject to certain conditions, including nationwide and state imposed concentration limits. Banks also will be able to branch across state lines by acquisition, merger or de novo, effective June 1, 1997 (unless state law would permit such interstate branching at an earlier date), provided certain conditions are met, including that applicable state law must expressly permit de novo interstate branching.

  There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or is in default. For example, under a policy of the Federal Reserve Board with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by either the Savings Association Insurance Fund ("SAIF") or the Bank Insurance Fund ("BIF") as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

Payment of Dividends and Other Restrictions

  SunTrust is a legal entity separate and distinct from its subsidiaries, including the Subsidiary Banks. There are various legal and regulatory limitations under federal and state law on the extent to which SunTrust's subsidiaries, including its bank and bank holding company subsidiaries, can finance or otherwise supply funds to SunTrust.

  The principal source of SunTrust's cash revenues is dividends from its subsidiaries and there are certain limitations under federal, Georgia, Florida and Tennessee law on the payment of dividends by such subsidiaries. The prior approval of the Federal Reserve Board or the Comptroller, as the case may be, is required if the total of all dividends declared by any state member bank of the Federal Reserve System or any national banking association in any calendar year exceeds the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock. The relevant federal and state regulatory agencies also have authority to prohibit a state member bank or bank holding company or a national banking association from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of the subsidiary, be deemed to constitute such an unsafe or unsound practice.

  Under Georgia law (which would apply to any payment of dividends by SunTrust Bank, Atlanta) the prior approval of the Georgia Commissioner of

Banking and Finance is required before any cash dividends may be paid by a state bank if: (i) total classified assets at the most recent examination of such bank exceed 80% of the equity capital (as defined, which includes the reserve for loan losses) of such bank; (ii) the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits (as defined) for the previous calendar year; or (iii) the ratio of equity capital to adjusted total assets is less than 6%.

  Retained earnings of SunTrust's banking subsidiaries available for payment of cash dividends under all applicable regulations without obtaining governmental approval were approximately $389 million as of June 30, 1995.

  In addition, the Subsidiary Banks and their subsidiaries are subject to limitations under Section 23A of the Federal Reserve Act with respect to extensions of credit to, investments in, and certain other transactions with, SunTrust and its other subsidiaries. Furthermore, loans and extensions of credit are also subject to various collateral requirements.

Capital Adequacy

  The Federal Reserve Board, the Comptroller and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels whether because of its financial condition or actual or anticipated growth. Under the risk-based capital requirements of these federal bank regulatory agencies, SunTrust and each of the Bank Subsidiaries are required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital", which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustment. The remainder ("Tier 2 capital") consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss allowance. The Tier 1 and total capital to risk-weighted asset ratios of SunTrust as of June 30, 1995 were 8.09% and 10.06%, respectively, exceeding the minimums required.

  In addition, each of the federal regulatory agencies has established a minimum leverage capital ratio (Tier 1 capital to average tangible assets). These guidelines provide for a minimum leverage capital ratio of 3% for banks and bank holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above the minimum. The Tier 1 leverage ratio of SunTrust as of June 30, 1995, was 6.80%, which is above the minimum requirements. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

Support of Subsidiary Banks and Other Regulations

  Under Federal Reserve Board policy, SunTrust is expected to act as a source of financial strength to, and to commit resources to support, each of the Subsidiary Banks. This support may be required at times when, absent such Federal Reserve Board policy, SunTrust may not be inclined to provide it. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

  The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized" as such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

  In addition, FDIC regulations require that management report on its institution's responsibility for preparing financial statements, and establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness; and that independent auditors attest to and report separately on assertions in management's reports concerning compliance with such laws and regulations, using FDIC-approved audit procedures.

                                LEGAL OPINION

  The legality of the shares of SunTrust Common Stock to be issued upon consummation of the Transaction will be passed upon for SunTrust by Raymond
D. Fortin, Esq., Senior Vice President of SunTrust.

                             RELATIONSHIPS WITH
                 INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS

  The audited consolidated financial statements of SunTrust Banks, Inc. and subsidiaries incorporated by reference in this Proxy Statement and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The audited consolidated financial statements of Ponte Vedra and subsidiaries incorporated by reference in this Proxy Statement and elsewhere in the Registration Statement have been audited by Harbeson, Beckerleg & Fletcher, independent public accountants as indicated in their report with respect thereto, and are included herein upon the authority of said firm as experts in giving said reports.

                                  Exhibit A

                    AGREEMENT AND PLAN OF REORGANIZATION

                                by and among

                            SUNTRUST BANKS, INC.,

                               SUN BANKS, INC.

                                     and

                       PONTE VEDRA BANKING CORPORATION

                               August 31, 1995

                              TABLE OF CONTENTS


                                                       Page

ARTICLE 1
          DEFINITIONS


ARTICLE 2
          TRANSACTIONS AND TERMS OF MERGER

     2.1  Merger                                            6
     2.2  Manner of Converting Shares                       6
               Ponte Vedra Common Stock                     6
               Dissenting Shareholders                      9
               Treasury Shares                              9
               Fractional Shares                            9
     2.3  Treatment of Options                              9


ARTICLE 3
         CLOSING, EFFECTIVE TIME AND DELIVERY OF CONSIDERATION

     3.1  Time and Place of Closing                         9
     3.2  Effective Time                                    10
     3.3  Exchange of Ponte Vedra Common Stock Certificates 10
     3.4  Dissenting Shareholders                           11
     3.5  Termination of Exchange Right                     11
     3.6  No Liability                                      11

ARTICLE 4
          REPRESENTATIONS AND WARRANTIES OF PONTE VEDRA

     4.1  Organization                                      11
     4.2  Capital Stock                                     12
     4.3  Authorization                                     13
     4.4  Absence of Restrictions and Conflicts             13
     4.5  The Bank                                          14
     4.6  Financial Statements                              14
     4.7  Accounting Controls                               15
     4.8  Absence of Undisclosed Liabilities                15

     4.9  Tax Matters                                       15
     4.10 Loans                                             16
     4.11 Allowance for Loan Losses                         17
     4.12 Properties                                        17
     4.13 Compliance with Laws                              17
     4.14 Employee Benefit Plans                            18
     4.15 Material Contracts                                20
     4.16 Material Contract Defaults                        20
     4.17 Legal Proceedings                                 21
     4.18 Absence of Certain Changes or Events              21
     4.19 Reports                                           21
     4.20 Ponte Vedra SEC Reports                           22
     4.21 Statements True and Correct                       22
     4.22 Brokers and Finders                               23
     4.23 Environmental Laws                                23
     4.24 Deposit Insurance                                 24
     4.25 Non-Performing Assets                             24


     ARTICLE 5
          REPRESENTATIONS AND WARRANTIES OF SUNTRUST

     5.1  Organization, Standing and Authority              24
     5.2  Capital Stock                                     25
     5.3  SunTrust Subsidiaries                             25
     5.4  Authority                                         25
     5.5  Financial Statements                              26
     5.6  Absence of Undisclosed Liabilities                27
     5.7  Allowance for Loan Losses                         27
     5.8  Compliance with Laws                              27
     5.9  Legal Proceedings                                 28
     5.10 Absence of Certain Changes or Events              28
     5.11 Reports                                           28
     5.12 Statements True and Correct                       29
     5.13 Brokers and Finders                               29

     ARTICLE 6
          COVENANTS AND AGREEMENTS OF PONTE VEDRA

     6.1  Conduct of Business - Negative Covenants          29
     6.2  Conduct of Business -- Affirmative Covenants      31
     6.3  Adverse Changes in Condition                      31
     6.4  Cooperation                                       31
     6.5  Investigation and Confidentiality                 32
     6.6  Reports                                           32
     6.7  Current Information                               33
     6.8  Dividends                                         33
     6.9  Capital Stock                                     33
     6.10 Agreement of Affiliates                           33
     6.11 Certain Actions                                   33
     6.12 Agreement as to Efforts to Consummate             34
     6.13 Agreement to Modify Accounting and
          Valuation Policies                                34
     6.14 Ponte Vedra Disclosure Schedule                   34
     6.15 State Service Mark Registration                   34
     6.16 Fairness Opinion                                  35
     6.17 Non-Compete Agreements and Employment Agreement   35

     ARTICLE 7
          COVENANTS AND AGREEMENTS OF SUNTRUST

     7.1  Conduct of Business                               35
     7.2  Adverse Changes in Condition                      35
     7.3  Cooperation                                       35
     7.4  Investigation and Confidentiality                 34
     7.5  Reports                                           36
     7.6  Approval of Merger                                36
     7.7  Applications                                      36
     7.8  Agreement as to Efforts to Consummate             37
     7.9  Indemnification                                   37

     ARTICLE 8
          ADDITIONAL AGREEMENTS

     8.1  Registration and Proxy Statement;
          Shareholder Approval                              37
     8.2  Tax Opinion                                       38
     8.3  Press Releases                                    38

     ARTICLE 9
          CONDITIONS PRECEDENT TO OBLIGATIONS OF PONTE VEDRA

     9.1  Representations and Warranties                    38
     9.2  Performance of Agreements and Covenants           38
     9.3  Certificates                                      39
     9.4  Corporate Authorization                           39
     9.5  Shareholder Approval                              39
     9.6  Consents and Approvals                            39
     9.7  Legal Proceedings                                 39
     9.8  Opinions of Counsel                               40
     9.9  Tax Matters                                       40
     9.10 Registration Statement                            40
     9.11 Material Adverse Change                           40


     ARTICLE 10
          CONDITIONS PRECEDENT TO OBLIGATIONS OF SUNTRUST

     10.1 Representations and Warranties                    40
     10.2 Performance of Agreements and Covenants           41
     10.3 Certificates                                      41
     10.4 Corporate Authorization                           41
     10.5 Shareholder Approval                              41
     10.6 Consents and Approvals                            41
     10.7 Legal Proceedings                                 42
     10.8 Opinion of Counsel                                42
     10.9 Tax Matters                                       43
     10.10Registration Statement                            43
     10.11Stock Options and Warrants                        43
     10.12Non-Competition Agreements                        43
     10.13Material Adverse Change                           43

     ARTICLE 11
          TERMINATION

     11.1 Termination                                       44
     11.2 Effect of Termination                             44
     11.3 Representations, Warranties and Covenants not to
           Survive                                          44
     11.4 Termination Fee                                   45

     ARTICLE 12
          MISCELLANEOUS

     12.1 Expenses                                          46
     12.2 Brokers and Finders                               46
     12.3 Entire Agreement                                  46
     12.4 Amendments                                        47
     12.5 Waivers                                           47
     12.6 No Assignment                                     47
     12.7 Specific Enforceability                           47
     12.8 Notices                                           48
     12.9 Governing Law                                     48
     12.10Counterparts                                      49

     EXHIBITS


EXHIBIT 1           Plan of Merger
EXHIBIT 2           Letter from Option Holders
EXHIBIT 3           Letter from Warrant Holders
EXHIBIT 4           Form of Affiliate Letter
EXHIBITS 5 and 6    SunTrust's Counsel Opinion
EXHIBIT 7           Ponte Vedra's Counsel Opinion
EXHIBIT 8           Non Competition Agreements
EXHIBIT 9           Employment Agreement

                     AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of the 31st day of August, 1995, by and among: SUNTRUST BANKS, INC. ("SunTrust"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Atlanta, Georgia; SUN BANKS, INC. ("Sun Banks"), a corporation organized and existing under the laws of the State of Florida with its principal office located in Orlando, Florida; and PONTE VEDRA BANKING CORPORATION ("Ponte Vedra"), a corporation organized and existing under the laws of the State of Florida, with its principal office located in Ponte Vedra Beach, Florida.


     W I T N E S S E T H :


     WHEREAS, the Boards of Directors of SunTrust, Sun Banks and Ponte Vedra are each of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. The Agreement provides for the merger of Ponte Vedra with and into Sun Banks so that Sun Banks will be the surviving entity; and for the holders of shares of common stock of Ponte Vedra to receive a combination of cash and shares of the common stock of SunTrust in exchange for their shares of common stock of Ponte Vedra. As a result, shareholders of Ponte Vedra shall become shareholders of SunTrust and Sun Banks shall continue to conduct its business and operations as a wholly owned subsidiary of SunTrust;

     WHEREAS, the parties to this Agreement contemplate the merger of Ponte Vedra National Bank with and into Sun Bank/North Florida, N.A.
contemporaneously with the merger of Ponte Vedra  with and into Sun Banks;

     WHEREAS, the mergers described herein are subject to the approvals of the shareholders of Ponte Vedra, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, notices to the Florida Department of Banking and Finance and the Georgia Department of Banking and Finance, and the satisfaction of certain other conditions described in this Agreement;

     WHEREAS, the parties intend that this Agreement constitute a plan of reorganization by a transaction of a type described in Section 368(a) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the above and the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

     ARTICLE 1
     DEFINITIONS

     Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

     1.1  "Agreement" shall mean this Agreement and Plan of Reorganization.

     1.2 "Articles of Merger" shall mean the Articles of Merger to be executed by Sun Banks and Ponte Vedra and delivered to the Florida Department relating to the merger of Ponte Vedra into and with Sun Banks as contemplated by Section 2.1 of this Agreement.

     1.3 "Average Market Price" shall mean the average of the closing prices per share of SunTrust Common Stock as reported on the Composite Transactions Tape of the NYSE for each of the ten (10) consecutive trading days ending on and including the trading day which is three (3) business days prior to the Effective Time.

     1.4  "Bank" shall mean Ponte Vedra National Bank.

     1.5 "BHC Act" shall mean the Bank Holding Company Act of 1956, as amended.

     1.6 "Closing" shall mean the closing of the transactions contemplated hereunder which will take place as described in Section 3.1 of this Agreement.

     1.7 "Confidential Information" shall mean any and all financial, technical, commercial or other information, data, reports, interpretations, forecasts and records concerning any person's business and affairs, including information obtained by meeting with representatives or personnel of such person; provided, however, that "Confidential Information" does not include information which (i) was or becomes generally available to the public other than as a result of a breach of Section 6.5 or 7.4 of this Agreement,
(ii) was or becomes available on a non-confidential basis from a third party source who is not, to the knowledge of the recipient of such information, in breach of any confidentiality agreement, or (iii) was or is independently developed by the other party or its advisers without violating any of their obligations under this Agreement.

     1.8 "Effective Time" shall mean the date and time at which the Merger becomes effective pursuant to the laws of the State of Florida and as provided in Section 3.2 of this Agreement.

     1.9 "ERISA" shall mean Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended.

     1.10 "Exchange Agent" shall mean SunTrust, a SunTrust Subsidiary or a third party selected by SunTrust and reasonably acceptable to Ponte Vedra.

     1.11 Exhibits 1 through 8 inclusive, and the Schedules referenced herein (including the Ponte Vedra Disclosure Schedule), shall mean the respective Exhibits and Schedules so marked, each of which has been initialed for identification by an officer of SunTrust and an officer of Ponte Vedra, and bound sets of which have been delivered to SunTrust and Ponte Vedra. Such Exhibits and Schedules are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

     1.12  "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

     1.13  "FDIC" shall mean the Federal Deposit Insurance Corporation.

     1.14 "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

     1.15 "Florida Department" shall mean the Department of State of Florida.

     1.16 "GAAP" shall mean generally accepted accounting principles as in effect on the date of the financial statements being referenced.

     1.17 "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.18 "Merger" shall mean the merger of Ponte Vedra into and with Sun Banks as provided in Section 2.1 of this Agreement.

     1.19  "Merger Consideration" shall have the meaning set forth in Section
2.2 of this Agreement.

     1.20  "1933 Act" shall mean the Securities Act of 1933, as amended.

     1.21 "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.22 "1994 Consolidated Balance Sheet" shall mean the audited consolidated balance sheet of Ponte Vedra and its Subsidiary as of December 31, 1994, included in the Ponte Vedra Financial Statements.

     1.23 "1995 Consolidated Balance Sheet" shall mean the unaudited consolidated balance sheet of Ponte Vedra and its Subsidiary as of June 30, 1995, included in the Ponte Vedra Financial Statements.

     1.24  "NYSE" shall mean the New York Stock Exchange, Inc.

     1.25 "Party" shall mean any of SunTrust, Sun Banks or Ponte Vedra and "Parties" shall mean all of SunTrust, Sun Banks and Ponte Vedra.

     1.26 "Plan of Merger" shall mean the Plan of Merger providing for the merger of Ponte Vedra into and with Sun Banks, substantially in the form of
Exhibit 1.

     1.27 "Ponte Vedra Common Stock" shall mean the common stock, par value $1.00 per share, of Ponte Vedra.

     1.28 "Ponte Vedra Disclosure Schedule" shall mean the disclosure schedule that has been delivered by Ponte Vedra to SunTrust prior to the execution of this Agreement.
     1.29 "Ponte Vedra Financial Statements" shall mean the consolidated financial statements of Ponte Vedra and its Subsidiary described in Section 4.6 of this Agreement

     1.30  "Ponte Vedra Subsidiary" shall mean the Bank.

     1.31 "Proxy Statement" shall mean the proxy statement, as amended or supplemented, used by Ponte Vedra to solicit the approval of its Shareholders of the transactions contemplated by this Agreement.

     1.32 "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by SunTrust under the 1933 Act in connection with the transactions contemplated by this Agreement.

     1.33 "Regulatory Authorities" shall mean collectively, the Federal Reserve Board, the Georgia Department of Banking and Finance, the Florida Department of Banking and Finance, the SEC and the Comptroller of the Currency.

     1.34  "SEC" shall mean the Securities and Exchange Commission.

     1.35 "Shareholder" shall mean each holder of record of shares of Ponte Vedra Common stock.

     1.36 "Shareholders' Meeting" shall mean the meeting of the shareholders of Ponte Vedra held pursuant to Section 8.1 of this Agreement.

     1.37 "Subsidiaries" shall mean all those corporations, associations or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure, any such entity which owns or operates an automatic teller machine interchange network, any such entity the equity securities of which are owned or controlled in a fiduciary capacity or any such entity which is a general industry association or group.

     1.38 "SunTrust Common Stock" shall mean the common stock, par value $1.00 per share, of SunTrust.

     1.39 "SunTrust Companies" shall mean collectively, SunTrust and all SunTrust Subsidiaries.

     1.40 "SunTrust Financial Statements" shall mean the consolidated financial statements of SunTrust and Subsidiaries described in Section 5.5 of this Agreement.

     1.41  "SunTrust Subsidiaries" shall mean the Subsidiaries of SunTrust.

     1.42 The words "hereby," "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement.

     ARTICLE 2
     TRANSACTIONS AND TERMS OF MERGER

     2.1 Merger. Subject to the terms and conditions of this Agreement and the Plan of Merger, at the Effective Time, Ponte Vedra shall be merged into and with Sun Banks in accordance with the provisions of and with the effect provided in the Florida Business Corporation Act. The separate corporate existence of Ponte Vedra shall thereupon cease, and Sun Banks shall be the surviving entity of the Merger and shall continue to be governed by the laws of the State of Florida. The Merger shall be consummated pursuant to the terms of this Agreement, which has been or will be approved and adopted by the Boards of Directors of SunTrust, Sun Banks and Ponte Vedra, and the Plan of Merger which has been or will be approved and adopted by the Boards of Directors of Ponte Vedra and Sun Banks. The Plan of Merger provides for the terms and the effects of the Merger, which terms are incorporated herein and made a part of this Agreement by reference.

     2.2 Manner of Converting Shares. All of the shares of SunTrust and Sun Banks issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Merger. The manner and basis of converting the shares of the capital stock of Ponte Vedra upon consummation of the Merger shall be as follows:

     (a) Ponte Vedra Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of SunTrust, Ponte Vedra or the holders of Ponte Vedra Common Stock:

          (i) Subject to the other provisions of this Section 2.2, each share of Ponte Vedra Common Stock issued and outstanding immediately prior to the Effective Time (excluding treasury shares and shares held by dissenting shareholders, as defined in Section 2.2(b)) shall be converted into the right to receive the Merger Consideration. The "Merger Consideration" shall mean either (a) cash in the amount of $17.50 (the "Cash Consideration"), (b) the number of shares of SunTrust Common Stock equal to $17.50 divided by the Average Market Price (the "Stock Consideration"), or (c) a combination of Cash Consideration and Stock Consideration in accordance with subparagraph
(iii) of this Section 2.2(a).

          (ii) The number of shares of Ponte Vedra Common Stock to be converted into the right to receive Cash Consideration shall not be less than 22% of the number of shares of Ponte Vedra Common Stock outstanding immediately prior to the Effective Time (the "Minimum Cash Election Number") and shall not be greater than 50% of the number of shares of Ponte Vedra Common Stock outstanding immediately prior to the Effective Time (the "Maximum Cash Election Number"). The number of shares of Ponte Vedra Common Stock to be converted into the right to receive Stock Consideration shall be not less than 50% of the number of shares of Ponte Vedra Common Stock outstanding immediately prior to the Effective Time (the "Minimum Stock Election Number") and not greater than 78% of the number of shares of Ponte Vedra Common Stock outstanding immediately prior to the Effective Time (the "Maximum Stock Election Number").

          (iii) Subject to the proration and election procedures set forth in this Section 2.2(a), each Shareholder will be entitled to elect to receive (a) Cash Consideration for all such shares (a "Cash Election"), (b) Stock Consideration for all of such shares (a "Stock Election"), or (c) Cash Consideration for 22% of such shares and Stock Consideration for 78% of such shares (a "Combination Election"). All such elections shall be made on a form designed for that purpose (a "Form of Election"). Shareholders who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Ponte Vedra Common Stock held by each such Representative for a particular beneficial owner.

          (iv) SunTrust and Ponte Vedra shall each use its best efforts to mail the Form of Election to all persons who are holders of Ponte Vedra Common Stock on the record date for the Shareholders' Meeting, on a date that is not less than twenty (20) business days prior to the Effective Date. A Form of Election must be received by the Exchange Agent no later than by the close of business seven (7) business days prior to the Effective Date (the "Election Deadline") in order to be effective. All elections will be irrevocable.

          (v) Elections shall be made by holders of Ponte Vedra Common Stock by mailing, faxing or otherwise delivering to the Exchange Agent a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent. SunTrust will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The decision of SunTrust (or the Exchange Agent) in such matters shall be conclusive and binding. Neither SunTrust nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election.

          (vi) A holder of Ponte Vedra Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (as hereinafter defined) shall be deemed to have made a Combination Election. If SunTrust or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the Shareholder making such purported Cash Election or Stock Election shall for purposes hereof be deemed to have made a Combination Election.

          (vii) All shares of Ponte Vedra Common Stock which are subject to Cash Elections are referred to herein as "Cash Election Shares". All shares of Ponte Vedra Common Stock which are subject to Stock Elections are referred to herein as "Stock Election Shares". If, after the results of the Forms of Election are calculated, the number of shares of Ponte Vedra Common Stock to be converted into shares of SunTrust Common Stock exceeds the Maximum Stock Election Number, the Exchange Agent shall determine the number of Stock Election Shares which must be redesignated as Cash Election Shares. All Shareholders who have Stock Election Shares shall, on a prorata basis, have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Maximum Stock Election Number and the Minimum Cash Election Number are achieved. If, after the results of the Forms of Election are calculated, the number of shares of Ponte Vedra Common Stock to be converted into cash exceeds the Maximum Cash Election Number, the Exchange Agent shall determine the number of Cash Election Shares which must be redesignated as Stock Election Shares. All Shareholders who have Cash Election Shares shall, on a prorata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Maximum Cash Election Number and Minimum Stock Election Number are achieved. Notwithstanding the foregoing, no redesignation shall be effected for a Shareholder who has made a Cash Election but, as a result of such redesignation, would receive fewer than 20 shares of SunTrust Common Stock in exchange for all of such Shareholder's shares of Ponte Vedra Common Stock.
In this event, the Cash Election Shares of the remaining Shareholders shall be redesignated on a prorata basis to achieve the Maximum Cash Election Number and the Minimum Stock Election Number. Shareholders who make Combination Elections will not be subject to the redesignation procedures described herein. SunTrust or the Exchange Agent shall make all computations contemplated by this Section 2.2(a) and all such computations shall be conclusive and binding on the holders of Ponte Vedra Common Stock.

          (viii) After the redesignation procedure set forth in Section 2.2(a)(vii) is completed, all Cash Election Shares and 22% of the shares of Ponte Vedra Common Stock which are subject to Combination Elections shall be converted into the right to receive the Cash Consideration and all Stock Election Shares and 78% of the shares of Ponte Vedra Common Stock which are subject to Combination Elections shall be converted into the right to receive the Stock Consideration. Such certificates previously evidencing shares of Ponte Vedra Common Stock shall be exchanged for (a) certificates evidencing the Stock Consideration, or (b) the Cash Consideration, multiplied in each case by the number of shares previously evidenced by the canceled certificate, upon the surrender of such certificates in accordance with the provisions of Section 3.3, without interest. Notwithstanding the foregoing, however, no fractional shares of SunTrust Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(d).

     (b) Dissenting Shareholders. Any holder of shares of Ponte Vedra Common Stock who complies with the provisions of the Florida Business Corporation Act, as made applicable to the Merger by Section 607.1302 of the Florida Business Corporation Act, does not vote for or consent to the Plan of Merger, delivers to Ponte Vedra, prior to the taking of the vote on this Agreement and the Plan of Merger at the Shareholders' Meeting, written notice of such Shareholder's intent to demand payment for the shares of Ponte Vedra Common Stock held by such holder as of the Effective Time and delivers to Ponte Vedra, within twenty days of having received notice that the Shareholders of Ponte Vedra have approved this Agreement and the Plan of Merger, such dissenting holder's share certificates and notice of election to dissent, shall be entitled to receive the fair value of such shares in cash as determined pursuant to Section 607.1320 of the Florida Business Corporation Act.

     (c) Treasury Shares. Any and all shares of Ponte Vedra Common Stock held as treasury shares by Ponte Vedra shall be cancelled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

     (d) Fractional Shares. No fractional shares of SunTrust Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 2.2(a) of this Agreement, cash adjustments (without interest) will be paid to the holder of Ponte Vedra Common Stock in respect of any fraction of a share of SunTrust Common Stock that would otherwise be issuable to such holder of Ponte Vedra Common Stock, and the amount of such cash adjustment shall be determined by multiplying the fraction of a share of SunTrust Common Stock otherwise issuable times the Average Market Price.

     2.3 Treatment of Options and Warrants. No later than thirty (30) days after the date of this Agreement, Ponte Vedra shall have delivered to
SunTrust: (i) letters in the form of Exhibit 2 hereto which have been executed by each holder of options for shares of Ponte Vedra Common Stock; and (ii) letters in the form of Exhibit 3 hereto which have been executed by each holder of warrants for shares of Ponte Vedra Common Stock. For each share of Ponte Vedra Common Stock covered by an option or warrant, SunTrust shall pay the option holder or warrant holder Seven Dollars and Fifty Cents ($7.50) in cash on the Effective Date, subject to any applicable withholding.

     ARTICLE 3
     CLOSING, EFFECTIVE TIME AND DELIVERY OF CONSIDERATION

     3.1 Time and Place of Closing. Unless otherwise mutually agreed upon in writing by appropriate executive officers of SunTrust and Ponte Vedra, the Closing will take place at 10:00 a.m. on the later of January 19, 1996, or within five (5) business days following the last to occur of (i) the approval of this Agreement and the Plan of Merger by Ponte Vedra's Shareholders,
(ii) receipt of all required regulatory approvals, (iii) the expiration of all applicable waiting periods following the regulatory approvals, and (iv) the date that all of the conditions precedent specified in this Agreement have been satisfied or waived by the Party or Parties permitted to do so.
The place of Closing shall be at the offices of SunTrust located at 25 Park Place, Atlanta, Georgia or at such other place as may be mutually agreed upon by the Parties.

     3.2 Effective Time. As soon as practicable following the Closing, the parties shall deliver to the Florida Department the Articles of Merger as provided by Section 607.1105 of the Florida Business Corporation Act. The Merger and the Plan of Merger shall become effective on the date and at the time specified in the Articles of Merger.

     3.3 Exchange of Ponte Vedra Common Stock Certificates. The Exchange Agent shall serve as exchange agent in connection with the Merger. The Exchange Agent shall provide appropriate stock certificate transmittal materials to the former Shareholders of Ponte Vedra promptly after the Effective Time. After the Effective Time, each holder of shares of Ponte Vedra Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by dissenting shareholders) shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender receive the Merger Consideration in exchange for each such share, without interest. Each certificate for Ponte Vedra Common Stock so surrendered and all transmittal materials shall be duly completed and endorsed as the Exchange Agent may require. SunTrust shall not be obligated to deliver the Merger Consideration to which any former holder of Ponte Vedra Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Ponte Vedra Common Stock for exchange as provided in this Section 3.3. No dividend or other distribution payable to the holders of record of SunTrust Common Stock as of any time subsequent to the Effective Time shall be paid to the holder of any certificate representing shares of Ponte Vedra Common Stock issued and outstanding immediately prior to the Effective Time until such holder surrenders such certificate for exchange as provided in this
Section 3.3. Upon surrender of a Ponte Vedra Common Stock certificate, the SunTrust Common Stock certificate (together with all such withheld dividends or other distributions, but without interest thereon), any cash payments due and any cash payment for a fractional share interest (without interest), as applicable, shall be delivered and paid with respect to each share represented by such Ponte Vedra Common Stock certificate. After the Effective Time each certificate that represented outstanding shares of Ponte Vedra Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which the former shareholders of Ponte Vedra Common Stock may be entitled) to evidence only the right of the holder thereof to receive the Merger Consideration in exchange for each such share or as provided in
Section 3.4 of this Agreement.

     3.4 Dissenting Shareholders. Any holder of shares of Ponte Vedra Common Stock who complies with Section 607.1320 of the Florida Business Corporation Act shall not be entitled to surrender his certificate or certificates representing shares of Ponte Vedra Common Stock and receive in exchange for each such share the Merger Consideration. Ponte Vedra agrees that it will not, except with the prior written consent of SunTrust, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Each holder of shares of Ponte Vedra Common Stock who becomes entitled, pursuant to Section 607.1320 of the Florida Business Corporation Act, to payment of the fair value of his shares shall receive payment therefor from SunTrust (but only after the value thereof shall have been agreed upon or finally determined as provided in
Section 607.1320 of the Florida Business Corporation Act).

     3.5 Termination of Exchange Right. Any SunTrust Common Stock held by an Exchange Agent which remains undistributed to the former Shareholders of Ponte Vedra for six months after the Effective Time shall be delivered to SunTrust upon demand, and any former Shareholders of Ponte Vedra who have not theretofore complied with this Article 3 shall thereafter look only to SunTrust for payment of their claims for cash, SunTrust Common Stock, any cash in lieu of fractional shares of SunTrust Common Stock or any dividends or distributions with respect to SunTrust Common Stock (all without any interest thereon).

     3.6 No Liability. Neither SunTrust nor Sun Banks shall be liable to any former Shareholder of Ponte Vedra Common Stock for cash, shares of SunTrust Common Stock or shares of SunTrust Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of SunTrust Common Stock delivered to public officials pursuant to any applicable abandoned property, escheat or similar law.

     ARTICLE 4
     REPRESENTATIONS AND WARRANTIES OF PONTE VEDRA

     Except as may be set forth in the Ponte Vedra Disclosure Schedule, Ponte Vedra hereby represents and warrants to SunTrust and Sun Banks as follows:

     4.1 Organization. Ponte Vedra is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Ponte Vedra is duly registered as a bank holding company with the Federal Reserve Board, and under any applicable provisions of Florida law. The Bank is a national banking association chartered under the laws of the United States and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by the Bank and to carry on its business as now being conducted. The Bank is: (i) an "insured depository institution" as defined in the FDIA and applicable regulations thereunder; and (ii) a member of the Bank Insurance Fund of the FDIC. Each of Ponte Vedra and the Bank is duly qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Ponte Vedra or the Bank. Ponte Vedra has heretofore made available to SunTrust accurate and complete copies of the articles of incorporation and bylaws, as currently in effect, of Ponte Vedra and the Bank. The minutes of the meetings of and written consents of the shareholders, board of directors and committees of the board of directors of each of Ponte Vedra and the Bank accurately reflect in all material respects the business conducted at each of the meetings of the Shareholders, board of directors and committees of the board of directors of Ponte Vedra and the Bank. The Ponte Vedra Disclosure Schedule contains a true and correct list of the jurisdictions in which Ponte Vedra and the Bank are qualified to transact business as a foreign corporation. As of the date of this Agreement, the only Subsidiary of Ponte Vedra is the Bank.

     4.2 Capital Stock. The authorized capital stock of Ponte Vedra consists of One Million (1,000,000) shares of Ponte Vedra Common Stock. Six Hundred Thirty Nine Thousand One Hundred Twenty (639,120) shares of Ponte Vedra Common Stock are issued and outstanding as of the date of this Agreement, and Thirteen Thousand Eight Hundred (13,800) shares of Ponte Vedra Common Stock are held in Ponte Vedra's treasury. All of the issued and outstanding shares of Ponte Vedra Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Ponte Vedra Common Stock have been issued in violation of any preemptive rights of the current or past shareholders of Ponte Vedra as of the date of this Agreement. Ponte Vedra has warrants outstanding covering 263,666 shares of Ponte Vedra Common Stock, and options outstanding covering 31,650 shares of Ponte Vedra Common Stock. The Ponte Vedra Disclosure Schedule contains a true and complete list as of the date of this Agreement of all persons who hold warrants or options to purchase Ponte Vedra Common Stock, the number of shares issuable to such person upon the exercise in full of such warrants or options and the exercise price per share. Except as set forth above, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Ponte Vedra or contracts, commitments, understandings or arrangements by which Ponte Vedra was or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. As of the date of this Agreement, there are no contracts, commitments, understandings, or arrangements by which Ponte Vedra is or may be bound to transfer any shares of the capital stock or other securities of the Bank.

     4.3 Authorization. Ponte Vedra has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger and other transactions provided for herein, subject only to the approval of this Agreement and the Plan of Merger and the Merger by the holders of at least a majority of the outstanding shares of Ponte Vedra Common Stock. The execution and delivery of this Agreement by Ponte Vedra and, subject only to the approval of this Agreement and the Plan of Merger and the Merger by the holders of at least a majority of the outstanding shares of Ponte Vedra Common Stock, the performance by Ponte Vedra of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Ponte Vedra. The Board of Directors of Ponte Vedra has approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions provided for herein. This Agreement has been duly executed and delivered by Ponte Vedra and constitutes the valid and binding agreement of Ponte Vedra, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     4.4  Absence of Restrictions and Conflicts.

     (a) Subject only to the approval of this Agreement and the Plan of Merger by the holders of at least a majority of the outstanding shares of Ponte Vedra Common Stock and the receipt of all approvals required from the Regulatory Authorities, the execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under: (i) any term or provision of the articles of incorporation or bylaws of Ponte Vedra or the Bank, (ii) any material contract to which Ponte Vedra or the Bank is a party,
(iii) any judgment, decree or order of any court or governmental authority or agency to which Ponte Vedra or the Bank is a party or by which Ponte Vedra or the Bank, or any of their respective properties is bound, or (iv) except as set forth in the immediately succeeding sentence, any statute, law, regulation or rule applicable to Ponte Vedra or the Bank, so as to have in the case of subsections (ii) through (iv) above, a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Ponte Vedra and the Bank taken as a whole. Except for compliance with the applicable requirements of the 1933 Act, the 1934 Act, applicable state securities and banking laws, the filing and recording of the Articles of Merger as required by the Florida Business Corporation Act, and obtaining approvals from all necessary bank regulatory agencies, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Ponte Vedra or the Bank is required in connection with the execution, delivery or performance of this Agreement by Ponte Vedra or the consummation of the transactions contemplated by this Agreement by Ponte Vedra, the failure to obtain which would have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of Ponte Vedra and the Bank taken as a whole.

     (b) To the knowledge of Ponte Vedra, as of the date hereof, there is no reason why any consent, approval, authorization or waiver necessary to permit consummation of the transactions contemplated hereby should not reasonably be obtained without the imposition of a condition or requirement that would materially and adversely impact the economic or business benefits of the transactions contemplated hereby as to render inadvisable consummation of such transactions.

     4.5 The Bank. The Bank is a Subsidiary of Ponte Vedra and all shares of the Bank's issued and outstanding capital stock are owned by Ponte Vedra. All shares of capital stock or other equity interests of the Bank owned by Ponte Vedra are set forth in the Ponte Vedra Disclosure Schedule and are owned by Ponte Vedra, either directly or indirectly, free and clear of all liens, encumbrances, equities or claims. The shares of capital stock or other equity interests of the Bank have been duly authorized and are validly issued, fully paid and nonassessable. None of the outstanding shares of the Bank's capital stock has been issued in violation of any preemptive rights of the current or past shareholders of the Bank. Except for shares of capital stock owned by Ponte Vedra, there are no shares of capital stock of the Bank outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock of the Bank or contracts, commitments, understandings or arrangements by which the Bank was or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. The Bank has no Subsidiaries.

     4.6 Financial Statements. Ponte Vedra has delivered to SunTrust prior to the execution of this Agreement copies of the following financial statements of Ponte Vedra (collectively referred to herein as the "Ponte Vedra Financial Statements"): (i) audited Consolidated Balance Sheets of Ponte Vedra and its Subsidiary as of December 31, 1992, 1993 and 1994, and the related Consolidated Statements of (a) Operations, (b) Changes in

Stockholders' Equity and (c) Cash Flows for the years then ended and notes thereto as reported upon by Harbeson, Beckerleg & Fletcher, independent certified public accountants, and (ii) unaudited Consolidated Balance Sheet of Ponte Vedra and its Subsidiary as of June 30, 1995, and the related unaudited Consolidated Statements of (a) Operations, (b) Stockholders' Equity, and (c) Cash Flows for the periods then ended.

     The Ponte Vedra Financial Statements (as of the dates thereof and for the periods covered thereby): (i) are in accordance with the books and records of Ponte Vedra and the Bank, which are complete and accurate in all material respects and which have been maintained in accordance with good business practices and applicable banking and other legal requirements, and
(ii) present fairly the consolidated financial position and the consolidated results of operations and cash flows of Ponte Vedra and the Bank, as of the dates and for the periods indicated, in accordance with GAAP, applied on a basis consistent with prior periods, except as disclosed in the notes thereto.

     4.7 Accounting Controls. The Bank has devised and maintained systems of internal accounting controls. These systems provided reasonable assurances that: (i) all material transactions are executed in accordance with management's general or specific authorization; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and to maintain proper accountability for items; (iii) access to the material properties and assets of the Bank is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

     4.8 Absence of Undisclosed Liabilities. Neither Ponte Vedra nor the Bank has any obligation or liability (contingent or otherwise) that is material to Ponte Vedra and the Bank, taken as a whole, or that when combined with all similar obligations or liabilities would be material to Ponte Vedra and the Bank, taken as a whole, (i) except as disclosed in the 1994 Consolidated Balance Sheet, and (ii) except for letters of credit, acceptance or unfunded loan commitments and other liabilities or obligations incurred in the ordinary course of its business since December 31, 1994, none of which might reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Ponte Vedra and the Bank, taken as a whole, consistent with past practices. Since December 31, 1994, neither Ponte Vedra nor the Bank has paid any obligation or liability which would be material to Ponte Vedra and the Bank, taken as a whole, except for obligations paid in connection with transactions by them in the ordinary course of their business consistent with past practices.

          4.9  Tax Matters.

          (a) All federal, state, local and foreign tax returns and information returns (i.e. 1099s, etc.) required to be filed by or on behalf of Ponte Vedra and the Bank have been timely filed, or requests for extensions have been timely filed, granted, are disclosed on the Ponte Vedra Disclosure Schedule and have not expired, and all such returns filed are
complete and accurate in all respects.   All taxes shown on such filed
returns or otherwise required to be paid with respect to such returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination adverse to Ponte Vedra or the Bank, except as disclosed on the Ponte Vedra Disclosure Schedule and reserved against on the 1994 Consolidated Balance Sheet. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid. The federal income tax returns for Ponte Vedra and the Bank have never been audited. The state tax returns for Ponte Vedra and the Bank have never been audited by the Florida Department of Revenue, except as disclosed on the Disclosure Schedule.

          (b) Neither Ponte Vedra nor the Bank has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. Neither Ponte Vedra nor the Bank is a party to any tax sharing, tax allocation or tax indemnity agreement, or has been a member of an "affiliated group" other than the affiliated group of which Ponte Vedra is the "common parent" (as such terms are defined in Section 1504 of the Internal Revenue Code).

          (c) Adequate provision for any federal, state, local or foreign taxes due or to become due for Ponte Vedra and the Bank for the period or periods through June 30, 1995, has been made and is reflected on the 1995 Consolidated Balance Sheet.

          (d) Deferred taxes of the Bank have been provided for in the Bank Financial Statements in accordance with GAAP applied on a consistent basis. Deferred taxes of Ponte Vedra have been provided for and are disclosed in the Ponte Vedra Disclosure Schedule or in the Ponte Vedra Financial Statements.

          (e) As of the end of its taxable year ended December 31, 1994, the Bank's reserve for losses on loans, as determined under Section 585 of the Internal Revenue Code, did not exceed $200,000 and the liabilities of the Bank (within the meaning of Section 357(c) of the Internal Revenue Code) did not exceed the adjusted basis of the Bank's assets.

     4.10 Loans. As of the date of this Agreement, to the best knowledge of Ponte Vedra's management, each loan in excess of $50,000 reflected as an asset of the Bank in the 1994 Consolidated Balance Sheet, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, subject to applicable bankruptcy and insolvency laws and the availability of equitable remedies, and no loans having an unpaid balance (principal and accrued interest) in excess of $50,000, as of December 31, 1994, or acquired since that date, and no material amount thereof is subject to any asserted defense, offset or counterclaim known to Ponte Vedra.

     4.11 Allowance for Possible Loan Losses. The allowance for possible loan losses shown on the 1994 Consolidated Balance Sheet and the 1995 Consolidated Balance Sheet were adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of December 31, 1994 and June 30, 1995, respectively.

     4.12 Properties. Except as disclosed or reserved against in the 1994 Consolidated Balance Sheet or the 1995 Consolidated Balance Sheet, Ponte Vedra and the Bank have good and marketable title, free and clear of all material liens, encumbrances, charges, defaults, or equities of whatever character to all of the respective properties and assets, tangible or intangible, reflected in the 1994 Consolidated Balance Sheet and the 1995 Consolidated Balance Sheet. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by Ponte Vedra or the Bank, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought). To the best knowledge of Ponte Vedra's and the Bank's management, the real property owned by Ponte Vedra and the Bank has never been used for the handling, treatment, storage or disposal of any hazardous or toxic substance as defined under any applicable state or federal law. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Ponte Vedra and the Bank provide adequate coverage against loss, and the fidelity bonds in effect as to which such entities are named insureds are believed by management of Ponte Vedra to be sufficient.

     4.13 Compliance with Laws. To the knowledge of Ponte Vedra's management, Ponte Vedra and the Bank:

          (a) Are in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to their respective businesses or employees conducting such businesses, the breach or violation of which would have a material adverse effect on the business, financial condition or results of operations of Ponte Vedra and the Bank, taken as a whole; and

          (b) Have received no notification from any agency or department of federal, state or local government or the Regulatory Authorities or the staff thereof asserting that (i) either Ponte Vedra or the Bank are not in compliance with any of the statutes, regulations or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would result in a material adverse impact on the business, financial condition or results of operations of Ponte Vedra and the Bank, taken as a whole, or (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to the business, financial condition or results of operations of Ponte Vedra and the Bank, taken as a whole. Neither Ponte Vedra nor the Bank are subject to any written agreement or written understanding with any Regulatory Authorities with respect to its assets or business.

     4.14  Employee Benefit Plans.

          (a) The Ponte Vedra Disclosure Schedule lists every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, any medical, vision, dental or other health plan, any life insurance plan, or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in
Section 3(3) of ERISA, currently or expected to be adopted, maintained by, sponsored in whole or in part by, or contributed to by Ponte Vedra or any affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "Benefit Plans"). Any of the Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA, is referred to herein as an "ERISA Plan". No Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

          (b) Prior to date hereof, Ponte Vedra has provided SunTrust the following documents: true, correct and complete copies of all written Benefit Plans and descriptions of all unwritten Benefit Plans listed in the Ponte Vedra Disclosure Schedule and all trust agreements or other funding arrangements, including insurance contracts, all amendments thereto and, where applicable, with respect to any such plans or plan amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service or the United States Department of Labor after December 31, 1974, annual reports or returns, audited or unaudited financial statements, actuarial valuations, and summary annual reports for the most recent three plan years, the most recent summary plan descriptions and any material modifications thereto.

          (c) All the Benefit Plans and the related trusts comply with, and have been administered in compliance with, the provisions of ERISA, the provisions of the Internal Revenue Code and all other applicable laws, rules and regulations and collective bargaining agreements. Governmental approvals for the Benefit Plans have been obtained, including, but not limited to, favorable determination letters on the qualification of the ERISA Plans and tax exemption of related trusts, as applicable, under the Internal Revenue Code, and all such governmental approvals continue in full force and effect. Neither Ponte Vedra nor the Bank nor any administrator nor fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner which could subject Ponte Vedra or the Bank to any direct or indirect liability for a breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans has been made to employees of Ponte Vedra prior to the Effective Time which is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Plans in effect immediately prior to the Effective Time. There are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans and no action, legal or otherwise, has been commenced with respect to any claim.

          (d)  Since December 31, 1974, no "party in interest" (as defined in
Section 3(14) of ERISA) or "disqualified person" (as defined in
Section 4975(e)(2) of the Internal Revenue Code) of any Benefit Plan has engaged in any "prohibited transaction" (within the meaning of Section 4975(c) of the Internal Revenue Code or Section 406 of ERISA). There has been no (i) "reportable event" (as defined in Section 4043 of ERISA), or event described in Section 4062(f) or Section 4063(a) of ERISA, or
(ii) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans which: (1) Ponte Vedra or the Bank maintains or contributes to or has maintained or contributed to or was required to maintain or contribute to for the benefit of employees of Ponte Vedra or the Bank; or (2) which has been maintained or contributed to or was required to be maintained or contributed to by any member of a controlled group of trades or business as defined in ERISA Section 4001(a)(14) which has, since January 1, 1975, included Ponte Vedra.

          (e) For any given ERISA Plan, the fair market value of such plan's assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such plan. For this purpose the assumptions prescribed by the Pension Benefit Guaranty Corporation for valuing pension plan assets or liabilities upon plan termination shall be applied, to the extent such assumptions would be applicable upon termination of each ERISA Plan. To the extent such assumptions would not apply to the ERISA Plans, the actuarial assumptions used to determine funding requirements under the plans shall be applied.

          (f) As of the Effective Time, neither Ponte Vedra nor the Bank will have any material current or future liability under any Benefit Plan that was not reflected in the 1994 Consolidated Balance Sheet or the 1995 Consolidated Balance Sheet.

          (g) Neither Ponte Vedra nor the Bank have at any time and do not now, maintain a Benefit Plan providing welfare benefits (as defined in ERISA
Section 3(1)) to employees after retirement.

          (h) There is no requirement that SunTrust or its affiliates make any contributions to any Benefit Plan attributable to any period ending on or before the date of Closing, and each Benefit Plan may be terminated by SunTrust in its sole discretion on or after the Closing date without liability of any kind or description.

          (i) The execution of, or performance of the transactions contemplated by, this Agreement will not create, accelerate or increase any obligations under the Benefit Plans, and will not require or cause to be payable any payment which is an "excess parachute payment" under Section 280G of the Internal Revenue Code.

     4.15  Material Contracts.

          (a) Except as reflected on the Ponte Vedra Financial Statements or the notes thereto, neither Ponte Vedra nor the Bank or any of their respective assets, businesses or operations is as of the date of this Agreement a party to, or is bound or affected by, or receives benefits under:
(i) any material agreement, arrangement or commitment not cancelable by it without penalty other than agreements, arrangements or commitments entered into in the ordinary course of its business consistent with its past practice, (ii) any agreement, arrangement or commitment relating to the employment, election or retention in office of any director or officer, or
(iii) any contract, agreement or understanding with any labor union.

          (b) Neither Ponte Vedra nor the Bank is a party to or bound by, nor are any of their properties subject to, any contract or agreement that
(i) restricts the ability of Ponte Vedra or the Bank to compete in any line of business or (ii) materially restricts the ability of Ponte Vedra or the Bank to conduct business in the ordinary course.

     4.16 Material Contract Defaults. Neither Ponte Vedra nor the Bank is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

     4.17 Legal Proceedings. There are no actions, suits or proceedings instituted or pending, or to the knowledge of Ponte Vedra's management, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Ponte Vedra or the Bank or against any property, asset, interest, or right of any of them, that have a reasonable possibility either individually or in the aggregate of having a material adverse effect on the business, financial condition or results of operations of Ponte Vedra and the Bank, taken as a whole, or that have a reasonable possibility of threatening or impeding the consummation of the transactions contemplated by this Agreement. Except for normal and necessary regulatory approvals, neither Ponte Vedra nor the Bank is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance that threatens or might impede the consummation of the transactions contemplated by this Agreement.

     4.18 Absence of Certain Changes or Events. Since December 31, 1994, the businesses of Ponte Vedra and the Bank have been operated only in the ordinary course consistent with past practices and there has not been, occurred or arisen: (i) any damage, destruction, loss or casualty whether or not covered by insurance which has had or is reasonably likely to have a material adverse effect on the business, financial condition or results of operations of Ponte Vedra and the Bank, taken as a whole; (ii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the Ponte Vedra Common Stock or any redemption or other acquisition of the Ponte Vedra Common Stock by Ponte Vedra or any split, combination or reclassification of shares of Ponte Vedra Common Stock declared or made; (iii) any extraordinary losses suffered not adequately reserved against, whether or not in the ordinary course of business; (iv) any material assets mortgaged, pledged or subjected to any lien, charge or other encumbrance, (v) any agreement to do any of the foregoing; or (vi) any other event, development or condition of any character including any change in results of operations, financial condition, method of accounting or accounting practices, nature of business, or manner of conducting the businesses of Ponte Vedra or the Bank that has had, or is reasonably likely to have, a material adverse effect on the business, financial condition or results of operations of Ponte Vedra and the Bank, taken as a whole.

     4.19 Reports. Since January 1, 1992, each of Ponte Vedra and the Bank has filed all forms, reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with
(i) Federal Reserve Board and (ii) Office of the Comptroller of the Currency (the "Bank Reports"). Each of such reports and documents, including the financial statements, exhibits and schedules thereto, at the time of filing thereof complied in all material respects with the laws and rules and regulations applicable to it and did not contain any statement which at the time and in light of the circumstances under which it was made, was false or misleading with respect to any material fact or which omitted to state any material fact necessary in order to make the statements contained therein not false or misleading.

     4.20 Ponte Vedra SEC Reports. Ponte Vedra has heretofore made available to SunTrust (i) Ponte Vedra's Annual Reports on Form 10-KSB for the years ended December 31, 1992, 1993, and 1994, including all exhibits thereto and items incorporated therein by reference, (ii) Ponte Vedra's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1995, including all exhibits thereto and items incorporated therein by reference, (iii) proxy statements relating to Ponte Vedra's annual meetings of Shareholders on April

26, 1993, April 18, 1994, and April 17, 1995, and (iv) all other reports or registration statements (as amended or supplemented prior to the date hereof) filed by Ponte Vedra with the SEC since December 31, 1992 and prior to the date hereof, including all exhibits thereto and items incorporated therein by reference to in items (i) through (iv) of this sentence being referred to as the "Ponte Vedra SEC Reports"). As of their respective dates, the Ponte Vedra SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 1992, Ponte Vedra has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and SEC rules and regulations thereunder, each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the applicable rules and regulations thereunder.

     4.21 Statements True and Correct. No representation or warranty made by Ponte Vedra nor any statement or certificate or instrument furnished as information or included in an Exhibit or Schedule by Ponte Vedra in connection with this Agreement nor any statement or certificate to be furnished by Ponte Vedra to SunTrust or Sun Banks pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. None of the information supplied or to be supplied by Ponte Vedra or the Bank for inclusion in the Registration Statement to be filed by SunTrust with the SEC in connection with the SunTrust Common Stock to be issued in the Merger, the Proxy Statement to be mailed to Ponte Vedra's Shareholders in connection with the Shareholders' Meeting, and in any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement, when first mailed to the Shareholders of Ponte Vedra and (as supplemented or amended) at the time of the Shareholders' Meeting, fail to comply in all material respects with the laws and rules and regulations applicable to it or be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. To the knowledge of Ponte Vedra's management, all documents that Ponte Vedra or the Bank is responsible for filing with the SEC or any other Regulatory Authority in connection with the transactions contemplated herein will comply as to form in all material respects with the provisions of applicable law.

     4.22 Brokers and Finders. Neither the Shareholder, Ponte Vedra nor the Bank nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for the Shareholder or Ponte Vedra in connection with this Agreement or any of the transactions contemplated hereby, except for an engagement with Allen C. Ewing & Company, whose fees, which shall not exceed $70,000, will be paid by Ponte Vedra.

     4.23 Environmental Laws. To the best knowledge of Ponte Vedra's management, neither Ponte Vedra nor the Bank is in violation (either directly, including without limitation as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans, or indirectly, including without limitation as a collateral interest holder) of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act or any state, territorial or local statute, regulation, ordinance, order or decree relating to the environment ("Environmental Laws"), other than any violation which would not have a material adverse effect on the business, financial condition or results of operations of Ponte Vedra and the Bank, taken as a whole. As of the date hereof, neither Ponte Vedra nor the Bank nor, to the knowledge of Ponte Vedra, any of the Bank's borrowers, has received written notice that it has been identified by the United States Environmental Protection Agency as a potential responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, nor, as of the date hereof, has Ponte Vedra or the Bank, or to Ponte Vedra's knowledge, any of the Bank's borrowers, received any written notification from any government agency that any hazardous waste (as defined by 42 U.S.C. 6903(5)), any hazardous substances (as defined by 42 U.S.C. 9601(14)), any "pollutant or contaminant" (as defined by 42 U.S.C. 9601(33)), or any toxic substance, hazardous materials or oil regulated by any Environmental Laws ("Hazardous Substances") that it has disposed of has been found at any site at which a federal or state agency is conducting a remedial investigation or other action pursuant to any Environmental Law, which notification would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of Ponte Vedra and the Bank, taken as a whole.

     4.24 Deposit Insurance. The deposit accounts of the Bank are insured by the FDIC, in accordance with the provisions of the FDIA. The Bank has paid all regular premiums and special assessments and filed all reports required under the FDIA.

     4.25 Non-Performing Assets. The amount of the non-performing assets at December 31, 1994 of the Bank as set forth in the Bank Reports, has been determined in a manner conforming in all material respects with applicable regulations and published guidelines and the amount of such consolidated non-performing assets set forth in the Bank Reports prepared and filed after the date hereof will conform in all material respects to such regulations and guidelines.


          ARTICLE 5
     REPRESENTATIONS AND WARRANTIES OF SUNTRUST

     5.1 Organization, Standing and Authority. SunTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, is duly qualified to transact business and is in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and in which the failure to be duly qualified could have a material adverse effect on the business, financial condition or results of operations of SunTrust and its Subsidiaries on a consolidated basis, and has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business. SunTrust and Sun Banks have all requisite power and authority to execute and deliver this Agreement and perform its terms and to consummate the Merger.

SunTrust and Sun Banks are each duly registered with the Federal Reserve Board as a bank holding company under the BHC Act.

     5.2 Capital Stock. The authorized capital stock of SunTrust consists of (i) 350,000,000 shares of SunTrust Common Stock, of which 130,460,644 shares were issued and outstanding as of August 17, 1995 and (ii) 50,000,000 shares of SunTrust preferred stock of no par value, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of SunTrust Common Stock are, and the shares of SunTrust Common Stock to be issued upon consummation of the Merger shall be, duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of SunTrust Common Stock has been issued, and none of the shares of SunTrust Common Stock to be issued upon consummation of the Merger shall be issued, in violation of any preemptive rights of its current or former shareholders.

     5.3 SunTrust Subsidiaries. SunTrust owns all of the issued and outstanding capital stock of Sun Banks. Each of the SunTrust Subsidiaries that is a bank (other than Edge Act banks) is an "insured bank" as defined in the FDIA and applicable regulations thereunder. No equity securities of any of the SunTrust Subsidiaries are or may become required to be issued (other than to a SunTrust Company) by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any SunTrust Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any SunTrust Subsidiary is bound to issue (other than to a SunTrust Company) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. Except as required by Section 55 of the National Bank Act in the case of SunTrust Subsidiaries that are national banks, all of the shares of capital stock of each SunTrust Subsidiary held by SunTrust are duly and validly issued and fully paid and nonassessable and are owned by SunTrust free and clear of any claim, lien, encumbrance, or agreement with respect thereto. Each SunTrust Subsidiary is either a national banking association, a bank or a corporation, and is duly organized, validly existing and (as to state chartered banks and corporations) in good standing under the laws of the jurisdiction in which it is incorporated; has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as it is now being conducted; and has all federal, state, local and foreign governmental authorization necessary for it to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a material adverse effect on the business, financial condition or results of operations of SunTrust and its Subsidiaries on a consolidated basis.

5.4  Authority.

     (a) Execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Merger and performance of their obligations under this Agreement, have been duly and validly authorized by all necessary corporate action on the part of SunTrust and Sun Banks.
This Agreement has been duly executed and delivered by SunTrust and Sun Banks and constitutes the legal, valid and binding obligation of SunTrust and Sun Banks, enforceable against each of them in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement by SunTrust and Sun Banks, nor the consummation by SunTrust and Sun Banks of the transactions contemplated herein, nor compliance with or fulfillment of any of the terms and conditions hereof by SunTrust or Sun Banks will (i) conflict with, violate or result in a breach of any provision of the respective articles of incorporation and bylaws of SunTrust and Sun Banks, or
(ii) constitute or result in the breach of any term, condition or provision of, or constitute a default (or an event that with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of any of the SunTrust Companies, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject, and that would, in any such events, have a material adverse effect on the business, financial condition or results of operations of SunTrust and its Subsidiaries taken as a whole or the transactions contemplated hereby, or (iii) subject to receipt of the requisite approvals referred to in Section 9.6 of this Agreement, to the knowledge of the management of SunTrust and Sun Banks, violate any order, writ, injunction, decree, statute, law, rule or regulation applicable to SunTrust or any of its Subsidiaries of any of their properties or assets.

     (c) Other than compliance with the provisions of the applicable state corporate or securities laws, the 1933 Act and the 1934 Act and the rules and regulations thereunder and rules of the NYSE and the National Association of Securities Dealers, Inc.; and other than consents, authorizations, approvals, or exemptions required from the Federal Reserve Board, the Florida Department of Banking and Finance or the Georgia Department of Banking and Finance, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, authorization of, or exemption by, or consent or approval of any governmental authority or agency is necessary for the consummation by SunTrust or Sun Banks of the Merger and the other transactions contemplated in this Agreement.

     5.5 Financial Statements. SunTrust has delivered to Ponte Vedra prior to the execution of this Agreement copies of the following financial statements of SunTrust and its Subsidiaries included in reports filed with the SEC (collectively referred to herein as the "SunTrust Financial Statements"): (i) audited Consolidated Balance Sheets of SunTrust at December 31, 1992, 1993 and 1994, and the related Consolidated Statements of
(a) Income, (b) Shareholders' Equity and (c) Cash Flows for the years then ended and the notes thereto as reported upon by Arthur Andersen LLP, independent certified public accountants, and (ii) unaudited Statements of Financial Condition of SunTrust at March 31 and June 30, 1995, and the related Consolidated Statements of Income and Cash Flow for the periods then ended and the notes thereto.

     The SunTrust Financial Statements (as of the dates thereof and for the periods covered thereby): (i) are in accordance with the books and records of the SunTrust Companies, which are complete and accurate in all material respects and which have been maintained in accordance with good business practices and applicable banking and other legal requirements, and
(ii) present fairly the consolidated financial position and consolidated results of operations and cash flow of the SunTrust Companies as of the dates and for the periods indicated, in accordance with GAAP, applied on a basis consistent with prior periods, except as disclosed in the notes thereto.

     5.6 Absence of Undisclosed Liabilities. None of the SunTrust Companies has any obligation or liability (contingent or otherwise) that is material on a consolidated basis to SunTrust, or that when combined with all similar obligations or liabilities would be material on a consolidated basis to SunTrust, (i) except as disclosed in the SunTrust Financial Statements and
(ii) except for liabilities or obligations incurred since December 31, 1994 in the ordinary course of business which would not reasonably be expected to have a material adverse effect on the consolidated financial condition or results of operations or business of SunTrust and its Subsidiaries. Since December 31, 1994, none of the SunTrust Companies has paid any obligation or liability which would be material on a consolidated basis to SunTrust, except for obligations and liabilities paid in the ordinary course of its business consistent with past practices.

     5.7 Allowance for Loan Losses. The allowance for loan losses shown on the Consolidated Balance Sheets of SunTrust as of December 31, 1994 and
June 30, 1995, respectively, were adequate in all material respects to provide for losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of December 31, 1994 and June 30, 1995.

     5.8  Compliance with Laws.  Each of the SunTrust Companies:

     (a) Is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or employees conducting its business, the breach or violation of which would have a material adverse effect on the business, financial condition or results of operations of SunTrust on a consolidated basis; and

     (b) Has received no notification from any agency or department of federal, state or local government or the Regulatory Authorities or the staff thereof asserting that any of the SunTrust Companies is not in compliance with any of the statutes, regulations or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would result in a material adverse effect on the business, results of operations or financial condition of SunTrust on a consolidated basis, or threatening to revoke any license, franchise, permit or governmental authorization which is material to the business, results of operations or financial condition of SunTrust on a consolidated basis, and is subject to no written agreement or written understanding with any Regulatory Authorities with respect to its assets or business.

     5.9 Legal Proceedings. There are no actions, suits or proceedings instituted or pending, or to the knowledge of SunTrust's management, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any of the SunTrust Companies or against any property, asset, interest, or right of any of them, that are reasonably expected to have either individually or in the aggregate a material adverse effect on the business, results of operations or financial condition of the SunTrust Companies or that are reasonably expected to materially threaten or materially impede the consummation of the transactions contemplated by this Agreement. None of the SunTrust Companies is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance that threatens or might impede the consummation of the transactions contemplated by this Agreement.

     5.10 Absence of Certain Changes or Events. Since December 31, 1994, SunTrust and its Subsidiaries on a consolidated basis have not suffered any change in their business, operations, assets or condition (financial or otherwise) or suffered any damage, destruction, loss or casualty or extraordinary loss not adequately reserved against that would have a material adverse effect on the business, financial condition or results of operations of SunTrust and its Subsidiaries on a consolidated basis.

     5.11  Reports.  SunTrust has heretofore made available to Ponte Vedra
(i) SunTrust's Annual Reports on Form 10-K for the years ended December 31, 1992, 1993, and 1994, including all exhibits thereto and items incorporated therein by reference, (ii) SunTrust's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1995, including all exhibits thereto and items incorporated therein by reference, (iii) proxy statements relating to SunTrust's annual meetings of shareholders on April 20, 1993, April 19, 1994, and April 18, 1995, and (iv) all other reports or registration statements (as amended or supplemented prior to the date hereof) filed by SunTrust with the SEC since December 31, 1992 and prior to the date hereof, including all exhibits thereto and items incorporated therein by reference (the reports and proxy statements and related materials referred to in items (i) through (iv) of this sentence being referred to as the "SunTrust SEC Reports"). As of their respective dates, the SunTrust SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 1992, SunTrust has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and SEC rules and regulations thereunder, each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the applicable rules and regulations thereunder.

     5.12 Statements True and Correct. No representation or warranty made by SunTrust in this Agreement nor any written statement or certificate included in an Exhibit or Schedule in connection with this Agreement nor any written statement or certificate to be furnished by SunTrust to Ponte Vedra pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by SunTrust for inclusion in the Registration Statement to be filed by SunTrust with the SEC in connection with the SunTrust Common Stock to be issued in the Merger, the Proxy Statement to be mailed to Ponte Vedra's Shareholders in connection with the Shareholders' Meeting, and any other documents to be filed with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement, when first mailed to the Shareholders of Ponte Vedra and (as supplemented or amended) at the time of the Shareholders' Meeting, fail to comply in all material respects with the laws and rules and regulations applicable to it or contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made, not misleading. All documents that SunTrust is responsible for filing with the SEC or any other Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     5.13 Brokers and Finders. Neither SunTrust nor Sun Banks nor any of their respective officers, directors or employees acting on behalf of SunTrust or Sun Banks, except in the ordinary course of business, has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finder's fees and no broker or finder has acted directly or indirectly for SunTrust or Sun Banks in connection with this Agreement or any of the transactions contemplated thereby.

     ARTICLE 6
     COVENANTS AND AGREEMENTS OF PONTE VEDRA

     6.1 Conduct of Business - Negative Covenants. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Ponte Vedra covenants that it will not do or agree or commit to do, and will cause the Bank not to do or agree or commit to do, any of the following without the prior written consent of the Chief Executive Officer, the Chief Financial Officer or the Treasurer of SunTrust, which consent, in the case of actions described in subparagraph (e) and (f), shall not be unreasonably withheld:

     (a) Amend the articles of incorporation or bylaws of Ponte Vedra or the Bank; or

     (b) Sell, issue repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares of the capital stock or any securities convertible into any shares of the capital stock of Ponte Vedra or the Bank; or

     (c) Except as otherwise expressly permitted in this Agreement, make or effect any change in the equity capitalization of Ponte Vedra or the Bank; or

     (d) Acquire direct or indirect control over any corporation, association, firm or organization, other than in connection with (i) mergers, acquisitions or other transactions approved in advance in writing by SunTrust, (ii) foreclosures in the ordinary course of business or
(iii) acquisitions of control by a banking subsidiary in its fiduciary capacity; or

     (e) Sell or otherwise dispose of any assets of Ponte Vedra or the Bank other than in the ordinary course of their business for reasonable and adequate consideration and consistent with past practices; provided, however, such covenant in this subparagraph (e) shall not be applicable to the sale of assets sold in transactions not otherwise prohibited by this Agreement and for an aggregate amount not in excess of $25,000; or

     (f) Other than incurring short-term debt of the type issued solely to banks and other financial institutions that can be paid at any time without prepayment penalty or premium, incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000, except, with regard to the Bank, in the ordinary course of business of the Bank consistent with past practices (and such ordinary course of business shall include, but shall not be limited to, creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements); or

     (g) Grant any general increase in compensation to its employees as a class to Ponte Vedra or the Bank or to any of their officers, except in accordance with past practice or as required by law; pay any bonus to employees of Ponte Vedra or the Bank except in accordance with past practice or the provisions of any applicable program or plan adopted by the Board of Directors of Ponte Vedra or the Bank prior to the date of this Agreement; grant any material increase in fees or other increases in compensation or other benefits to any directors of Ponte Vedra or the Bank except in accordance with past practice; or effect any change in retirement benefits for any class of employees or officers of Ponte Vedra or the Bank (unless such change is required by applicable law) that would materially increase the retirement benefit liabilities of Ponte Vedra and the Bank, taken as a whole; or

     (h) Amend any existing employment contract between Ponte Vedra or the Bank and any person having a salary thereunder in excess of $50,000 per year (unless such amendment is required by law) to increase the compensation or benefits payable thereunder or enter into any new employment contract with any person that such person's employer does not have the unconditional right to terminate without liability (other than liability for services already rendered) at any time at or after the Effective Time; or

     (i) Adopt any new employee benefit plan of Ponte Vedra or the Bank or make any material change in or to any existing Benefit Plans other than any such change that is required by law, or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan.

     6.2 Conduct of Business -- Affirmative Covenants. Unless the prior written consent of the Treasurer, the Chief Executive Officer or Chief Financial Officer of SunTrust shall have been obtained and except as otherwise contemplated herein, Ponte Vedra will and will cause the Bank to: operate its business only in the usual, regular and ordinary course; preserve intact its business organizations and assets; maintain its rights and franchises; and take no action which would (i) adversely affect its ability to obtain any necessary approvals of governmental authorities or agencies required for the consummation of the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.6 of this Agreement, or (ii) adversely affect the ability of Ponte Vedra to perform its covenants and agreements under this Agreement.

     6.3 Adverse Changes in Condition. Ponte Vedra hereby covenants to give written notice promptly to SunTrust concerning any material adverse change in its consolidated condition from the date of this Agreement until the Effective Time that might adversely affect the consummation of the transactions contemplated hereby by Ponte Vedra or upon becoming aware of the occurrence or impending occurrence of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or covenants of Ponte Vedra contained herein. Ponte Vedra shall use its best efforts to prevent or promptly remedy the same.

     6.4 Cooperation. Ponte Vedra hereby covenants to cooperate fully with SunTrust and to provide in a timely manner such assistance and information to SunTrust as may be reasonably requested by SunTrust in connection with its applications for all necessary approvals by Regulatory Authorities in connection with the transactions contemplated hereby and to consult regularly with SunTrust concerning the preparation of any such applications or the Registration Statement and the Proxy Statement.

     6.5  Investigation and Confidentiality.  Prior to the Effective Time,

SunTrust may make or cause to be made such investigation, if any, of the business and properties of Ponte Vedra and the Bank, and of their respective financial and legal condition as SunTrust reasonably deems necessary or advisable to familiarize itself and its advisers with such business and properties; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with Ponte Vedra's or the Bank's normal operations. Ponte Vedra agrees to furnish SunTrust and SunTrust's advisers with such financial and operating data and other information with respect to its and the Bank's businesses, properties and employees as SunTrust shall from time to time reasonably request. No investigation by SunTrust shall affect the representations and warranties of Ponte Vedra, and, subject to Section 11.3 of this Agreement, each such representation and warranty shall survive any such investigation. SunTrust shall, and shall cause its advisers and agents to, maintain the confidentiality of all Confidential Information furnished to it by Ponte Vedra or the Bank and shall not use such information for any purpose not contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, SunTrust shall upon request promptly return all documents provided by Ponte Vedra or the Bank and any copies thereof, and return or destroy all work papers containing Confidential Information received from Ponte Vedra or the Bank.

     6.6 Reports. Ponte Vedra and the Bank shall file all reports required to be filed with the SEC, the Federal Reserve Board and the Comptroller of the Currency between the date of this Agreement and the Effective Time, and shall deliver to SunTrust copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports, such financial statements will fairly present the financial position as a whole as of the dates indicated and the results of operations and changes in financial position for the periods then ended of Ponte Vedra and the Bank. Any audited financial statements of Ponte Vedra and the Bank shall be in accordance with GAAP applicable to banks and bank holding companies, applied on a consistent basis with prior periods except as described in the notes thereto. Unaudited quarterly financial statements of Ponte Vedra and the Bank shall satisfy the requirements of the Regulatory Authority with whom such financial statements are filed. As of their respective dates, such reports will comply in all material respects with the rules and regulations promulgated by the applicable Regulatory Authority and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     6.7 Current Information. During the period from the date of this Agreement to the Effective Time, Ponte Vedra shall cause one or more of its representatives to confer on a regular basis with representatives of SunTrust and to report on the general status of its ongoing operations. Ponte Vedra shall promptly notify SunTrust of any material change in Ponte Vedra's or the Bank's business or in the operations of their properties and of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material litigation involving Ponte Vedra or the Bank, and will keep SunTrust fully informed with respect to such events.

     6.8 Dividends. From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, neither Ponte Vedra nor the Bank may declare or pay any dividends, or make any cash or in-kind distributions, on or in respect of its capital stock without the prior written consent of SunTrust.

     6.9 Capital Stock. Without the prior written consent of SunTrust, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, Ponte Vedra shall not, and shall not enter into any agreement to, issue or sell any additional shares of Ponte Vedra Common Stock or any other capital stock of Ponte Vedra, including any shares of capital stock held in Ponte Vedra's treasury, or any stock appreciation right, or any option, warrant or other right to purchase any such capital stock, or any security convertible into or exchangeable for any such capital stock.

     6.10 Agreement of Affiliates. Ponte Vedra agrees to deliver to SunTrust no later than the date of this Agreement a letter identifying all persons whom Ponte Vedra reasonably believes, at the time the Merger is submitted to a vote of its shareholders, will be "affiliates" of Ponte Vedra for purposes of Rule 145 under the 1933 Act. Ponte Vedra shall cause each person who is identified as an "affiliate" in the letter referred to above to deliver to Ponte Vedra within ten (10) days of the date of this Agreement, a written agreement, substantially in the form of Exhibit 4, providing that such person will not sell, pledge, transfer or otherwise dispose of the shares of Ponte Vedra Common Stock held by such person except as contemplated by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of SunTrust Common Stock to be received by such person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder.

     6.11 Certain Actions. Except with respect to this Agreement and transactions contemplated hereby, Ponte Vedra shall not solicit or encourage any inquiry or proposal relating to a merger or consolidation of Ponte Vedra or the Bank with any entity or the acquisition of Ponte Vedra or the Bank or all or substantially all of their assets or properties by any person or entity. Ponte Vedra shall not negotiate with respect to any such transaction, nor shall it reach any agreement or understanding (formal or informal, written or otherwise) with respect to any such transaction. It may, however, communicate information about such inquiry or proposal to its shareholders to the extent appropriate to reasonably comply with its legal obligations. Ponte Vedra shall promptly notify SunTrust orally and in writing in the event it receives any such inquiry or proposal.

     6.12 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, Ponte Vedra shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using reasonable effort to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated herein. Ponte Vedra shall use, and shall cause the Bank to use, all reasonable efforts to obtain consents of all third parties and governmental authorities necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     6.13 Agreement to Modify Accounting and Valuation Policies. No sooner than five (5) business days prior to the date of Closing, at the request of SunTrust, Ponte Vedra shall, consistent with GAAP, modify and change certain of the Bank's or its accounting procedures and the Bank's or its loan, litigation and real estate valuation policies and practices (including loan classification and level of reserves) so as to be applied consistently on a mutually satisfactory basis with those of SunTrust; and (ii) restructure its balance sheet prior to consolidation, in such manner as SunTrust shall specify; provided, however, that the result of any such modification or change shall not alter any of the financial terms of the transaction contemplated herein, nor shall it be deemed to be a breach of any representation or covenant in this Agreement.

     6.14 Ponte Vedra Disclosure Schedule. No later than the date of this Agreement, Ponte Vedra shall have delivered to SunTrust the Ponte Vedra Disclosure Schedule. The Ponte Vedra Disclosure Schedule shall be consistent with all Ponte Vedra's and the Bank's filings with the Regulatory
Authorities.

     6.15 State Service Mark Registration. No later than 10 days prior to the date of Closing, Ponte Vedra shall have obtained a service mark registration from the State of Florida for the name "Ponte Vedra National Bank", and shall have delivered a copy of the certification of registration to SunTrust.

     6.16 Fairness Opinion. Within 45 days after the date of this Agreement, the Board of Directors of Ponte Vedra shall have received a written opinion from Allen C. Ewing & Company to the effect that the consideration to be received by the Shareholders of Ponte Vedra pursuant to the Merger is fair to such Shareholders from a financial point of view.

     6.17 Non-Compete Agreements and Employment Agreement. Ponte Vedra shall use its best efforts to cause the individuals listed on Exhibit 8 to execute and deliver to SunTrust on or before the date of Closing agreements in the form attached hereto as Exhibit 8. Ponte Vedra shall also use its best efforts to cause Guy Nix to execute and deliver to SunTrust on or before the date of Closing an agreement in the form attached hereto as Exhibit 9.

     ARTICLE 7
     COVENANTS AND AGREEMENT OF SUNTRUST

     7.1 Conduct of Business. SunTrust shall, and shall cause the SunTrust Subsidiaries to, take no action which would (i) adversely affect the ability of any of them to obtain any necessary approvals of Regulatory Authorities or agencies required for the consummation of the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 10.6 of this Agreement or (ii) adversely affect the ability of SunTrust to perform its covenants and agreements under this Agreement.

     7.2 Adverse Changes in Condition. SunTrust hereby covenants to give written notice promptly to Ponte Vedra concerning any material adverse change in its condition from the date of this Agreement until the Effective Time that might adversely affect the consummation of the transactions contemplated hereby by SunTrust or Sun Banks or upon becoming aware of the occurrence or impending occurrence of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or covenants of SunTrust or Sun Banks contained herein. SunTrust and Sun Banks shall use its best efforts to prevent or promptly remedy the same.

     7.3 Cooperation. SunTrust hereby covenants to cooperate fully with Ponte Vedra and to provide such assistance and information to Ponte Vedra as may be reasonably requested by Ponte Vedra in connection with its applications for all necessary approvals by Regulatory Authorities in connection with the transactions contemplated hereby and to consult regularly with Ponte Vedra concerning the preparation of any such applications or the Registration Statement and the Proxy Statement.

     7.4 Investigation and Confidentiality. Prior to the Effective Time, Ponte Vedra may make or cause to be made such investigation, if any, of the business and properties of SunTrust, the SunTrust Companies and their respective financial and legal condition as Ponte Vedra reasonably deems necessary or advisable to familiarize itself and its advisers with such business and properties; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with SunTrust's normal operations. SunTrust agrees to furnish Ponte Vedra and Ponte Vedra's advisers with such financial and operating data and other information with respect to its businesses, properties and employees as Ponte Vedra shall from time to time reasonably request. No investigation by Ponte Vedra shall affect the representations and warranties of SunTrust, and, subject to Section 11.3 of this Agreement, each such representation and warranty shall survive any such investigation. Ponte Vedra shall, and shall cause it advisers and agents to, maintain the confidentiality of all Confidential Information furnished to it by SunTrust and shall not use such information for any purpose not contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, Ponte Vedra shall upon request promptly return all documents provided by SunTrust and copies thereof, and return or destroy all work papers containing Confidential Information received from SunTrust.

     7.5 Reports. SunTrust and Sun Banks shall file all reports required to be filed with the SEC and the Federal Reserve Board and any other Regulatory Authority by SunTrust or Sun Banks between the date of this Agreement and the Effective Time. If financial statements are contained in any such reports, such financial statements will fairly present the financial position as of the dates indicated and the results of operations and changes in the financial position for the periods then ended of SunTrust and its Subsidiaries in accordance with GAAP applicable to banks and bank holding companies, applied on a consistent basis. As of their respective dates, such reports will comply in all material respects with the rules and regulations promulgated by the applicable Regulatory Authority and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     7.6 Approval of Merger. Before the Effective Time, SunTrust, as the sole shareholder of Sun Banks, shall vote all of the issued and outstanding shares of Sun Banks in favor of the Plan of Merger and the transactions contemplated thereby.

     7.7 Applications. SunTrust shall prepare and file, or shall cause to be prepared and filed, applications with the Federal Reserve Board and the Comptroller of the Currency and all applicable notices with the Georgia Department of Banking and Finance and the Florida Department of Banking and Finance and any other Regulatory Authority seeking the requisite approvals necessary to consummate the transactions contemplated by this Agreement and shall take such other steps and actions in furtherance thereof as are necessary and appropriate in order to be able to secure such approvals.

     7.8 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, SunTrust shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using reasonable effort to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated herein. SunTrust shall, and shall cause each of the SunTrust Subsidiaries to, use its best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     7.9 Indemnification. SunTrust agrees that all rights to indemnification and all limitations of liability existing in favor of the officers and directors of Ponte Vedra and the Bank ("Indemnified Parties") as provided in their respective articles of incorporation and bylaws as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of not less than six (6) years from the Effective Time; provided, however, that all rights to any indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

     ARTICLE 8
     ADDITIONAL AGREEMENTS

     8.1 Registration and Proxy Statement; Shareholder Approval. As soon as reasonably practicable after the execution of this Agreement, SunTrust shall prepare and file the Registration Statement with the SEC. SunTrust and Ponte Vedra shall use their best efforts to cause the Registration Statement to become effective under the 1933 Act and shall take any action required to be taken under applicable state Blue Sky or securities laws in connection with the issuance of shares of SunTrust Common Stock upon consummation of the Merger. Each Party shall furnish all information concerning it and the holders of its capital stock as the other Party may reasonably request in connection with the foregoing. Ponte Vedra shall call the Shareholders' Meeting to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon this Agreement, the Plan of Merger and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) Ponte Vedra shall prepare and file a Proxy Statement with the SEC and mail it to its Shareholders, (ii) the Board of Directors of Ponte Vedra shall recommend to its Shareholders the approval and adoption of this Agreement and the Plan of Merger, and (iii) Ponte Vedra shall use all reasonable efforts to obtain such Shareholders' approval. As soon as practicable after the Shareholders' Meeting, Ponte Vedra shall deliver to SunTrust a certificate of the Secretary of Ponte Vedra containing the names of the Shareholders of Ponte Vedra that both: (i) have not voted for the Merger, and (ii) have given written notice prior to the taking of the vote on this Agreement and the Plan of Merger at the Shareholders' Meeting that they dissent from the Merger (the "Certificate of Objections"). The Certificate of Objections shall state the number of shares of Ponte Vedra Common Stock held by each such Shareholder and the mailing address of each such Shareholder.

     8.2 Tax Opinion. SunTrust and Ponte Vedra hereby agree to use all reasonable efforts to obtain a written opinion of King & Spalding, tax counsel to SunTrust, reasonably acceptable to SunTrust and Ponte Vedra, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that the exchange in the Merger of SunTrust Common Stock for Ponte Vedra Common Stock will not give rise to gain or loss to the Shareholders of Ponte Vedra with respect to such exchange (except to the extent of any cash paid in lieu of fractional shares) (the "Tax Opinion").

     8.3 Press Releases. Prior to the Effective Time, SunTrust and Ponte Vedra shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.3 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's obligations.

     ARTICLE 9
     CONDITIONS PRECEDENT TO OBLIGATION OF PONTE VEDRA

     The obligation of Ponte Vedra to consummate the Merger is subject to the satisfaction of the following conditions, unless waived by Ponte Vedra pursuant to Section 12.5 of this Agreement:

     9.1 Representations and Warranties. The representations and warranties of SunTrust set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made at and as of the Effective Time, except for any such representations and warranties with reference to a specified date, which shall be true and correct in all material respects as of such date.

     9.2 Performance of Agreements and Covenants. Each and all of the covenants and agreements of SunTrust to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

     9.3 Certificates. SunTrust shall have delivered to Ponte Vedra a certificate, dated as of the Effective Time and signed on its behalf by its Treasurer, Chairman of the Board, Chief Financial Officer or Controller, to the effect that (i) the conditions set forth in Sections 9.1 and 9.2 of this Agreement have been satisfied (except to the extent waived) and (ii) that there has been no material adverse change in the business, consolidated financial condition or consolidated results of operations of SunTrust from that reflected on the June 30, 1995 financial statements referred to in
Section 5.5, all in such reasonable detail as Ponte Vedra shall request.

     9.4 Corporate Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by SunTrust and Sun Banks. SunTrust and Sun Banks shall have furnished to Ponte Vedra certified copies of resolutions duly adopted by their respective Board of Directors evidencing the same.

     9.5 Shareholder Approval. The shareholders of Ponte Vedra shall have approved and adopted the Plan of Merger and the Merger and the consummation of the transactions contemplated thereby, as and to the extent required by law and by the provisions of any governing instruments.

     9.6 Consents and Approvals. All approvals and authorizations of, filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Merger and for the preventing of any termination of any right, privilege or license of either Party or any of its Subsidiaries that may be required as a result of the transactions contemplated by this Agreement which, if not obtained or made, would have a material adverse effect on the financial condition or results of operation of such Party and its Subsidiaries on a consolidated basis, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired. Any approval obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall not be conditioned or restricted in a manner which in the judgment of the Board of Directors of Ponte Vedra materially adversely affects the economic benefits of the transactions contemplated hereby so as to render inadvisable the consummation of the Merger.

     9.7 Legal Proceedings. No action or proceeding shall have been instituted by any governmental authority or, to the knowledge of Ponte Vedra's management, shall be threatened by any governmental authority seeking to restrain the consummation of the transactions contemplated by this Agreement which, in the opinion of the Board of Directors of Ponte Vedra, renders it impossible or inadvisable to consummate the transactions contemplated by this Agreement.

     9.8 Opinions of Counsel. SunTrust shall have delivered to Ponte Vedra opinions of corporate counsel to SunTrust, dated as of the Effective Time, substantially in the form and to the effect specified in Exhibits 5 and 6, respectively.

     9.9 Tax Matters. SunTrust shall have delivered to Ponte Vedra a certificate dated as of the Effective Time, signed by its Treasurer, Chief Executive Officer, Chief Financial Officer or Controller to the effect that, to the knowledge and belief of such officer, the statement of facts and representations made on behalf of the management of SunTrust and Sun Banks and presented to the legal counsel delivering the Tax Opinion were at the date of such presentation true, correct and complete. Ponte Vedra shall have received a copy of the Tax Opinion referred to in Section 8.2 of this Agreement.

     9.10 Registration Statement. The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or under the proxy rules of the SEC pursuant to the 1934 Act and with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC.

     9.11 Material Adverse Change. There shall have been no determination by the Board of Directors of Ponte Vedra that the Merger contemplated by this Agreement has become impractical because of any state of war or a national emergency, or because any banking moratorium shall have been declared in the United States. There shall have been no determination by the Board of Directors of Ponte Vedra that the consummation of the Merger is not in the best interest of Ponte Vedra or its Shareholders by reason of a material adverse change in the business, consolidated financial condition or consolidated results of operations of SunTrust and its Subsidiaries from that reflected in the June 30, 1995 Financial Statements of SunTrust referred to in Section 5.5.

     ARTICLE 10
     CONDITIONS PRECEDENT TO OBLIGATIONS OF SUNTRUST

     The obligations of SunTrust and Sun Banks to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by SunTrust and Sun Banks pursuant to Section 12.5 of this Agreement:

       10.1 Representations and Warranties. The representations and warranties of Ponte Vedra set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time, except for any such representations and warranties with reference to a specified date, which shall be true and correct in all material respects as of such date; provided, however, that Ponte Vedra acknowledges that any breach of Section 4.2 shall be deemed material.

     10.2 Performance of Agreements and Covenants. Each and all of the covenants and agreements of Ponte Vedra to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects.

     10.3 Certificates. Ponte Vedra shall have delivered to SunTrust a certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer, Chief Financial Officer, or its principal accounting officer, to the effect that (i) the conditions set forth in Section 10.1 and
10.2 of this Agreement have been satisfied (except to the extent waived) and
(ii) that there has been no material adverse change in the business, financial condition or results of operations of Ponte Vedra and Bank taken as a whole from that reflected on the June 30, 1995 financial statements referred to in Section 4.6, all in such reasonable detail as SunTrust shall request.

     10.4 Corporate Authorization. All action by the Board of Directors of Ponte Vedra necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors of Ponte Vedra. Ponte Vedra shall have furnished to SunTrust certified copies of resolutions duly adopted by the Board of Directors of Ponte Vedra evidencing the same.

     10.5 Shareholder Approval. The Shareholders of Ponte Vedra shall have approved and adopted the Plan of Merger and the Merger, and the consummation of the transactions contemplated thereby, as and to the extent required by law and by the provisions of any governing instruments, and Ponte Vedra shall have furnished to SunTrust certified copies of resolutions duly adopted by Ponte Vedra's Shareholders evidencing the same.

     10.6  Consents and Approvals.

     (a) All approvals and authorizations of, filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Merger and for the preventing of any termination of any right, privilege or license of either Party or any of its Subsidiaries that may be required as a result of the transactions contemplated by this Agreement which, if not obtained or made, would have a material adverse effect on the financial condition or results of operation of such Party and its Subsidiaries on a consolidated basis, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired. To the extent that any lease, license, loan, financing agreement or other contract or agreement to which Ponte Vedra is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless (i) waived by SunTrust in accordance with
Section 12.5 of this Agreement, or (ii) the failure to obtain such consent or waiver would not have a material adverse effect on the business, results of operations or financial condition of Ponte Vedra and the Bank taken as a whole, following the Merger or the transactions contemplated hereby. Any approval obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall not be conditioned or restricted in a manner which in the judgment of the Board of Directors of Sun Trust materially adversely affects the economic benefits of the transactions contemplated hereby so as to render inadvisable the consummation of the Merger.

     (b) All approvals and authorizations of, filings and registrations with, and notifications to, all federal and state authorities required for consummation of the merger of the Bank with and into Sun Bank/North Florida, N.A. (the "Bank Merger") and for the preventing of any termination of any right, privilege or license of either Party or any of its Subsidiaries that may be required as a result of the transactions contemplated by this Agreement which, if not obtained or made, would have a material adverse impact on the financial condition or results of operation of such Party and its Subsidiaries on a consolidated basis, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired. To the extent that any lease, license, loan, financing agreement or other contract or agreement to which the Bank is a party requires the consent of or waiver from the other party thereto as a result of the Bank Merger, such consent or waiver shall have been obtained, unless
(i) waived by SunTrust in accordance with Section 12.5 of this Agreement, or
(ii) the failure to obtain such consent or waiver would not have a material adverse effect on the business, results of operations or financial condition of Sun Bank/North Florida, N.A. following the Bank Merger. Any approval obtained from any Regulatory Authority which is necessary to consummate the Bank Merger shall not be conditioned or restricted in a manner which in the judgment of the Board of Directors of SunTrust materially adversely affects the economic benefits of the transactions contemplated hereby so as to render inadvisable the consummation of the Bank Merger.

     10.7 Legal Proceedings. No action or proceeding shall have been instituted by any governmental authority or, to the knowledge of SunTrust's management, shall be threatened by any governmental authority seeking to restrain the consummation of the transactions contemplated by this Agreement which, in the opinion of the Board of Directors of SunTrust, renders it impossible to consummate the transactions contemplated by this Agreement.

     10.8 Opinion of Counsel. Ponte Vedra shall have delivered to SunTrust an opinion of Holland & Knight or of other counsel reasonably satisfactory to SunTrust, dated as of the Effective Time, substantially in the form and to the effect specified in Exhibit 7.

     10.9 Tax Matters. Ponte Vedra shall have delivered to SunTrust a certificate as of the Effective Time, signed by its Chief Executive Officer or its Chief Financial Officer to the effect that, to the knowledge and belief of such officer, the statement of facts and representations made on behalf of the management of Ponte Vedra and presented to the legal counsel delivering the Tax Opinion were at the date of such presentation true, correct and complete. SunTrust shall have received a copy of the Tax Opinion referred to in Section 8.2 of this Agreement.

     10.10 Registration Statement. The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or under the proxy rules of the SEC pursuant to the 1934 Act and with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC.

     10.11 Stock Options and Warrants. SunTrust shall have received from each holder of an outstanding option or warrant to acquire shares of Ponte Vedra Common Stock a letter in the form of Exhibits 2 or 3 hereto signed by such option or warrant holder.

     10.12 Non-Competition Agreements. The individuals listed on Exhibit 8 hereto shall have executed and delivered to SunTrust agreements in the forms attached hereto as Exhibit 8.

     10.13 Material Adverse Change. There shall have been no determination by the Board of Directors of SunTrust that the Merger or the other transactions contemplated by this Agreement have become impractical because of any state of war or a national emergency, or because any banking moratorium shall have been declared in the United States. There shall have been no determination by the Board of Directors of SunTrust that the consummation of the Merger or the other transactions contemplated by this Agreement are not in the best interest of SunTrust or its shareholders or Sun Banks by reason of a material adverse change in the business, consolidated financial condition or consolidated results of operations of Ponte Vedra and the Bank from that reflected in the June 30, 1995 financial statements of Ponte Vedra referred to in Section 4.6.


     ARTICLE 11
     TERMINATION

     11.1 Termination. Notwithstanding any other provision of this Agreement or the Plan of Merger and notwithstanding the approval and adoption of the Plan of Merger and the Merger by the shareholders of Ponte Vedra, this Agreement and the Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) By votes of the majorities of the Boards of Directors of both SunTrust and Ponte Vedra; or

     (b) By the vote of a majority of the Board of Directors of either SunTrust or Ponte Vedra in the event of a material breach by Ponte Vedra or Sun Trust, respectively, of any representation, warranty, covenant or agreement contained herein which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

     (c) By the vote of a majority of the Board of Directors of either SunTrust or Ponte Vedra in the event that the Merger shall not have been consummated by July 31, 1996, other than as a result of a material breach by such Party of any representation, warranty, covenant or agreement of such Party contained herein; or

     (d) By the vote of a majority of the Board of Directors of either SunTrust or Ponte Vedra in the event that (i) any approval of any Regulatory Authority or other governmental authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any such denial taken by such authority is not appealed within the time limit for appeal or (ii) if the Shareholders of Ponte Vedra fail to approve the adoption of the Plan of Merger as required by the Florida Business Corporation Act at the Shareholders' Meeting.

     11.2 Effect of Termination. In the event of the termination of this Agreement and the Plan of Merger pursuant to Section 11.1 of this Agreement, this Agreement and the Plan of Merger and the obligations of the Parties to consummate the transactions contemplated hereby shall terminate without prejudice to the rights of any Party terminating this Agreement to seek damages or other remedies in respect of the breach of this Agreement, except that the provisions of Sections 6.5, 7.4, 11.4, 12.1 and 12.2 of this Agreement shall survive any such termination.

     11.3 Representations, Warranties and Covenants Not to Survive. The respective representations and warranties of the parties contained in this Agreement and the Plan of Merger and in the instruments and certificates delivered pursuant hereto and thereto shall expire at, and be terminated and extinguished at the Effective Time; provided, however, that any representation or warranty in any agreement, contract, report, opinion, undertaking, or other document or instrument delivered hereunder in whole or in part by any person other than SunTrust or Ponte Vedra or directors or officers thereof in their capacities as such shall not so terminate and shall not be so extinguished; and provided further that no representation or warranty of Ponte Vedra or SunTrust contained herein shall be deemed to be terminated or extinguished so as to deprive Ponte Vedra or SunTrust of any defense at law or in equity which either of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either Ponte Vedra or SunTrust, the representations and warranties aforesaid (except to the extent that they shall have been waived in accordance herewith) being material inducements to the consummation by Ponte Vedra and SunTrust of the Merger and other transactions contemplated hereby.

     11.4 Termination Fee. If on or before July 31, 1996 (a) Ponte Vedra enters into a definitive agreement ("Definitive Agreement") or consummates a transaction with any corporation, partnership, person or other entity or group (other than any of the SunTrust Companies) with respect to (i) the sale of all or a substantial portion of the assets of Ponte Vedra or the Bank,
(ii) the sale of at least 50% of the then outstanding shares of Ponte Vedra Common Stock or common stock of the Bank, or (iii) a merger, consolidation or other business combination (except for a merger, consolidation or other business combination pursuant to which Ponte Vedra acquires another bank and such transaction does not result in the shareholders of Ponte Vedra immediately prior to such transaction owning less than 50% of the voting securities of the ultimate parent of the surviving entity immediately after the transaction) involving Ponte Vedra or the Bank or (b) any corporation, partnership, person or other entity or group (other than any of the SunTrust Companies) acquires beneficial ownership (as the terms "person" and "beneficial ownership" are defined for purposes of Rule 13d-3 under the 1934
Act) of at least 50% of the then outstanding shares of Ponte Vedra Common Stock or common stock of the Bank in one or more transactions that are supported, recommended or endorsed by the Board of Directors of Ponte Vedra or the Bank, Ponte Vedra shall pay to SunTrust a termination fee of Five Hundred Thousand Dollars ($500,000) ("Fee"); provided, however, that no Fee shall be due and payable hereunder if this Agreement is terminated (i) pursuant to Sections 11.1(a) or 11.1(c) hereof; (ii) pursuant to Section 11.1(b) if Ponte Vedra is the terminating party; or (iii) by Ponte Vedra pursuant to 11.1(d) hereof unless at the time that the termination of this Agreement is effected (y) there exists any material breach by Ponte Vedra of any representation, warranty, covenant or agreement contained herein or
(z) any of the transactions described in (a) and (b) of this Section 11.4 have been announced. The payment of any Fee due under this Section 11.4 shall be made by wire transfer of immediately available funds within five (5) business days after the first of the following to occur: (A) execution of a Definitive Agreement to any transaction described in clauses (a) or (b) of this Section 11.4 and (B) consummation of any transaction described in clauses (a) or (b) of this Section 11.4. Any overdue amount of the Fee that becomes due and payable under this Section 11.4 shall accrue interest at the prime rate of Trust Company Bank, Atlanta, Georgia, plus two percent (2%) per annum.

     ARTICLE 12
     MISCELLANEOUS

     12.1  Expenses.

     (a) Except as provided in Section 12.1(b) of this Agreement, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

     (b) Notwithstanding the provisions of Section 12.1(a) of this Agreement, if for any reason this Agreement and the Plan of Merger are terminated by any Party before the Effective Time, SunTrust, on the one hand, and Ponte Vedra, on the other hand, shall bear and pay one-half of the following expenses: the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement, and all filing fees paid by SunTrust or Ponte Vedra in connection with any regulatory applications. Notwithstanding the foregoing, if this Agreement and the Plan of Merger are terminated by SunTrust or Ponte Vedra pursuant to
Section 11.1(b) of this Agreement because of the willful breach by the other of any representation, warranty, covenant or agreement contained herein, if the terminating Party shall not have been in breach (in any material respect) of any representation, warranty, covenant or agreement contained herein or in the Plan of Merger, then the breaching Party shall pay all such costs and expenses, plus costs of counsel, investment bankers and accountants of the terminating Party. Final settlement with respect to payment of such fees and expenses by the Parties shall be made within thirty (30) days of the termination of this Agreement and the Plan of Merger.

     12.2 Brokers and Finders. In the event of a claim by any person (other than Allen C. Ewing & Company) based upon his or its representing or being retained by or allegedly representing or being retained by either SunTrust or Ponte Vedra, SunTrust or Ponte Vedra, as the case may be, agrees to indemnify and hold the other Party harmless of and from any such claim.

     12.3 Entire Agreement. This Agreement and the Plan of Merger contain the entire agreement between the Parties with respect to the transactions contemplated hereunder and thereunder, and such agreements supersede all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the Parties and their respective successors. Nothing in this Agreement or the Plan of Merger expressed or implied, is intended to confer upon any person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the Plan of Merger.

     12.4 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by all of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that the provisions of Section 2.2 of this Agreement relating to the manner in or basis on which shares of Ponte Vedra Common Stock will be exchanged for SunTrust Common Stock and/or cash shall not be amended after the Shareholders' Meeting without the approval of the holders of at least a majority of the issued and outstanding shares of Ponte Vedra Common Stock.

     12.5 Waivers. Prior to the Effective Time, SunTrust, acting through its Board of Directors, Treasurer, Chairman or Chief Financial Officer, shall have the right to waive any default in the performance of any term of this Agreement by Ponte Vedra, to extend the time for the compliance or fulfillment by Ponte Vedra of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of SunTrust or Sun Banks under this Agreement, except any condition which, if not satisfied, would result in the violation of any applicable law or governmental regulation. Prior to the Effective Time, Ponte Vedra, acting through its Board of Directors, Chairman or President, shall have the right to waive any default in the performance of any term of this Agreement by SunTrust or Sun Banks, to extend the time for the compliance or fulfillment by SunTrust or Sun Banks of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Ponte Vedra under this Agreement, except any condition which, if not satisfied, would result in the violation of any applicable law or governmental regulation.

     12.6 No Assignment. None of the Parties may assign any of its rights or obligations under this Agreement or the Plan of Merger to any other person.

     12.7 Specific Enforceability. The Parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a Party by reason of the failure of any of the Parties to perform any of the obligations imposed on it by this Agreement. Accordingly, if after the Shareholders' Meeting, any Party should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Party against which such action or proceeding is brought hereby waives the claim or defense that the Party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

     12.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, by facsimile transmission or by registered or certified mail, postage prepaid, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

SunTrust:         SunTrust Banks, Inc.
                  25 Park Place, N.E.
                  Atlanta, Georgia  30303
                  Attention:  Donald T. Heroman
                  Fax #: 404-827-6491

Copy to Counsel:  SunTrust Banks, Inc.
                  Legal and Regulatory Affairs
                  25 Park Place, N.E.
                  Atlanta, Georgia 30303
                  Attention:  Raymond D. Fortin, Esq.
                  Fax #:  404-581-1637

Ponte Vedra:      Ponte Vedra Banking Corporation
                  P.O. Box 1754
                  Ponte Vedra Beach, Florida 32004
                  Attention:  G. Bruce Douglas
                  Fax #: 904-285-7677

Copy to Counsel:  Holland & Knight
                  50 North Laura Street
                  Suite 3900
                  Jacksonville, Florida 32202
                  Attention:  L. Kinder Cannon III
                  Fax #:  904-358-1872

     12.9 Governing Law. This Agreement and the Plan of Merger shall be governed by and construed in accordance with the laws of the State of Florida except to the extent federal law shall be applicable.

     12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto duly authorized all as of the day and year first above written.

                                        SUNTRUST BANKS, INC.

                                   By: ______________________________
                                        Donald T. Heroman
                                        Treasurer
                                        Senior Vice President

                              ATTEST:  __________________________
                                        Assistant Secretary

                                        [CORPORATE SEAL]

                                        SUN BANKS, INC.

                                   By: ______________________________

                                Title:

                               ATTEST: __________________________

                                Title:

                                           [CORPORATE SEAL]


                                   PONTE VEDRA BANKING CORPORATION

                                   By: ______________________________
                                       G. Bruce Douglas
                                       Chairman and Chief Executive
                                       Officer

                               ATTEST: __________________________
                                       Secretary

                                           [CORPORATE SEAL]

                                  Exhibit B


607.1301.  Dissenters' rights; definitions

     The following definitions apply to ss. 607.1302 and 607.1320:

     (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Fair value", with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302.  Right of shareholders to dissent

     (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party:

               1.  If the shareholder is entitled to vote on the merger, or

               2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

          (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

          (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

          (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

          (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

               1. Altering or abolishing any preemptive rights attached to any of his shares;

               2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

               3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

               4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

               5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

               6. Reducing the stated dividend preference of any of his preferred shares; or

               7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

          (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

     (2)  A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

     (3) A shareholder may dissent as to the less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

     (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320.  Procedure for exercise of dissenters' rights

     (1)(a)  If a proposed corporate action creating dissenters' rights under
s. 607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302 and
607.1320.  A shareholder who wishes to assert dissenters' rights shall:

               1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

               2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

          (b)  If proposed corporate action creating dissenters' rights under
s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302 and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

     (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

     (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

     (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

          (a)  Such demand is withdrawn as provided in this section;

          (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

          (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

          (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

     (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

          (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

          (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

     (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

     (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

     (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

     (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

     (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                  EXHIBIT C


ALLEN C. EWING & CO.               50 North Laura Street, Suite 3625
INVESTMENT BANKERS                 Jacksonville, Florida  32202-3812
                                   Telephone 904-354-5573
                                   Telecopier 904-354-7033


September 26, 1995


Board of Directors
Ponte Vedra Banking Corporation
100 Sawgrass Corners Drive
Ponte Vedra Beach, Florida  32082

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the Ponte Vedra Banking Corporation ("Company") of Ponte Vedra Beach, Florida, of the consideration to be paid to the shareholders of the Company by SunTrust Banks, Inc. ("Sun") of Atlanta, Georgia. Allen C. Ewing & Co. ("Ewing") is a regional investment banking firm that has specialized in the research, trading, and provision of corporate finance services to the banking and thrift industries in Florida. Senior members and the author of this opinion have had extensive experience in providing a wide variety of services involving banking institutions for over twenty-five years.

Pursuant to the Agreement and Plan of Reorganization ("Merger Agreement") dated August 31, 1995, Sun will offer to acquire all of the outstanding shares of the Company by exchanging cash and Sun shares for shares of the Company in accordance with the terms defined in the Merger Agreement. As a result of the proposed transaction, the Company and its subsidiary, Ponte Vedra National Bank ("Bank"), will be merged with and into subsidiaries of Sun.

In performing our analysis, we have, among other things:

1.   Reviewed the terms of the Merger Agreement.

2. Reviewed the Call Reports for the Bank for the years ended December 31, 1992, December 31, 1993 and December 31, 1994, as well as the Call Report for the period ended March 31 and June 30, 1995, and the Company's annual audited financial statements prepared by Harbeson, Beckerleg & Fletcher for the years ended 1992, 1993 and 1994..

3. Reviewed the non-performing assets of the Bank as of March 31 and June 30, 1995.

4. Analyzed the financial condition of the Bank as to asset and earnings quality, capital adequacy, etc. and the market value and quality of the Bank's securities investments.

5. Discussed with management the operations and future prospects of the Company.

6. Examined the Bank's market share in the Jacksonville Beaches market and the competitive banking institutions active in the Bank's marketing area.

7. Compared the Bank's financial performance with other banking institutions operating in Florida.

8. Compared the price ratios of the proposed transaction with Sun with those of recent acquisitions of comparable companies in Florida.

9.   Reviewed the Company's program for locating the best acquirors.

In arriving at our opinion, we have relied upon the accuracy and completeness of the information provided to us by the Company and upon representations and warranties in the Merger Agreement. We have not conducted any independent verification of such information or performed any independent appraisal of the Bank's assets and liabilities.

Ewing's opinion is directed to the Board of Directors and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the shareholders' meeting held in connection with the proposed transaction. Ewing has not been requested to opine as to, and the opinion does not address, the Board's underlying business decision to support and recommend the acquisition to the shareholders.

This fairness opinion is supported by the analysis contained in the evaluation and analysis report which has been prepared by Ewing and will be delivered to the Board of Directors of the Bank.

Based upon this analysis and our knowledge of and experience in the valuation of Florida banks, it is our opinion that the consideration to be paid by Sun for the common shares, warrants and options of the Company is fair, from a financial point of view, to the shareholders of the Company.

Very truly yours,

ALLEN C. EWING & CO.


By: /s/__________________
Benjamin C. Bishop, Jr.

                                 Part II
                 INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

  Part 5 of Article 8 of the Georgia Business Corporation Code states:

14-2-850.  Part Definitions.

    As used in this part, the term:

    (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

    (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. Director includes, unless the context requires otherwise, the estate or personal representative of a director.

    (3)  "Expenses" include attorney's fees.

    (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

    (5) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

    (6) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

14-2-851.  Authority to indemnify.

    (a) Except as provided in subsections (d) and (e) of this Code section, a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

    (b) A director's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a) of this Code section.

    (c) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct set forth in subsection (a) of this Code section.

    (d)  A corporation may not indemnify a director under this Code section:

      (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

      (2) In connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him.

    (e) Indemnification permitted under this Code section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

14-2-852.  Mandatory indemnification.

    Unless limited by its articles of incorporation, to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue, or matter therein, because he is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by him in connection therewith.

14-2-853.  Advance for expenses.

    (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

      (1) The director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct set forth in subsection (a) of Code Section 14-2-851; and

      (2) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this part.

    (b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

14-2-854.  Court-ordered indemnification and advances for expenses.

    Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification or advances for expenses to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification or advances for expenses if it determines:

    (1)  The director is entitled to mandatory indemnification under Code
Section 14-2-852, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court ordered indemnification;

    (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in subsection (a) of Code Section 14-2-851 or was adjudged liable as described in subsection (d) of Code Section 14-2-851, but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred unless the articles of incorporation or a by-law, contract, or resolution approved or ratified by the shareholders pursuant to Code
Section 14-2-856 provides otherwise; or

    (3) In the case of advances for expenses, the director is entitled, pursuant to the articles of incorporation, bylaws, or any applicable resolution or agreement, to payment or reimbursement of his reasonable expenses incurred as a party to a proceeding in advance of final disposition of the proceeding.

14-2-855.  Determination and authorization of indemnification.

    (a) A corporation may not indemnify a director under Code Section 14-2-851 unless authorized thereunder and a determination has been made in the specific case that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in subsection (a) of Code Section 14-2-851.

    (b)  The determination shall be made:

      (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

      (2) If a quorum cannot be obtained under paragraph (1) of this subsection, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

      (3)  By special legal counsel:

        (A) Selected by the board of directors or its committee in the manner prescribed in paragraph (1) or (2) of this subsection; or

        (B) If a quorum of the board of directors cannot be obtained under paragraph (1) of this subsection and a committee cannot be designated under paragraph (2) of this subsection, selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

      (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

    (c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under paragraph (3) of subsection (b) of this Code section to select counsel.

14-2-856.  Shareholder approved indemnification.

    (a) If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part.

    (b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

      (1) For any appropriation, in violation of his duties, of any business opportunity of the corporation;

      (2) For acts or omissions which involve intentional misconduct or a knowing violation of law;

      (3)  For the types of liability set forth in Code Section 14-2-832;
or

      (4) For any transaction from which he received an improper personal benefit.

    (c)  Where approved or authorized in the manner described in subsection
(a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

      (1) the director furnishes the corporation a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and

      (2) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this Code section.

14-2-857.  Indemnification of officers, employees, and agents.

    Unless a corporation's articles of incorporation provide otherwise:

      (1) An officer of the corporation who is not a director is entitled to mandatory indemnification under Code Section 14-2-852 and is entitled to apply for court ordered indemnification under Code Section 14-2-854, in each case to the same extent as a director; and

      (2) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

14-2-858.  Insurance.

    A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under Code Section 14-2-851 or Code
Section 14-2-852.
14-2-859.  Application of Part.

    (a) A provision treating a corporation's indemnification of or advance for expenses to directors that is contained in its articles of incorporation, bylaws, a resolution of its shareholders or board of directors, or in a contract or otherwise, is valid only if and to the extent the provision is consistent with this part. If articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles.

    (b) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.

Articles of Incorporation Authority

    Article 14 of SunTrust's Articles of Incorporation provides:

    In addition to any powers provided by law, in the Bylaws, or otherwise, the Corporation shall have the power to indemnify any person who becomes a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Bylaw Authority

    Article VII of SunTrust's Bylaws provides:

    Section 1. Indemnified Parties; Reliance. Every person (and the heirs and personal representatives of such person) who is or was a director, officer or employee of the Corporation, or of any other entity in which he served as such at the request of the Corporation, may be indemnified by the Corporation in accordance with the provisions of this Article VII against any and all liability and reasonable expense (including, without limitation, counsel fees and disbursements, and amounts of judgments, fines or penalties against, or amounts paid in settlement by, a director, officer or employee) that may be incurred by him in connection with or resulting from any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, or in connection with any appeal relating thereto, in which he may become involved, as a party or otherwise, or with which he may be threatened, by reason of his being or having been a director, officer or employee of the Corporation or such other entity or by reason of any action taken or omitted by him in his capacity as such director, officer or employee, whether or not he continues to be such at the time such liability or expense shall have been incurred. Each person who shall act as a director, officer or employee of the Corporation or of any other entity referred to in this Section shall be deemed to be doing so in reliance upon the right of indemnification provided for in this Article VII.

    Section 2. Indemnification As of Right. Every person (and the heirs and personal representatives of such person) referred to in Section 1 of this
Article VII who has been wholly successful on the merits with respect to any claim, action, suit or proceeding of the character described in Section 1, shall be entitled to indemnification as of right.

    Section 3.  Indemnification Based on Review.  Except as provided in
Section 2 of this Article VII, any indemnification under this Article VII shall be made:

      (A) In the case of a claim, action, suit or proceeding other than by or in the right of the Corporation to procure a judgment in its favor, only if the Board of Directors or the Executive Committee of such Board, acting by a quorum consisting of directors who are not parties to such claim, action, suit or proceeding, shall find, or independent legal counsel (who may be the regular counsel of the Corporation) shall render an opinion, or the shareholders by the affirmative vote of a majority of the shares entitled to vote thereon shall determine, that the director, officer or employee acted in good faith in what he reasonably believed to be the best interests of the Corporation or such other entity, as the case may be, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful; and

      (B) In the case of a claim, action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor, only if the Board of Directors or the Executive Committee of such Board, acting by a quorum consisting of directors who are not parties to such claim, action, suit or proceeding, shall find, or independent legal counsel (who may be the regular legal counsel of the Corporation) shall render an opinion, or the shareholders by the affirmative vote of the majority of the shares entitled to vote thereon shall determine, that the director, officer or employee acted in good faith in what he reasonably believed to be the best interests of the Corporation or such other entity, as the case may be; provided, however, that no indemnification under this Subsection (B) shall be made with regard to (1) any claim, issue or matter as to which such director, officer or employee shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such director, officer or employee is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper, or (2) amounts paid, or expenses incurred, in connection with the settlement of any such claim, action, suit or proceeding, without the approval of a court of competent jurisdiction.

For the purpose of Subsection (A) only, the termination of any claim, action, suit or proceeding, civil, criminal, administrative, or investigative, by judgment, settlement (either with or without court approval) or conviction, upon a pleas of guilty or of nolo contendere or its equivalent, shall not create a presumption that a director, officer or employee did not meet the standards of conduct set forth in such Subsection.

    Section 4. Advances. Expenses incurred with respect to any claim, action, suit or proceeding of the character described in this Article VII may be advanced by the Corporation prior to the final disposition thereof upon receipt of any undertaking by or on behalf of the recipient to repay such amount unless it shall be ultimately determined that he is entitled to indemnification under this Article VII.

    Section 5. Indemnification Not Exclusive. The rights of indemnification provided in this Article VII shall be in addition to any rights to which any such director, officer, employee or other person may otherwise be entitled by contract or as a matter of law.

    SunTrust has purchased a policy of directors and officers liability (including Company reimbursement coverage) insurance that provides certain coverage for SunTrust and its subsidiaries and their respective directors and officers with respect to, among other things, liability under federal and state securities laws.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the even that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits.

Exhibit  Description

2.1       Plan and Agreement of Reorganization, dated as of August 31,
          1995, by and between Registrant and Ponte Vedra Banking Corporaton including as an Exhibit thereto the Plan of Merger (attached as Exhibit A to the Proxy Statement-Prospectus) filed as part of this Registration Statement.

3.1       Amended and Restated Articles of Incorporation of the
          Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1989).

3.2 Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990).

5 Legal Opinion of Raymond D. Fortin, Senior Vice President, regarding the legality of the Registrant's Common Stock being issued in the Transaction.

5.1 Opinion of King & Spalding, tax counsel to SunTrust, concerning certain federal income tax consequences of the Transaction.

13.1 Registrant's 1994 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the "Commission") on February 22, 1995, which incorporates by reference therein Registrant's Proxy Statement for its 1995 Annual Meeting of Shareholders (incorporated herein by reference).

23.1      Consent of Arthur Andersen & Co. LLP

23.2      Consent of Harbeson, Beckerleg & Fletcher

23.3      Consent of Raymond D. Fortin (included in Exhibit 5).

99.1      Form of Proxy

99.2 Ponte Vedra Banking Corporation's Annual Report on Form 10-KSB for the year ended December 31, 1994.

99.3 Ponte Vedra Banking Corporation's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995.

99.4 Ponte Vedra Banking Corporation's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1995.

Item 22   Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (b)(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                 SIGNATURES

    The Registrant. Pursuant to the requirements of the Securities Act of 1933, SunTrust Banks, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 8th day of August 1995.

                    SUNTRUST BANKS, INC.

                    By:/s/ James B. Williams
                       James B. Williams
                       Chairman of the Board
                       and Chief Executive Officer

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints John W. Spiegel and Raymond D. Fortin, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable SunTrust Banks, Inc. to comply with the Securities Act of 1933 and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-4 under the Securities Act of 1933, including specifically but without limitation, power and authority to sign the name of the undersigned to such registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 8th day of August 1995.

Signature                   Title

/s/ James B. Williams           Chairman of the Board
James B. Williams               and Chief Executive Officer

/s/ L. Phillip Humann           President
L. Phillip Humann               and Director

/s/ John W. Spiegel             Executive Vice President
John W. Spiegel                 and Chief Financial Officer

/s/ William P. O'Halloran       Senior Vice President
William P. O'Halloran           and Chief Accounting Officer

/s/ J. Hyatt Brown              Director
J. Hyatt Brown

/s/ James D. Camp, Jr.          Director
James D. Camp, Jr.

/s/ Roberto C. Goizueta         Director
Roberto C. Goizueta

/s/ T. Marshall Hahn, Jr.       Director
T. Marshall Hahn, Jr.

/s/ David H. Hughes             Director
David H. Hughes

/s/ Joseph L. Lanier, Jr.       Director
Joseph L. Lanier, Jr.

/s/ H. G. Pattillo              Director
H. G. Pattillo

/s/ Scott L. Probasco, Jr.      Director
Scott L. Probasco, Jr.

/s/ R. Randall Rollins          Director
R. Randall Rollins

/s/ Robert W. Scherer           Director
Robert W. Scherer

/s/ J. Walter Tucker, Jr.       Director
J. Walter Tucker, Jr.

/s/ James H. Williams           Director
James H. Williams

                                EXHIBIT INDEX

Exhibit  Description

2.1       Plan and Agreement of Reorganization, dated as of August 31,
          1995, by and between Registrant and Ponte Vedra Banking Corporaton including as an Exhibit thereto the Plan of Merger (attached as Exhibit A to the Proxy Statement-Prospectus) filed as part of this Registration Statement.

3.1       Amended and Restated Articles of Incorporation of the
          Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1989).

3.2 Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990).

5 Legal Opinion of Raymond D. Fortin, Senior Vice President, regarding the legality of the Registrant's Common Stock being issued in the Transaction.

5.1 Opinion of King & Spalding, tax counsel to SunTrust, concerning certain federal income tax consequences of the Transaction.

13.1 Registrant's 1994 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the "Commission") on February 22, 1995, which incorporates by reference therein Registrant's Proxy Statement for its 1995 Annual Meeting of Shareholders (incorporated herein by reference).

23.1      Consent of Arthur Andersen & Co. LLP

23.2      Consent of Harbeson, Beckerleg & Fletcher

23.3      Consent of Raymond D. Fortin (included in Exhibit 5).

99.1      Form of Proxy

99.2 Ponte Vedra Banking Corporation's Annual Report on Form 10-KSB for the year ended December 31, 1994.

99.3 Ponte Vedra Banking Corporation's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995.

99.4 Ponte Vedra Banking Corporation's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1995.